The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)

Registration No. 333-160518

Subject to completion, dated May 27, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 30, 2009)

Xinyuan Real Estate Co., Ltd.

9,500,000 American Depositary Shares
representing 19,000,000 Common Shares

The selling shareholders identified in this prospectus supplement are offering an aggregate of 9,500,000 American Depositary Shares, or ADSs, each ADS representing two of our common shares, par value US$0.0001 per share. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders, who will receive all of the net proceeds from the sale of the ADSs offered by this prospectus supplement and the accompanying prospectus.

Our ADSs are listed on the New York Stock Exchange under the symbol “XIN”. On May 26, 2010, the last reported sale price of the ADSs was US$2.75 per ADS.

Investing in our ADSs involves a high degree of risk. See “Risk Factors” beginning on page 5 of the accompanying prospectus and on page 2 of our Report on Form 6-K furnished to the Securities and Exchange Commission on May 17, 2010 and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from documents that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The selling shareholders are offering the ADSs on a best efforts basis to one or more purchasers. The selling shareholders have retained JMP Securities LLC to act as lead placement agent and Conifer Securities, LLC to act as co-placement agent in connection with this offering. The placement agents are not required to arrange for the sale of any specific number or dollar amount of the ADSs offered in this offering, but the placement agents will use their best efforts to arrange for the sale of all of the ADSs offered hereby.

	Per ADS	Maximum Offering Amount
Offering price	US$	US$
Placement agents’ fees	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

We estimate the total expenses of this offering payable by us will be approximately US$90,000. The selling shareholders are responsible for the placement agents’ fees. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agents’ fees and net proceeds to the selling shareholders, if any, are not presently determinable and may be substantially less than the maximum offering amounts set forth above.

JMP Securities	Conifer Securities

The date of this prospectus supplement is May     , 2010.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the placement agents and the selling shareholders have not, authorized any other person to provide you with different information with respect to any offering hereunder. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders nor any of the placement agents is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the date on the front cover of the respective document, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our ADSs. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and other information. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents By Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information included in this prospectus supplement and the accompanying prospectus to be investment, legal or tax advice. We, the placement agents and the selling shareholders are not making any representation to any offeree or purchaser of our ADSs regarding the legality of an investment in our ADSs by that offeree or purchaser under appropriate investment or similar laws. Therefore, you should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the ADSs offered by this prospectus supplement and the accompanying prospectus.

Conventions that Apply to this Prospectus Supplement

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to:

•	“we,” “us,” “our company,” “our” and “Xinyuan” refer to Xinyuan Real Estate Co., Ltd., its predecessor entities and its subsidiaries;

•	“shares” or “common shares” refers to our common shares, par value US$0.0001 per share;

•	“ADSs” refers to our American Depositary Shares, each of which represents two common shares, and “ADRs” refers to the American Depositary Receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus supplement only, Taiwan, Hong Kong and Macau; and

•	“US$” or “U.S. dollars” refers to the legal currency of the United States.

Unless otherwise indicated, the information in this prospectus supplement does not reflect common shares underlying outstanding options and unvested restricted share awards or common shares underlying outstanding warrants issued to the holder of our senior note.

THE OFFERING

Selling Shareholders	Blue Ridge China Partners, L.P., EI Fund II China, LLC and Yuyan Yang

ADSs Offered by the Selling Shareholders	9,500,000 ADSs. Each ADS represents two common shares, par value $0.0001 per share.

Offering price per ADS	US$

Common shares outstanding prior to and after this offering	151,688,262 common shares

Risk Factors	Before making an investment decision, see “Risk Factors” beginning on page 5 of the accompanying prospectus and on page 2 of our Report on Form 6-K furnished to the Securities and Exchange Commission on May 17, 2010 and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from documents that we file with the Securities and Exchange Commission.

Use of Proceeds	We will not receive any of the proceeds from the sale of ADSs by the selling shareholders, who will receive all of the net proceeds from the sale of the ADSs offered by this prospectus supplement and the accompanying prospectus.

New York Stock Exchange symbol	XIN

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. All statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, other than statements of historical facts, are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can generally identify these forward-looking statements by words or phrases such as “may,” “will,” “could”, “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or negatives of such expressions. These forward-looking statements include, among others, statements about:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our expectations with respect to our ability to acquire adequate suitable land use rights for future development; and

•	our belief with respect to market opportunities in, and growth prospects of, Tier II cities in China.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements. Among the important factors to consider in evaluating our forward-looking statements are:

•	our ability to continue to implement our business model successfully;

•	our ability to secure adequate financing for our project development;

•	our ability to successfully sell or complete our property projects under construction and planning;

•	PRC laws, regulations and policies relating to real estate developers, the real estate industry and the real estate market in China, including mortgage lending practices;

•	the ability of potential purchasers to secure mortgages on acceptable terms, if at all;

•	our ability to enter into new geographic markets and expand our operations;

•	our ability to maintain strict cost control;

•	the marketing and sales ability of our third-party sales agents;

•	our ability to obtain permits and licenses to carry on our business in compliance with applicable laws and regulations;

•	competition from other real estate developers;

•	the growth of the real estate industry in China, particularly Tier II cities;

•	fluctuations in general economic and business conditions in China; and

•	fluctuations in interest rates in China.

A further list and description of these risks, uncertainties and other matters can be found in our most recent Annual Report on Form 20-F and our May 17, 2010 Report on Form 6-K incorporated by reference herein. We do not guarantee that the transactions and events described in this prospectus supplement or the accompanying prospectus will happen as described or that they will happen at all. You should read thoroughly this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this prospectus supplement, the accompanying prospectus and documents incorporated by reference herein and therein relate only to events or information as of the date on which the statements are made in such document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from this offering.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010.

You should read this table together with our financial statements and the related notes, included in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus and the information under “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 included in, and incorporated by reference in, this prospectus supplement and the accompanying prospectus.

As of March 31, 2010 (US$ in thousands) (unaudited)
Long-term debt	$136,287

Shareholders’ equity:
Common shares, US$0.0001 par value, 500,000,000 shares authorized; 151,688,262 shares issued and outstanding(1)	15
Additional paid-in capital	503,763
Statutory reserves	24,435
Retained earnings/(Accumulative deficits)	(105,315)
Accumulated other comprehensive earnings	36,781

Total shareholders’ equity	459,679

Total capitalization	$595,966

(1)	This table excludes:

•	6,861,384 common shares underlying outstanding options and unvested restricted shares; and

•	1,516,882 common shares underlying the warrants issued to the holder of our senior note.

MARKET PRICE INFORMATION FOR OUR ADSs

Our ADSs, each representing two of our common shares, have been listed on the NYSE since December 12, 2007. Our ADSs trade under the symbol “XIN.” The following table provides the high and low trading prices for our ADSs on the NYSE for the periods indicated.

	Trading Price
	High	Low
	US$	US$
Annual Highs and Lows
2007	18.00	12.00
2008	14.71	1.54
2009	7.65	2.43
Quarterly Highs and Lows
First Quarter 2008	14.71	6.35
Second Quarter 2008	11.61	6.07
Third Quarter 2008	6.98	2.89
Fourth Quarter 2008	3.50	1.54
First Quarter 2009	5.59	2.43
Second Quarter 2009	7.65	3.60
Third Quarter 2009	7.40	3.77
Fourth Quarter 2009	5.49	3.65
First Quarter 2010	4.82	3.31
Monthly Highs and Lows
December 2009	5.00	4.00
January 2010	4.82	3.90
February 2010	4.25	3.31
March 2010	4.30	3.87
April 2010	4.17	3.60
May 2010 (through May 26)	3.65	2.23

The closing price for our ADSs on the New York Stock Exchange on May 26, 2010 was USD$2.75 per ADS.

EXCHANGE RATE INFORMATION

Our financial statements and other financial data included in this prospectus supplement and the accompanying prospectus are presented in U.S. dollars. Our business and operations are primarily conducted in China through our PRC subsidiaries. The functional currency of our PRC subsidiaries is RMB. The financial statements of our PRC subsidiaries are translated into U.S. dollars, using published exchange rates in China, based on (i) year-end exchange rates for assets and liabilities and (ii) average yearly exchange rates for revenues and expenses. Capital accounts are translated at historical exchange rates when the transactions occurred. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in our shareholders’ equity. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB at any particular rate, including the rates stated below.

The RMB is not freely convertible into foreign currency. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of the RMB into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus supplement or the accompanying prospectus or will use in the preparation of periodic reports or other information to be provided to you. On May 21, 2010, the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.8262 to US$1.00.

	Noon Buying Rate(1)
Period	Period End	Average(2)	Low	High
	(RMB per US$1.00)
2005	8.0702	8.1826	8.0702	8.2765
2006	7.8041	7.9597	7.8041	8.0702
2007	7.2946	7.6058	7.2946	7.8127
2008	6.8225	6.9221	6.8225	7.2946
2009
November 2009	6.8265	6.8271	6.8255	6.8300
December 2009	6.8259	6.8275	6.8244	6.8299
January 2010	6.8268	6.8269	6.8258	6.8295
February 2010	6.8258	6.8285	6.8258	6.8330
March 2010	6.8258	6.8262	6.8254	6.8270
April 2010	6.8247	6.8256	6.8229	6.8275
May 2010 (through May 21)	6.8262	6.8267	6.8245	6.8285

(1)

For December 2008 and prior periods, the noon buying rate refers to the noon buying rate as reported by the Federal Reserve Bank of New York. For January 2009 and later periods, the noon buying rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

(2)

Annual averages are calculated by averaging the exchange rate on the last business day of each month or the elapsed portion thereof during the relevant period. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELLING SHAREHOLDERS

The table below sets forth certain information with respect to beneficial ownership of our common shares, as of May 25, 2010, by the selling shareholders. The beneficial ownership of our common shares set forth in the table is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC. The percentage of beneficial ownership is based on 151,688,262 common shares outstanding as of May 26, 2010.

Although we have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by them in this offering, no assurance can be given as to the actual number of shares that will be sold by any of the selling shareholders, or that will be held by the selling shareholders after completion of the offering pursuant to this prospectus supplement and the accompanying prospectus. In addition, a selling shareholder may have sold or otherwise disposed of shares in one or more transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, or otherwise since the date such selling shareholder provided information to us.

	Common Shares Beneficially Owned Prior to Offering		Common Shares Being Offered Hereby(1)	Common Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	Percent		Number	Percent
Blue Ridge China Partners, L.P.(2)	27,905,867	18.4%	9,000,000	18,905,867	12.5%
EI Fund II China, LLC(3)	18,603,912	12.3%	9,000,000	9,603,912	6.3%
Yuyan Yang(4)	60,755,340	39.9%	1,000,000	59,755,340	39.2%

Total	107,265,119	70.4%	19,000,000	60,359,252	59.7%

(1)	This column reflects the common shares underlying the ADSs being offered under this prospectus supplement and the accompanying prospectus.
(2)

The securities are owned by Blue Ridge China and may be deemed to also be beneficially owned by its general partner, Blue Ridge China Holdings, L.P., or BRCH, a Cayman Islands exempted limited partnership, and BRCH’s general partner, Blue Ridge Capital Offshore Holdings LLC, or BRCOH, a New York limited liability company. John A. Griffin is the sole managing member of BRCOH and in that capacity directs its operations and (through BRCOH and BRCH) has voting and investment control over Blue Ridge China. Mr. Griffin may therefore also be deemed to beneficially own such securities. BRCH’s, BRCOH’s, and Mr. Griffin’s pecuniary interest in such securities is limited to its or his proportionate pecuniary interest in Blue Ridge China. The address of Blue Ridge China Partners, L.P. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)

The securities are owned directly by EI Fund II China, LLC, which is owned by EI Fund II, LP. EI Fund II GP, LLC is the general partner of EI Fund II, LP with investment and voting control over the shares owned directly by EI Fund II China, LLC. EI Fund II, LP and EI Fund II GP, LLC are each owned indirectly by Equity International LLC, which may be deemed to have beneficial ownership of the shares owned directly by EI Fund II China, LLC. The address of EI Fund II China, LLC is Two North Riverside Plaza, Suite 1500, Chicago, IL 60606.

(4)

The share amount includes 48,000,000 common shares owned by Yong Zhang, Ms. Yang’s spouse, 620,384 common shares issuable upon the exercise of options exercisable within 60 days, which are held by Shining Gold Trading Limited, a British Virgin Islands company wholly owned and controlled by Mr. Zhang and 134,956 common shares issuable upon the exercise of options exercisable within 60 days, which are held by Star World Finance Limited, a British Virgin Islands company wholly owned and controlled by Ms. Yang. Ms. Yang’s address is c/o Xinyuan Real Estate Co., Ltd., 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China.

TAXATION

U.S. Federal Income Taxation

Introduction

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the common shares or ADSs (evidenced by ADRs) by U.S. Holders (as defined below). This discussion applies only to U.S. Holders that hold the common shares or ADSs as capital assets.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation.

This discussion does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, other financial institutions, insurance companies, tax-exempt entities, retirement plans, regulated investment companies, partnerships, dealers in securities, brokers, U.S. expatriates, persons subject to the alternative minimum tax, persons who have acquired the shares or ADSs as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar or persons that own (or are deemed to own) 10% or more (by voting power) of our shares). If a partnership holds common shares or ADSs, the consequences to a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership holding common shares or ADSs should consult its own tax adviser regarding the U.S. tax consequences of its investment in the common shares or ADSs through the partnership. This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of the common shares or ADSs that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source thereof, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

In general, for U.S. federal income tax purposes, a U.S. Holder of ADSs will be treated as the owner of the common shares represented by the ADSs and exchanges of common shares for ADSs, and ADSs for common shares, will not be subject to U.S. federal income tax.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE OWNERSHIP AND DISPOSITION OF THE COMMON SHARES OR ADSS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Dividends

Subject to the discussion below under “—Passive Foreign Investment Company” and “—Controlled Foreign Corporation,” the gross amount of any distribution made by us on the common shares or ADSs generally will be treated as a dividend includible in the gross income of a U.S. Holder as ordinary income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, when received by the U.S. Holder, in the case of common shares, or when received by the Depositary, in the case of ADSs. To the extent the amount of such distribution exceeds our current and accumulated earnings and profits as so computed, it will be treated first as a non-taxable return of capital to the extent of such U.S. Holder’s adjusted tax basis in such common shares or ADSs and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as gain from the sale of such common shares or ADSs. We, however, may not calculate earnings and profits in accordance with U.S. tax principles. In this case, all distributions by us to U.S. Holders will generally be treated as dividends. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

Certain dividends received by non-corporate U.S. Holders, including individuals, in taxable years beginning before January 1, 2011, generally will be subject to a maximum income tax rate of 15%. This reduced income tax rate is applicable to dividends paid by “qualified foreign corporations” and only with respect to common shares or ADSs held for a minimum holding period of at least 61 days during a specified 121-day period, and if certain other conditions are met. We are considered a qualified foreign corporation with respect to the ADSs because our ADSs are listed on the NYSE. Accordingly, subject to the discussions below under “—Passive Foreign Investment Company” and “—Controlled Foreign Corporation,” dividends paid by us with respect to the ADSs generally should be eligible for the reduced income tax rate. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the CIT Law (see discussion under “—People’s Republic of China Taxation” below), we may be eligible for the benefits of the income tax treaty between the United States and the PRC. If we are eligible for such benefits, dividends we pay on the common shares to non-corporate U.S. Holders, regardless of whether such shares are represented by ADSs, would be subject to a maximum income tax rate of 15%.

The U.S. Treasury Department has announced its intention to promulgate rules pursuant to which U.S. Holders of the common shares or ADSs and intermediaries through whom such common shares or ADSs are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends eligible for the reduced rate, described above. Because such rules have not yet been issued, it is not clear whether we will be in a position to comply with them. Investors should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ADSs or common shares.

Dividends paid by us will constitute income from sources outside the United States for U.S. foreign tax credit limitation purposes and will be categorized as “passive category income” or, in the case of certain U.S. Holders, as “general category income” for U.S. foreign tax credit purposes. Furthermore, a foreign tax credit for any PRC withholding taxes imposed on dividend paid on the common shares or ADSs may be disallowed, if the U.S. Holder has held such shares for less than a specified minimum period during which the U.S. Holder is not protected from risk of loss, or is obligated to make payments related to the dividends. The rules relating to the U.S. foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the effect of these rules in their particular circumstance.

In the event that we are deemed to be a PRC resident enterprise under the CIT Law (see discussion under “—People’s Republic of China Taxation” below), you may be subject to PRC withholding taxes on dividends paid to you with respect to the common shares or ADSs. Subject to generally applicable limitations, PRC withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Investors should consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

A distribution of additional common shares or ADSs to U.S. Holders with respect to their common shares or ADSs that is made as part of a pro rata distribution to all shareholders generally will not be subject to U.S. federal income tax.

Sale or Other Disposition of Ordinary common shares or ADSs

Subject to the discussion below under “—Passive Foreign Investment Company” and “—Controlled Foreign Corporation,” a U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes upon a sale or other disposition of the common shares or ADSs in an amount equal to the difference between the amount realized from such sale or disposition and such U.S. Holder’s adjusted tax basis in such common shares or ADSs. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain (taxable at a reduced rate for non-corporate U.S. Holders, including individuals) or loss if, on the date of sale or disposition, such common shares or ADSs were held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to significant limitations. Any gain or loss on the sale or disposition will be treated as U.S. source income or loss for U.S. foreign tax credit limitation purposes.

In the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law, you may be eligible for the benefits of the income tax treaty between the United States and the PRC. Under that treaty, if any PRC tax was to be imposed on any gain from the disposition of common shares or ADSs, the gain may be treated as PRC-source income. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the common shares or ADSs, including the availability of the foreign tax credit under their particular circumstances.

Medicare Tax on Unearned Income

Newly enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares or ADSs.

Controlled Foreign Corporation

Special rules may apply to certain U.S. Holders if we are considered a CFC. A CFC is a foreign corporation in which U.S. Holders, who own directly, indirectly or constructively at least 10% of the voting power of the foreign corporation (each a U.S. 10% shareholder), collectively own more than 50% of the total combined voting power or total value of the corporation. Given our current ownership, there is a possibility that we may be a CFC in subsequent taxable years. In general, if we were a CFC for an uninterrupted period of 30 days or more during a taxable year, a U.S. 10% shareholder on the last day of our taxable year on which we were a CFC must include in income its pro rata share of our subpart F income and may be required to include in income its pro rata share of investment by us in U.S. property. Subpart F income includes, among other things, interest, dividends and other types of passive investment income. Further, if we were a CFC, some or all of the gain from the sale of our stock by a U.S. 10% shareholder may be characterized as ordinary income rather than capital gain and the taxation of distributions made by us to such a shareholder would be subject to special rules. The particular consequences of CFC status for a U.S. 10% shareholder cannot be determined until the last day of our taxable year on which we were a CFC. However, our status as a CFC would not affect the tax treatment of a U.S. Holder that is not a U.S. 10% shareholder. Investors should consult their own tax advisors to determine whether an ownership interest in us would cause them to become a U.S. 10% shareholder of our company or any of our subsidiaries and to determine the impact of such a classification.

Passive Foreign Investment Company

Based on the composition of our assets and income, we do not believe we were a PFIC in 2009 and do not expect to be a PFIC for U.S. federal income tax purposes with respect to our current taxable year or the foreseeable future. Our actual PFIC status for the current taxable year ending December 31, 2010 will not be determinable until after the close of the current taxable year ending December 31, 2010, and accordingly there is no guarantee that we will not be a PFIC for 2010 or any future taxable year. The determination of PFIC status is a factual determination that must be made annually at the close of each taxable year. Changes in the nature of our income or assets, or a decrease in the trading price of the common shares or ADSs, may cause us to be considered a PFIC in the current or any subsequent year. However, as noted above, there can be no certainty in this regard until the close of the 2010 taxable year.

In general, a non-U.S. corporation will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (i) at least 75% of its gross income is “passive income” or (ii) on average at least 50% of the value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents and gains from commodities and securities transactions. Passive income does not include rents and royalties derived from the active conduct of a trade or business. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. If we are a PFIC for any year during which you hold the common shares or ADSs, we generally will continue to be treated as a PFIC for all succeeding years during which you own such shares.

If we are a PFIC in any year during which a U.S. Holder owns the common shares or ADSs, such U.S. Holder may experience certain adverse tax consequences. Such U.S. Holder could be liable for additional taxes and interest charges upon (i) distributions received by the U.S. Holder on our common shares or ADSs during the year, but only to the extent that the aggregate of the distributions for the taxable year exceeds 125% of the average amount of distributions received by the U.S. Holder in the preceding three years, or (ii) upon a sale or other disposition of the common shares or ADSs at a gain, whether or not we continue to be a PFIC (each an “excess distribution”). The tax will be determined by allocating the excess distribution ratably to each day of the U.S. Holder’s holding period. The amount allocated to the current taxable year and any taxable year with respect to which we were not a PFIC will be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates applicable to ordinary income for such taxable years and, in addition, an interest charge will be imposed on the amount of such taxes.

These adverse tax consequences may be avoided if the U.S. Holder is eligible to and does elect to annually mark-to-market the common shares or ADSs. If a U.S. Holder makes a mark-to-market election, such holder will generally include as ordinary income the excess, if any, of the fair market value of the ADSs or common shares at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the ADSs or common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the ADSs or common shares will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable Treasury regulations. The ADSs are listed on the NYSE, and we expect, although no assurance can be given, that they will be regularly traded on the NYSE.

A U.S. Holder’s adjusted tax basis in the common shares or ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. Holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares or ADSs are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

We do not intend to prepare or provide the information that would entitle U.S. Holders to make a qualified electing fund election.

If we are regarded as a PFIC, a U.S. Holder of common shares or ADSs must make an annual return on IRS Form 8621, as directed by the Secretary of the Treasury. The reduced tax rate for dividend income, as discussed above under “—Dividends,” is not applicable to any dividends paid by a PFIC or amounts included in income under the mark-to-market election.

Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a PFIC.

Backup Withholding Tax and Information Reporting Requirements

Dividend payments made to U.S. Holders and proceeds paid from the sale or other disposition of their common shares or ADSs may be subject to information reporting to the Internal Revenue Service and possible U.S. federal backup withholding at a current rate of 28%. Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service in a timely manner and furnishing any required information.

Investors should consult their own tax advisors as to their qualification for an exemption from backup withholding and the procedure for obtaining this exemption.

People’s Republic of China Taxation

The PRC Corporate Income Tax Law, or the CIT Law, and the Implementation for the CIT Law issued by the PRC State Council, became effective as of January 1, 2008. The CIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% corporate income tax rate as to their worldwide income (including dividend income received from subsidiaries). Under the Implementation for the CIT Law, a “de facto management body” is defined as a body that has material and overall management and control of the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Overseas Incorporated Domestically Controlled Enterprises as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. Under this notice, an overseas incorporated domestically controlled enterprise will be recognized as a PRC resident enterprise if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and shareholder meetings, etc, are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC. However, it is still unclear whether PRC tax authorities would require (or permit) us to be treated as a PRC resident enterprise.

Under the CIT Law and the Implementation for the CIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our ADSs by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether dividends we pay with respect to our ADSs, or the gain you may realize from the transfer of our ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our ADSs might be able to claim the benefit of income tax treaties entered into between China and other countries.

PLAN OF DISTRIBUTION

The selling shareholders are offering the ADSs through placement agents. We and the selling shareholders have entered into a placement agent agreement, dated May     , 2010, with JMP Securities LLC and Conifer Securities, LLC. Subject to the terms and conditions contained in the placement agent agreement, JMP Securities LLC and Conifer Securities, LLC have agreed to act as the placement agents for the sale of up to an aggregate of 9,500,000 ADSs. The placement agent agreement does not give rise to any firm commitment by the placement agents to purchase or sell any ADSs offered by this prospectus supplement and the accompanying prospectus, nor are the placement agents required to arrange for the purchase or sale of any specific number or dollar amount of ADSs, but they have agreed, subject to the terms and conditions of the placement agent agreement, to use their best efforts to arrange for the sale of all of the ADSs offered by the selling shareholders. The selling shareholders may enter into purchase agreements directly with the purchasers in connection with this offering. However, there is no requirement that any minimum number of ADSs or dollar amount of ADSs be sold in this offering and there can be no assurance that all or any of the ADSs being offered hereby will be sold.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the placement agents’ receipt of customary opinions, comfort letters and certificates from our independent registered public accounting firm and us.

Confirmations and final prospectus supplements, together with the accompanying prospectus, will be distributed to all purchasers who agree to purchase the ADSs offered by the selling shareholders under this prospectus supplement and the accompanying prospectus, informing investors of the closing date as to such ADSs. We currently anticipate that closing of the sale of the ADSs offered hereby will take place on or about June     , 2010. Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their ADSs.

On the scheduled closing date, the following will occur:

•	the selling shareholders will receive funds in the amount of the aggregate purchase price for the ADSs that the selling shareholders are selling in this offering;

•	the selling shareholders will transfer the ADSs purchased in this offering to the purchasers; and

•	JMP Securities LLC and Conifer Securities, LLC will receive the placement agents’ fee in accordance with the terms of the placement agent agreement.

Each selling shareholder has agreed to pay the placement agents an aggregate cash placement agents’ fee equal to             percent (    %) of the gross proceeds received by such selling shareholder from the sale of

ADSs in this offering. We may also reimburse the placement agents for certain legal fees and expenses incurred by them in connection with this offering if this offering is terminated. The estimated offering expenses payable by us are approximately $90,000, which include legal, accounting and printing costs and various other fees. After deducting the placement agents’ fees of $            , we expect the aggregate net proceeds to the selling shareholders from this offering to be approximately $            million.

We and the selling shareholders have agreed to indemnify the placement agents and certain other related persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the placement agents may be required to make in respect of such liabilities. We and the selling shareholders have also agreed to indemnify each other and certain other related persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments we or the selling shareholders may be required to make in respect of such liabilities.

In connection with this offering, we, certain of our executive officers and directors, and the selling shareholders have agreed to certain lock-up agreements with regard to future sales of our ADSs, our common shares and other securities convertible into or exercisable or exchangeable for our common shares for a lock-up period of 90 days after the date of this prospectus supplement subject to certain exceptions set forth in the lock-up agreements. The lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or announce material news or a material event relating to us or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless the placement agents waive the extension in writing.

The placement agents may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the placement agents would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of ADSs by the placement agents acting as principal. Under these rules and regulations, each placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•

may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

A copy of the placement agent agreement is included as an exhibit to our Report on Form 6-K that we will file with the SEC in connection with this offering.

Our ADSs are traded on the New York Stock Exchange under the symbol “XIN”.

LEGAL MATTERS

The validity of the common shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for us by Baker & McKenzie LLP. Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for the placement agents by Morrison & Foerster LLP. Certain legal matters as to PRC law will be passed upon for us by TransAsia Lawyers. Baker & McKenzie LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and TransAsia Lawyers with respect to matters governed by PRC law. Certain legal matters as to United States federal law and New York State law in connection with this offering will be passed upon for certain of the selling shareholders by Friedman Kaplan Seiler & Adelman LLP. Certain legal matters as to Cayman Islands law will be passed upon for certain of the selling shareholders by Maples and Calder.

EXPENSES

Set forth below is an itemization of the total expenses which are payable by us in connection with the offer and sale of ADSs by the selling shareholders. All amounts are estimates.

Printing expenses	15,000
Legal Fees and Expenses	50,000
Accounting Fees and Expenses	20,000
Miscellaneous	5,000

Total	$90,000

Certain expenses, including the SEC registration and the Financial Industry Regulatory Authority filing fee, were included at the time of filing the registration statement of which this prospectus supplement is a part. The selling shareholders will pay the placement agents’ fees in connection with this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form F-3 filed with the SEC under the Securities Act and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below. Forms of any documents establishing the terms of the offered securities are or will be filed as, or incorporated as, exhibits to the registration statement. Statements in this prospectus supplement and accompanying prospectus about those documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

We also file and furnish annual and other reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement and the accompanying prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and the accompanying prospectus and information incorporated by reference into this prospectus supplement and the accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	the description of our common shares contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007;

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on March 31, 2010;

•	our Report on Form 6-K furnished to the SEC on April 16, 2010;

•	Amendment No. 1 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on April 29, 2010;

•	our Report on Form 6-K furnished to the SEC on May 10, 2010;

•	our Report on Form 6-K furnished to the SEC on May 17, 2010; and

•

all Annual Reports on Form 20-F and any Report on Form 6-K that so indicates it is being incorporated by reference that we file with the SEC on or after the date hereof and until the termination or completion of the offering under this prospectus supplement and the accompanying prospectus.

Each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus by writing or telephoning us at the following address:

Xinyuan Real Estate Co., Ltd.

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing, 100025

People’s Republic of China

Te: (86) 10-8588-9200

Attention: Investor Relations

PROSPECTUS

American Depository Shares representing Common Shares

Warrants

Debt Securities

Xinyuan Real Estate Co., Ltd.

We may offer to the public from time to time in one or more series of issuances up to a total offering price of $300,000,000:

•	American Depositary Shares, or ADSs, each ADS representing two common shares, par value $0.0001 per share;

•	warrants to purchase common shares and/or debt securities; or

•	debt securities, consisting of debentures, notes, convertible bonds that may be convertible into common shares or other evidences of indebtedness.

We refer to the ADSs, warrants and debt securities collectively as “securities” in this prospectus.

In addition, the selling shareholders named in the section “Selling Shareholders” may sell from time to time in one or more offerings pursuant to this registration statement up to 31,617,674 ADSs, representing 63,235,349 common shares. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

Each time we sell securities, or if required under the Securities Act of 1933, or the Securities Act, when the selling shareholders sell securities, we will provide a supplement to this prospectus that contains specific information about the offeror and the terms of the securities offered. This prospectus may not be used to consummate a sale of securities by us unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents by Reference” before you invest in our securities.

Our ADSs are traded on the New York Stock Exchange under the symbol “XIN”. On October 30, 2009, the last reported sale price of the ADSs was $4.05 per ADS.

We will sell these securities directly to our shareholders or to purchasers or through one or more underwriters, dealers and agents to be designated from time to time, or through a combination of those methods, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 36. If any underwriters, dealers or agents are involved in the sale of any of the securities (other than open market sales by the selling shareholders), their names and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

An investment in these securities involves risks. Please carefully consider the “Risk Factors” in Item 3.D of our most recent Annual Report, as amended, on Form 20-F incorporated by reference in this prospectus, and in any applicable prospectus supplement or in our future reports on Form 20-F and Form 6-K incorporated by reference in this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2009.

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, in this prospectus:

•	“we,” “us,” “our company,” “our” and “Xinyuan” refer to Xinyuan Real Estate Co., Ltd., its predecessor entities and its subsidiaries;

•	“shares” or “common shares” refers to our common shares, par value US$0.0001 per share;

•	“ADSs” refers to our American depositary shares, each of which represents two common shares, and “ADRs” refers to the American depositary receipts that evidence our ADSs;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, Hong Kong and Macau;

•	“GFA” refers to gross floor area. The amounts for “total GFA” in this prospectus are the amounts of total saleable residential and commercial GFA and are derived on the following basis:

•	for properties that are sold, the stated GFA is based on the sales contracts relating to such property; GFA may be adjusted based on final examination upon delivery of the property;

•

for unsold properties that are completed or under construction, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

•	for properties that are under planning, the stated GFA is based on the land grant contract and our internal projection; and

•	“RMB” or “Renminbi” refers to the legal currency of China and “$,” “US$” or “U.S. dollars” refers to the legal currency of the United States.

i

At present, there is no uniform standard to categorize the different types and sizes of cities in China. In this prospectus, we refer to certain larger and more developed cities as Tier I and Tier II cities based on the categorization used by the CIHAF Valuation Report on Real Estate Investment in PRC Cities published by China Real Estate Business, an authoritative real estate publication in China, YUBO Media and Institute of Finance and Trade Economics of Chinese Academy of Social Sciences. Based on this approach, there are currently four Tier I cities and 35 Tier II cities in China.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or supplements. We have not authorized any other person to provide you with different information with respect to any offering hereunder. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement or supplements is accurate only as of the date on the front cover of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process, relating to the common shares, warrants and debt securities described in this prospectus. By using a shelf registration statement, we may sell any combination of our common shares, warrants and debt securities from time to time and in one or more offerings. This prospectus only provides you with a summary description of our securities. Each time we sell securities, we will provide a supplement to this prospectus that contains the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may also offer and sell ADSs under this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total offering price of $300,000,000. The selling shareholders may sell up to 31,617,674 ADSs, representing 63,235,349 common shares, in one or more offerings. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.” The prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for information about us and our securities.

Each time we sell securities, or if required under the Securities Act when the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our Business

We are a residential real estate developer that focuses on Tier II cities in China. Our standardized and scalable model emphasizes rapid asset turnover, efficient capital management and strict cost control.

We focus on developing large scale quality residential projects, which typically consist of multiple residential buildings that include multi-layer apartment buildings, sub-high-rise apartment buildings or high-rise apartment buildings. Several of our projects include auxiliary services and amenities such as retail outlets, leisure and health facilities, kindergartens and schools. We also develop small scale residential properties. Our developments aim at providing middle-income consumers with a comfortable and convenient community life. In addition, we provide property management services for our developments and other real estate-related services to our customers. We acquire development sites primarily through public auctions of government land. This acquisition method allows us to obtain unencumbered land use rights to unoccupied land without the need for additional demolition, re-settlement or protracted legal processes to obtain title. As a result, we are able to commence construction relatively quickly after we acquire a site for development.

As of June 30, 2009, we had seven projects with estimated total GFA of 3,263,780 square meters under construction and planning, of which five projects with estimated total GFA of 1,389,324 square meters were under construction. We believe that our scalable business model, proven ability to provide large scale quality housing for middle-income consumers and other strengths allow us to compete effectively in China’s real estate development market. Our strategies for further growth include, among others, to continue expanding in selected Tier II cities in China, adopt a conservative investment outlook, focus on efficient land acquisition, and maintain strict cost control.

Corporate Information

We are a Cayman Islands holding company and conduct substantially all of our business through our operating subsidiaries in China. Our registered address is Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KYI-1104, Cayman Islands. Our principal executive offices are located at 27/F China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing, 100025, People’s Republic of China. Our telephone number at this address is (86) 10-8588-9390 and our fax number is (86) 10-8588-9300. Our website is www.xyre.com. The information contained on our website does not form part of this prospectus.

RATIO OF EARNINGS (BEFORE FIXED CHARGES) TO FIXED CHARGES

The following table shows our ratio of earnings (before fixed charges) to fixed charges on a historical basis for the periods indicated. The ratio of earnings (before fixed charges) to fixed charges is computed by dividing earnings (before fixed charges) by fixed charges. For the purpose of computing the consolidated ratio of earnings (before fixed charges) to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interests, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest costs, whether expensed or capitalized and an estimate of the interest costs within rental expenses.

	Year Ended December 31,					Six months ended
	2004	2005	2006	2007	2008	2009
Ratio of earnings (before fixed charges) to fixed charges	5.53	9.57	13.33	5.13	N/A	.96
Deficiency of earnings (before fixed charges) to fixed charges	$—	$—	$—	$—	$45,150,532	$—

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the reports and other information that we file with the SEC and incorporate by reference in this prospectus, contain forward-looking statements. All statements in this prospectus and the documents incorporated by reference in this prospectus, other than statements of historical facts, are forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can generally identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or negatives of such expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. In addition, a number of known and unknown risks, uncertainties and other factors could affect the accuracy of these statements. Among the important factors to consider in evaluating our forward-looking statements are:

•	our ability to continue to implement our business model successfully;

•	our ability to secure adequate financing for our project development;

•	our ability to successfully sell or complete our property projects under construction and planning;

•	our ability to acquire suitable land sites for future development at reasonable prices;

•	our ability to enter into new geographic markets and expand our operations;

•	our ability to maintain cost control;

•	our ability to obtain permits and licenses to carry on and expand our business;

•	competition from other real estate developers;

•	the growth of the real estate industry in China, particularly in Tier II cities;

•	changes in general economic and business conditions and the credit environment in China;

•	fluctuations in interest rates in China;

•	PRC laws, regulations and policies relating to real estate developers and the real estate industry in China; and

•	the marketing and sales ability of the third party sales agencies with whom we work.

A further list and description of these risks, uncertainties and other matters can be found in our most recent Annual Report on Form 20-F incorporated by reference herein. We do not guarantee that the transactions and events described in this prospectus or in any prospectus supplement will happen as described or that they will happen at all. You should read thoroughly this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable securities laws.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision to invest in any securities that may be offered pursuant to this prospectus, you should read and carefully consider the risk factors described in Item 3.D of our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as amended, which are incorporated by reference into this prospectus, and, if applicable, risk factors in any accompanying prospectus supplement or in our future reports on Form 20-F and Form 6-K incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, also may affect our business, financial condition and/or future operating results.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, which may include, among others, working capital expenditures, acquisitions and investments. We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009.

You should read this table together with our financial statements and the related notes, included in, and incorporated by reference in, this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months Ended June 30, 2009” included in this prospectus, and “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as amended, incorporated by reference in this prospectus.

As of June 30, 2009
(US$ in thousands)
Long-term debt	$119,133

Shareholders’ equity:
Common shares, US$0.0001 par value, 500,000,000 shares authorized; 151,243,352 shares issued and outstanding(1)	15
Additional paid-in capital	501,118
Statutory reserves	13,167
Accumulated deficit	(143,363)
Accumulated other comprehensive earnings	36,417

Total shareholders’ equity	407,354

Total capitalization	526,487

(1)	This table excludes:

•	3,894,461 common shares underlying outstanding options and unvested restricted shares;

•	up to 9,597,000 common shares issuable upon the conversion of the convertible notes; and

•	5,357,143 common shares underlying the warrants issued to the holders of our floating rate notes.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present our selected consolidated financial information and certain operating data for the periods indicated. You should read the selected financial information together with the consolidated financial statements and related notes and information under “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the year ended December 31, 2008, as amended, which is incorporated by reference in this prospectus. The historical results are not necessarily indicative of results to be expected in the future.

The following selected consolidated financial information for the years ended December 31, 2004, 2005, 2006, 2007 and 2008, other than the earnings per ADS data, and the consolidated balance sheet data as of December 31, 2004, 2005, 2006, 2007 and 2008, have been derived from our audited consolidated financial statements. Our audited consolidated financial statements have been prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP, and have been audited by Ernst & Young Hua Ming, an independent registered public accounting firm. The report of Ernst & Young Hua Ming on our audited consolidated financial statements for the three years ended December 31, 2006, 2007 and 2008 is included in our Annual Report on Form 20-F for the year ended December 31, 2008, as amended. The selected consolidated statements of operations data for the six months ended June 30, 2009 and 2008 and the consolidated balance sheet as of June 30, 2009 have been derived from our unaudited consolidated financial statements which are included elsewhere in this prospectus. Our consolidated financial statements have been prepared as if our current corporate structure had been in existence throughout the relevant periods.

	Years Ended December 31,					Six months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	US$	US$	US$	US$	US$	US$	US$
						(unaudited)	(unaudited)
	(in thousands, except share, per share and per ADS data)
Consolidated Statements of Operations Data(1)
Total revenues	35,632	61,942	142,367	309,725	356,632	212,860	131,706
Total costs of revenues	(26,376)	(42,632)	(108,196)	(208,135)	(356,981)	(155,579)	(109,778)
Selling and distribution expenses	(1,604)	(2,175)	(2,996)	(10,515)	(13,578)	(6,006)	(3,108)
General and administrative expenses	(1,004)	(1,696)	(3,626)	(17,077)	(32,343)	(17,301)	(9,005)
Operating income(loss)	6,648	15,439	27,549	73,998	(46,270)	33,974	9,815
Net income before minority interest	3,943	9,548	16,120	45,663	(23,640)	46,125	5,002
Net income(loss)	3,943	9,563	16,123	45,663	(23,640)	46,125	5,002
Accretion of Series A convertible redeemable Preference shares	—	—	(942)	(2,739)	—	—	—
Deemed dividend(2)	—	—	—	(182,229)	—	—	—
Net income (loss) attributable to common shareholders(2)	3,943	9,563	15,181	(139,305)	(23,640)	46,125	5,002
Earnings (loss) per share
—Basic	0.07	0.16	0.21	(1.28)	(0.16)	0.31	0.03
—Diluted	0.07	0.16	0.21	(1.28)	(0.16)	0.22	0.03
Shares used in computation
—Basic	60,000,000	60,000,000	72,694,467	108,690,267	149,149,309	148,398,102	151,098,537
—Diluted	60,000,000	60,000,000	72,694,467	108,690,267	149,149,309	160,920,283	160,701,257
Earnings (loss) per ADS(3)
—Basic	0.14	0.32	0.42	(2.56)	(0.32)	0.62	0.06
—Diluted	0.14	0.32	0.42	(2.56)	(0.32)	0.44	0.06

Other Operating Data
Number of projects launched	2	2	3	6	3	3	—
Aggregate GFA delivered (m2)	107,455	161,717	370,105	513,878	519,100	168,700	509,340

The following table presents a summary of our consolidated balance sheet data as of December 31, 2004, 2005, 2006, 2007 and 2008 and as of June 30, 2009:

	As of December 31,					As of June 30, 2009
	2004	2005	2006	2007	2008
	US$	US$	US$	US$	US$	US$
					(restated)	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data(1)
Cash and cash equivalents	5,249	14,929	34,914	309,315	135,659	147,657
Restricted cash	11,399	5,385	32,011	48,267	57,951	89,288
Real estate property under development(4)	47,403	64,857	106,804	388,881	623,203	584,444
Total current assets	65,121	90,357	174,426	770,347	778,013	765,494
Total assets	83,004	108,702	204,956	807,195	936,166	924,866
Total current liabilities	72,855	82,228	118,840	154,374	417,989	385,405
Long-term bank loans	3,141	7,435	12,806	137,858	105,007	95,435
Minority interest	22	—	—	—	—	—
Preference shares	—	—	22,309	—	—	—
Capital stock	—	—	7,570	15	15	15
Total shareholders’ equity	6,896	17,000	46,583	389,899	400,255	407,354

(1)

Our interim financial information is first prepared in RMB and then translated into U.S. dollars, for assets and liabilities, at the period-end exchange rate as of the six-month period ended June 30, 2009, and for revenues and expenses, at the period average exchange rate as of the six month period ended June 30, 2009. The rates used are set forth in the table below. Capital accounts are translated at their historical exchange rates when the transactions occurred.

	As of the Year Ended December 31,					As of the Six Month Period Ended June 30, 2009
	2004	2005	2006	2007	2008
Period-end US$: RMB exchange rate	8.2765	8.0702	7.8087	7.3046	6.8346	6.8319
Period average US$: RMB exchange rate	8.2766	8.1734	7.9721	7.6079	6.9480	6.8328

As of October 30, 2009, the RMB: US$ exchange rate was 6.8264.

(2)

On November 13, 2007, the holders of the Series A convertible redeemable preference shares, or Series A preference shares, agreed to waive the contingent conversion option. The modification was deemed to be substantive and was treated for accounting purpose as an extinguishment of the Series A preference shares. In connection with this, we recognized a deemed dividend of approximately US$182.2 million to the Series A preference shareholders, representing the difference between the fair value of the convertible preference shares immediately after the modification and the carrying value of the preference shares immediately prior to the modification. This deemed dividend did not affect our net income or cash flows. However, it reduced the net income attributable to common shareholders and retained earnings for the year ended December 31, 2007 by the amount of the dividend.

(3)	Earnings per ADS are calculated based on each ADS representing two common shares.
(4)	Includes real estate property under development recorded under current assets and non-current assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2009

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the information under “Item 5. Operating and Financial Review and Prospects” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as amended, which is incorporated by reference in this prospectus, and the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Operating Results

Overview

We are a fast growing residential real estate developer that focuses on Tier II cities in China. We focus on developing large scale, quality residential projects aimed at providing middle-income consumers with a comfortable and convenient community life. Since our inception in 1997, we have completed nineteen projects with total GFA of 1,591,130 square meters. Since 2006, we have expanded our operations outside of Zhengzhou and we are currently developing and planning projects in six Tier II cities. As of June 30, 2009, we had seven projects with estimated total GFA of 3,263,780 square meters under construction and planning, of which five projects with estimated total GFA of 1,389,324 square meters were under construction.

Our revenue, derived primarily from sales of residential real estate, has increased from US$142.4 million in 2006 to US$309.7 million in 2007 and to US$356.6 million in 2008. Our net income/(loss) was US$16.1 million, US$45.7 million, and US$(23.6) million, respectively, for the same periods. For the six months ended June 30, 2008 and 2009, our revenue was US$212.7 million and US$131.7 million, respectively, and our net income was US$46.1 million and US$5.0 million, respectively. We have achieved our growth by employing a standardized and scalable business model that emphasizes rapid asset turnover, efficient capital management and strict cost control. We acquire land primarily through auctions of government land. This acquisition method allows us to obtain unoccupied land with unencumbered land use rights, which in turn enables us to avoid the time and expenses associated with protracted legal processes to obtain title, demolition and re-settlement and to commence construction quickly.

The most significant factors that directly or indirectly affect our financial performance and results of operations are:

•	Economic growth and demand for residential property in China

•	PRC government policies and regulations, including tax guidelines

•	Number, type and location of our property developments

•	Availability and cost of financing

•	Acquisition of land use rights in target markets

•	Changes in the price of raw materials and labor costs

•	Our execution capability to support business expansion

We hold a 45% interest in a joint venture company, Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd., or Jiantou Xinyuan, which as of June 30, 2009 had completed three projects with total GFA of 191,475 square meters. Two additional projects are under construction with an estimated total GFA of 374,563 square meters.

One project is under planning with estimated total GFA of 194,117 square meters. All of Jiantou Xinyuan’s projects are located in Zhengzhou.

On September 25, 2009, we, through our indirectly wholly owned subsidiary Henan Xinyuan Real Estate Co., Ltd., or Henan Xinyuan, entered into an Equity Transfer and Profit Distribution Agreement, or ETA, with Zhengzhou General Construction Investment Company and Zhengzhou Jiantou Project Consulting Co., Ltd., or collectively, the Sellers, to acquire their 55% equity interest in Jiantou Xinyuan. For more details on the ETA, see our report on Form 6-K furnished to the SEC on September 30, 2009.

As the Sellers are state-owned enterprises, our proposed acquisition of the Sellers’ 55% equity interest in Jiantou Xinyuan, or the 55% Equity, is deemed as a transfer of state-owned assets. Under PRC laws and regulations governing transfers of state-owned assets, state-owned assets, including state-owned equity interests, should be generally sold or disposed through a public listing and auction process unless a proposed sale or disposal has been exempted by the relevant authority from such listing and auction process. Under the ETA, the Sellers are responsible for obtaining the government approval to exempt the proposed transfer of the 55% Equity as contemplated under the ETA from the public listing and auction process, or the Government Approval, and the Sellers are currently in the process of applying for such exemption from the Zhengzhou municipal administration of state-owned assets. The closing of the proposed acquisition of the 55% Equity is subject to customary closing conditions, including the receipt of the Government Approval. Based on the assessment of the Sellers regarding expected timing and the likelihood of obtaining the Government Approval, the proposed acquisition of the 55% Equity is currently expected to be completed by the end of 2009.

Principal Factors Affecting Our Results of Operations

Economic growth and demand for residential property in China

Our business and results of operations are significantly affected by trends and developments in the PRC economy, including disposable income levels, urbanization rate, population growth, and availability of project and consumer financing, which affect demand for residential properties in China. During the past decade, China has experienced significant economic growth, which has created a favorable operating environment for us in the Tier II cities where we operate. Sales of our residential units have been strong and 99.7% of the units in our completed projects have been sold as of June 30, 2009. Although we experienced less demand during the fourth quarter of 2008 and the first quarter of 2009, we expect continuing economic growth in China, rising disposable income levels and population growth in Tier II cities to support demand for residential properties, including our residential units, over the next few years.

PRC government policies and regulations

Our business and results of operations are significantly affected by PRC government policies and regulations, particularly those that relate to land sales and development, project and consumer financing, property sales and transfers, property taxation and residential property prices.

Since 2004, due to concerns that investment in the PRC property market may become excessive, the PRC government introduced a series of measures to curb speculative investments in the property market, regulate real estate project lending and promote the development of more low-and mid-priced housing. These policies have included, among others, clarification of the measurement and enforcement of land appreciation tax, or LAT, 40% minimum down payment for any purchase of second or subsequent residential property, the increase of the loan interest rate for such purchases to no less than 110% of the benchmark interest rate, the tightening of money supply and the lifting of bank lending rates.

However, due to the financial crisis beginning in late 2008, the PRC government has introduced an offsetting stimulus package, which included the reduction of deed taxes for first-time purchasers of ordinary residential property of less than 90 square meters, the waiver of stamp duty fees for individuals who are purchasing or selling ordinary residential properties, and the exemption of LAT for individuals who are selling ordinary residential properties, among other benefits.

We believe it is in the government’s interest to stabilize the market, and the PRC government has reiterated that the real estate industry is a mainstay industry for China. The urbanization process and the continuous increase of disposable income will continue to bolster the long-term growth of China’s real estate market, so we expect that the government will maintain policies that will foster growth.

Moreover, a substantial portion of our customers depend on mortgage financing to purchase our properties. Although government policies have generally fostered the growth of private home ownership, regulations have been adopted in recent years to tighten and then loosen mortgage lending rules. For example, the minimum down payment required for residential properties of 90 square meters or more was increased from 20% to 30% of the purchase price in 2006. In September 2007, the minimum down payment for any second or subsequent purchase of residential property was increased to 40% of the purchase price where the purchaser had obtained a bank loan to finance the purchase of his or her first property. Moreover, the interest rate for bank loans of such purchase may not be less than 110% of the People’s Bank of China, or PBOC, benchmark rate of the same term and category. The down payment and mortgage loan rate policies have started being loosened by the PRC government as a result of the financial crisis. For example, as of October 27, 2008, the lowest applicable loan interest rate for non-welfare residential property was reduced to 70% of the benchmark interest rate and the lowest applicable down payment ratio for such property was reduced to 20% of the total purchase price. Effective as of December 20, 2008, when purchasing a second property to improve their living conditions, residents who have already purchased, with mortgages, an “ordinary property for self-use” that is smaller than the average size for their locality are entitled to the preferential loan interest and down payment ratio available to first-time purchasers of residential property. The down payment ratio, the loan interest rate and the size of mortgage financing are important factors that affect our results of operations.

Number, type and location of our property developments

The amount of revenue we record in any given period is affected by a number of factors, including the number, type and location of properties we have under construction and their stage of completion, whether the completed units have been sold and the realized selling prices for such units. The average selling prices of our projects vary depending on the types and sizes of the units sold and on the location of the projects. As the overall development moves closer to completion, the sales prices tend to increase because a more established residential community is offered to purchasers. The type of property development affects the estimated construction period of the project, which largely determines the revenue recognition method we apply. Revenue recognized in any period under the full accrual method depends on the number, aggregate GFA and average selling prices of units completed and sold during the period. Revenue recognized in any period under the percentage of completion method depends on contracted sales of units in the relevant project and the completion progress of a project (measured by the ratio of cost incurred to total estimated cost). As the completion and sales of our projects are not spread evenly over time, our results of operations may differ significantly from period to period.

Availability and cost of financing

Like other property developers, we require substantial capital investment for the acquisition of land use rights and the construction of our projects. Our ability to secure financing for such purposes affects the number of projects we are able to develop at any time. PRC authorities raised the reserve requirement ratio several times during the past two years, to 17.5% as of June 25, 2008, up from 9.5% on January 15, 2007, limiting the amount of loans banks were able to make. However, in the wake of the global financial and economic crisis, the PBOC has reduced the reserve requirement ratio imposed on banks several times since late 2008, thus impacting the total amount of bank loans available to the real estate industry. These changes in the availability of bank loans may affect our ability to obtain sufficient funding from banks to finance our business expansion.

The cost of our financing also affects our operating results. We typically obtain bank borrowings for up to 65% of our land use rights cost to fund project development after we receive the required permits. Interest rates on our commercial bank borrowings vary and are linked to benchmark lending rates published by the PBOC. The PBOC decreased the benchmark lending rate five times in 2008. For instance, the one-to-three-year benchmark lending rate was decreased from 7.29% on September 16, 2008 to 5.40% per annum on December 23, 2008. In 2007, we issued US$75 million principal amount of floating rate notes, which bear interest at a variable rate based on LIBOR plus 6.8% per annum, and US$25 million principal amount of convertible notes, which bear interest at 2% per annum. We expect our interest costs to fluctuate in future periods as a result of changes in interest rates and our outstanding borrowing.

Acquisition of land use rights in target markets

Our business model depends to a large extent on our ability to acquire land use rights for development sites and proceed quickly with construction to shorten our development cycle. As a consequence, we are frequently surveying the market for attractive development opportunities in our target Tier II cities. Under current regulations and market practice, land use rights for residential development purposes may be acquired from local governments through a competitive auction or other bidding process, in which the minimum reserve price is determined based on the appraised value. Land use rights may also be acquired in the secondary markets. Land use rights prices vary significantly from city to city.

Government land auctions are a transparent and competitive process for bringing development land to market, allowing the developer to acquire clean title and the ability to proceed immediately with development. However, as competition for development sites in Tier II cities increases, the auction mechanism tends to lead to higher market-clearing prices, which has led to increasing land use rights costs. Land use rights costs, including auction price and taxes, constituted 41.7% and 43.3% of our cost of revenue for the six months ended June 30, 2008 and 2009, respectively. We have noted that land use rights costs have stabilized in the Tier II cities where we have operations due to softness in the market during the fourth quarter of 2008 and the first quarter of 2009. Nonetheless, the higher prices for certain parcels of land we acquired in 2007 have led to a decrease in our profit margins.

Increases in the price of raw materials and labor costs

We outsource the design and construction of our property developments to third-party service providers. Our third-party contractors are responsible for providing labor and procuring a majority of the raw materials used in our project developments. Our construction contracts typically provide for fixed or capped payments, but the payments are subject to changes in certain cases, such as changes in government-suggested steel prices. The increase in labor costs and the price of raw materials like steel could result in an increase in our construction costs. In 2008, for instance, the average price of steel increased approximately 28% from January to August, and then dropped 36% from August to December. In addition, the increase in the price of raw materials, such as cement, concrete blocks and bricks, in the long run could be passed on to us by our contractors, which could increase our construction costs. Any input cost increase could reduce our earnings to the extent we are unable to pass these increased costs to our customers.

Our execution capability to support business expansion

Since 2006, we have been expanding our residential property development operations from Zhengzhou into other Tier II cities, including Chengdu in Sichuan Province, Hefei in Anhui Province, Jinan in Shandong Province, and Suzhou and Kunshan in Jiangsu Province. We plan to expand into other Tier II cities as suitable opportunities arise. The development of real estate projects outside Zhengzhou will impose significant demands on our management and other operational resources. Moreover, we will face additional competition and will need to establish brand recognition and market acceptance for our developments in these new markets. Each of these Tier II cities has its own market conditions, customer requirements and local regulations related to the real estate industry. The success of our business expansion depends on our ability to develop, market, and deliver quality development projects on time. The progress and costs for a development project can be adversely affected by many factors, such as delays in obtaining necessary licenses, permits or approvals from relevant government authorities, failure by local contractors to comply with our designs, specifications or standards, and disputes with our third-party contractors. For instance, we are not permitted to commence pre-sales until we have completed certain stages of the construction progress for a project. Any significant delay in construction could restrict our ability to pre-sell our properties, which could extend the recovery period for our investments. This, in turn, could have an adverse effect on our cash flow, investment returns and financial position.

Selected Statement of Operation Items

Revenues

Our revenues are derived mainly from the development and sale of real estate. In addition, we generate a small percentage of revenue from leasing ancillary facilities and residential units in certain of our residential developments, as well as from the provision of related services, including property management and real estate agency services.

	Six Months Ended June 30,
	2008		2009
	US$	%	US$	%
	(US$ in thousands, except for percentages)
Real estate sales	211,226	99.2	129,047	98.0
Real estate leasing	62	0.1	85	0.1
Other revenue	1,572	0.7	2,574	1.9

Total revenues	212,860	100	131,706	100

Real Estate Sales

Real estate sales represent revenues from the sales of residential properties we develop. Throughout this prospectus, real estate sales are stated net of sales tax levied on the relevant contracted sales value. Sales tax is a one-time tariff which consists of a business tax at the rate of 5%, an urban construction tax at the rate of 0.35% and an education surcharge at the rate of 0.15%. Total tax amounted to US$12.4 million and US$7.3 million for the six months ended June 30, 2008 and 2009, respectively.

In the first six months of 2008, we recognized revenue from Suzhou Lake Splendid, Suzhou Colorful Garden, Suzhou International City Garden, Zhengzhou Commercial Plaza, Zhengzhou Xinyuan Colorful Garden, Hefei Wangjiang Garden, Jinan Elegant Scenery, and Jinan International City Garden under the percentage of completion method. The full accrual method was applied to the remainder of our projects, including Jinan City Family and Zhengzhou Xinyuan Splendid 1. In the six months ended June 30, 2009, we recognized no revenues under the full accrual method, and we recognized revenues from Suzhou Lake Splendid, Suzhou Colorful Garden, Suzhou International City Garden, Kunshan International City Garden, Zhengzhou Commercial Plaza, Zhengzhou Xinyuan Colorful Garden, Hefei Wangjiang Garden, Jinan Elegant Scenery, Jinan International City Garden and Chengdu Xinyuan Splendid I under the percentage of completion method.

Real Estate Leasing

Real estate leasing revenues represent the income from the rental of ancillary facilities, including kindergarten, elementary school, clubhouse and parking facilities, in a number of our developments. We also lease a small number of residential units owned by us.

Other Revenue

Other revenue consists primarily of fees received for our property management services, real estate agency services, landscaping and computer network engineering and other real estate-related services that we provide to residents and purchasers of our residential units.

Cost of Revenues

The following table sets forth a breakdown of our cost of revenues for the six month period ended June 30, 2008 and June 30, 2009.

	Six Months Ended June 30,
	2008		2009
	US$	%	US$	%
	(US$ in thousands, except for percentages)
Cost of real estate sales
Land use rights costs	64,931	41.7	47,551	43.3
Construction costs	88,996	57.2	58,290	53.1
Total	153,927	98.9	105,841	96.4
Cost of real estate leasing	197	0.1	270	0.3
Other costs	1,455	0.9	3,667	3.3

Total costs of revenue	155,579	100.0	109,778	100.0

Cost of Real Estate Sales

Cost of real estate sales consist primarily of land use rights costs and construction costs. Impairment charges, if any, are also recorded under cost of real estate sales. Cost of real estate sales are capitalized and allocated to development projects using the specific identification method. When the full accrual method of revenue recognition is applied, costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the estimated total project costs. When the percentage of completion method of revenue recognition is applied, capitalized costs are released to our statement of operations based on the completion progress of a project.

Land use rights cost.    Land use rights costs include the amount we pay to acquire land use rights for our property development sites, plus taxes. We acquire our development sites mainly by competitive bidding at public auctions of government land. Our land use rights costs for different projects vary according to the size and location of the site and the minimum amount set for the site, all of which are influenced by government policies, as well as prevailing market conditions. Our land use rights costs have increased in the past few years due to rising property prices in Zhengzhou and Suzhou and increased competition from other bidders at government land auctions.

Construction cost.    We outsource the construction of all of our projects to third party contractors, whom we select through a competitive tender process. Our construction contracts provide for fixed or capped payments which cover substantially all labor, materials, fittings and equipment costs, subject to adjustments for some types of excess, such as design changes during construction or changes in government-suggested steel prices. Our construction costs consist primarily of the payments to our third-party contractors, which are paid over the construction period based on specified milestones. In addition, we purchase and supply a limited range of fittings and equipment, including elevators, window frames and door frames. Our construction costs also include capitalized interest costs in the amount of US$15.9 million and US$16.7 million for the six months ended June 30, 2008 and June 30, 2009, respectively.

Future losses and impairment charges.    When the profitability of a project deteriorates due to a slow down in the sales pace or some other factor, this indicates that there may be a possible future loss on delivery and potential impairment in the recoverability of the assets. Accordingly, the assets of such project are subsequently reviewed for future losses and impairment by comparing the estimated future undiscounted cash flows for the project to the carrying value of such project. If the estimated future undiscounted cash flows are less than the asset’s carrying value, such deficit will be charged as a future loss. Then the assets will be written down to its estimated fair value. We determine estimated fair value primarily by discounting the estimated future cash flows relating to the asset. In estimating the cash flows for a project, we use various factors including (a) the expected pace at which the planned number of units will be sold, based on competitive market conditions, historical trends in sales pace and actual average selling prices sales of similar product offerings and any other long or short-term economic conditions which may impact the market in which the project is located; (b) the estimated net sales prices expected to be attained based on the current market conditions and historical price trends, as well as any estimated increases in future sales prices based upon projected rate of unit sales, estimated time gap between presale and expected delivery, the impact of government policies, the local and regional competitive environment, and certain external factors such as the opening of a subway line, school or factory; and (c) the expected costs to be expended in the future, including, but not limited to, land and land development, home construction, construction overheads, sales and marketing, sales taxes and interest costs.

Our determination of fair value requires discounting the estimated cash flow at a rate commensurate with the inherent risk associated with the assets and related estimated cash flow. The discount rate used in determining each project’s fair value depends on the stage of development, location and other specific factors that increase or decrease the risk associated with the estimated cash flows. In accordance with our accounting policies, we review each of our projects for impairments on a quarterly basis. There were no projects that had evidence of impairment during the six months ended June 30, 2008 or 2009. See also “—Critical Accounting Policies” for our policy on impairment of long-lived assets.

As of June 30, 2009, we tested all of our active projects, consisting of projects under construction or planning, for impairment. Our testing indicated that the undiscounted cash flows of all of our projects exceeded their related carry value, and accordingly, none of the projects were considered impaired.

Cost of Real Estate Leasing

Our cost of real estate leasing consists primarily of depreciation expenses and maintenance expenses associated with the leased properties. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of our properties held for lease are 20 years.

Other Costs

Other costs represent costs incurred in connection with the property management services, real estate agency services and other property related services that we provide to residents and purchasers of our developments.

Selling and Distribution Expenses

Our selling and distribution expenses include:

•	advertising and promotion expenses, such as print advertisement costs, billboard and other display advertising costs, and costs associated with our showrooms and model apartments;

•	staff costs, which consist primarily of salaries and sales commissions of 0.45% of contracted sales of our sales personnel;

•	agency commissions of approximately 1.2% when project sales are outsourced; and

•	other related expenses.

As of June 30, 2009, we employed 38 full-time sales and marketing personnel. We expect our selling and marketing expenses to increase in the near future as we increase our sales efforts, launch more projects and target new markets to expand our operations.

General and Administrative Expenses

General and administrative expenses principally include:

•	staff salaries and benefits, quarterly and annual bonuses, and stock-based compensation;

•	traveling and entertainment expenses;

•	professional fees, such as audit and legal fees; and

•	other expenses.

Interest Income

Interest income represents interest earned on our bank balances.

Interest Expenses

Interest expenses include (i) interest paid on our bank borrowings and other indebtedness, including our floating rate notes and convertible notes issued in April 2007, (ii) amortization of warrants and debt issuance cost, (iii) accretion of discount from embedded derivatives and (iv) change in fair value of embedded derivatives, all net of amounts capitalized to construction costs. The floating rate notes bear interest at the adjustable annual rate of six-month LIBOR plus 6.8%, while the convertible notes bear interest at the fixed annual rate of 2%. The rates of interest payable on our floating rate notes are variable. Interest rates on our bank borrowings, all of which are granted by PRC commercial banks and denominated in RMB, are typically variable and linked to benchmark rates published by PBOC. As of June 30, 2009, the PBOC benchmark rate for a one-year loan was 5.31% per annum and those for loans of more than one year ranged from 5.40% to 5.94% per annum.

Share of Income in Equity Investee

Share of income in equity investee represents profit associated with our 45% equity interest in Jiantou Xinyuan. Under the relevant joint venture agreement, we share the profit or loss of Jiantou Xinyuan according to our equity interest percentage. In the six months ended June 30, 2009, Jiantou Xinyuan completed three projects, had two projects under construction and had one project under planning. The net income of Jiantou Xinyuan for the six months ending June 30, 2008 and June 30, 2009 was US$16.1 million and US$7.7 million, respectively.

Change in Fair Value of Derivative Liabilities

We have issued warrants to Series A preference shareholders and floating rate note holders, which are accounted for as derivative liabilities. The warrants issued to the holders of our floating rate notes entitle such holders to purchase our common shares at 80% of the initial public offering price per common share in December 2007, or US$5.60 per share.

Under US GAAP, we are required to recognize the fair value of the outstanding warrants as a liability on our balance sheet. We determine the fair value of the warrants on a quarterly basis using the Black-Scholes valuation method with increases/decreases in value resulting in a charge/credit to other income/expense.

For the six months ended June 30, 2009, due to the increase in the market price of our common shares to US$3.24 per share, or US$6.48 per ADS, as of June 30, 2009 from US$1.22 per share, or US$2.44 per ADS, as of December 31, 2008, the valuation of the warrants and associated liabilities increased by US$1.8 million, from US$0.2 million to US$2.0 million, which was recorded as other expense in our June 30, 2009 results. During the six months ended June 30, 2008, due to the decrease in the market price of our common shares to US$3.04 per share, or US$6.07 per ADS, as of June 30, 2008 from US$7.12 per share, or US$14.23 per ADS as of December 31, 2007, the valuation of the warrants and associated liabilities decreased by US$14.1 million, from US$16.6 million to US$2.5 million, which was recorded as other income in our June 30, 2008 results.

Income Taxes

The following table sets forth the components of income taxes for the six month periods ended June 30, 2008 and June 30, 2009.

	Six Months Ended June 30,
	2008		2009
	US$ (in thousands)%		US$ (in thousands)%
Corporate income tax	5,319	34.9	3,625	49.6
Land appreciation tax	3,175	20.9	955	13.1
Tax uncertainty benefit	—	—	—	—
Deferred tax expense	6,729	44.2	2,723	37.3

Income taxes	15,223	100	7,303	100

Corporate Income Tax, Tax Uncertainty Benefit and Deferred Tax Expense

Cayman Islands

We are incorporated in the Cayman Islands. Under the current law of the Cayman Islands, we are not subject to income or capital gains tax. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

People’s Republic of China

In general, enterprises in the PRC were subject to income tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on their taxable income before January 1, 2008. This tax rate was reduced to 25% according to the PRC’s new Corporate Income Tax Law which took effect from January 1, 2008. In 2006, 2007 and 2008, in accordance with local provisional tax regulations in Henan province, the local tax authority in Zhengzhou determined that the taxable income of our PRC subsidiaries in Henan province should be deemed at 12% or 14% of their total cash receipts from sales of residential units. Total cash receipts include cash receipts proceeds from pre-sales of our properties that are recorded as customer deposits, which partly comprise mortgage loan proceeds received in our account from mortgage lending banks. The Zhengzhou local tax authority has provisionally confirmed that it applied the same levy method to our PRC subsidiaries located in Henan province for the year ended December 31, 2008. For our subsidiaries located in Shandong, Jiangsu, Anhui and Sichuan provinces, income tax is levied at the statutory rate of 25% on income as reported in the statutory financial statements after appropriate tax adjustments for the year ended December 31, 2008.

The Zhengzhou and other local tax authorities are entitled to re-examine taxes paid in prior years under the levy method described above; however, they have not indicated whether they will do so. We have made full provision for the corporate income tax, or CIT, payable by our PRC subsidiaries based on the statutory income tax rate of 33% for 2007 and the years prior and 25% for 2008, after appropriate adjustments to our taxable income used in the calculation. Prior to January 1, 2007, the difference between tax payable on our actual taxable income and tax levied on the deemed taxable income basis has been treated as a temporary difference, giving rise to deferred tax balances. We believe this is appropriate due to the possibility of reinterpretation of the application of the tax regulations by higher tax authorities in the PRC, as the local authorities have indicated that they will apply the regulation in the same manner in 2008. The deferred tax balances have been classified as non-current.

On January 1, 2007, we adopted the Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109,” or FIN 48. There was no cumulative effect adjustment to beginning retained earnings resulting from the adoption of FIN 48. The total liability for cumulative unrecognized tax uncertainty benefit as of January 1, 2007 was US$2.7 million. Since the adoption of FIN 48 on January 1, 2007, our total unrecognized tax uncertainty benefit increased by

US$0.2 million to US$13.0 million at June 30, 2009. The provision for deferred tax arising from the difference between tax payable on our actual taxable income and tax levied on the deemed taxable income basis has been reclassified to unrecognized tax uncertainty benefit. The increase related to current year tax positions arises primarily from foreign exchange movements.

Land Appreciation Tax

Under PRC laws and regulations, our PRC subsidiaries engaging in property development are subject to LAT, which is levied by the local tax authorities upon the “appreciation value” as defined in the relevant tax laws. All taxable gains from the sale or transfer of land use rights, buildings and related facilities in China are subject to LAT at progressive rates that range from 30% to 60%. Certain exemptions are allowed for sales of ordinary residential properties if the appreciation value does not exceed a threshold specified in the relevant tax laws. Gains from sales of commercial properties are not eligible for this exemption. Whether a property qualifies for the ordinary residential property exemption is determined by the local government taking into consideration the property’s plot ratio, aggregate GFA and sales price.

The Zhengzhou local tax authority did not impose the LAT on real estate companies until September 2004. Since September 2004, it has levied LAT at fixed rates of 0.8% and 1% on total cash receipts from sales, including pre-sales, of our residential units and commercial properties (which comprised certain retail space within our residential developments), respectively, rather than applying the progressive rates to the appreciation value. The State Administration of Taxation issued the Notice on the Administration of the Settlement of Land Appreciation Tax of Property Development Enterprises on December 28, 2006 and the Provisions on Administration of the Settlement of Land Appreciation Tax on May 12, 2009. These regulations provide further clarification on the payment and settlement of LAT.

We have responded by making provision for LAT on all projects completed since the date of incorporation. We have accrued all LAT payable on our property sales and transfers in accordance with the progressive rates specified in relevant tax laws, less amounts previously paid under the levy method applied by relevant local tax authorities. Provision for LAT on projects completed in prior years is charged as income tax in year 2006. In prior years, we recognized LAT as an expense upon completion of our projects based on the rate of 0.8% or 1%, as applicable, of cash receipts imposed by the local tax authority. As of December 31, 2005 our prepaid LAT balances of US$284,028, which represent amounts we had paid to local tax authorities based on cash receipts associated with the properties pre-sold during those periods, were included in other deposits and prepayments in our consolidated balance sheets, before the relevant projects were completed. Once the projects were completed, the relevant prepaid LAT balances were recorded as income tax expense.

Share-based compensation expense

We adopted our 2007 equity incentive plan for our directors, management, employees and consultants and for employees of our equity investee in August 2007. On August 11, 2007, we granted share options awards for an aggregate of 6,802,495 common shares at a weighted average exercise price of US$1.08. These options have various vesting periods ranging from 10 to 60 months, and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting. The share option awards commenced vesting in December 2008. These share options awards will expire no later than August 10, 2017.

In November 2007, we adopted our 2007 long term incentive plan for our directors, management and key employees of both our company and our equity investee under which we are authorized to grant options, restricted shares, restricted stock units, stock appreciation rights and other stock-based awards for the purchase of up to 10 million common shares at prevailing market prices. On November 5, 2007, we granted options for an aggregate of 2,441,844 common shares at an exercise price of US$7 per share, representing the per-common share equivalent of the initial public offering, or IPO, price of the ADSs, taking into account the ADS to common share ratio. These options have commenced vesting and have vesting periods of up to 36 months, and will expire no later than the 10th anniversary of the date of grant.

In July 2008, under the 2007 long term incentive plan, we granted stock options for an aggregate of 360,000 common shares to our employees, at a weighted average exercise price of US$2.98. These options have vesting periods of 33 months and 36 months and will expire no later than July 1, 2018 and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting.

In March 2009, under the 2007 long term incentive plan, we granted share options to purchase up to 500,000 common shares to an employee, at an exercise price equal to the market price of our common shares on the grant date (US$1.87 per share). These options have a weighted average grant date fair value of US$2.56 per option, and a total expected compensation cost, net of expected forfeitures, of US$1,280,000. These options have vesting periods based on length of service of 36 months and will expire no later than March 31, 2019.

Results of Operations

The following table presents a summary of our consolidated statements of operations by amount and as a percentage of our total revenues during the periods indicated. Our historical results presented below are not necessarily indicative of the results that may be expected for any other future period.

	Six Months Ended June 30,
	2008		2009
	US$ in thousands	%	US$ in thousands	%
Revenues	212,861	100.0	131,707	100.0
Cost of revenues	(155,579)	(73.1)	(109,778)	(83.4)

Gross profit	57,282	26.9	21,929	16.6
Selling and distribution expenses	(6,006)	(2.8)	(3,108)	(2.4)
General and administrative expenses	(17,302)	(8.1)	(9,006)	(6.8)

Operating income	33,974	16.0	9,815	7.5
Interest income	2,247	1.1	798	0.6
Interest expenses	—	—	—	—
Exchange gains	3,754	1.8	28	0.0
Share of income in equity investee	7,301	3.4	3,522	2.7
Change in fair value of derivative liabilities	14,072	6.6	(1,858)	(1.4)

Income from operations before income taxes	61,348	28.8	12,305	9.3
Income taxes	(15,223)	(7.2)	(7,303)	(5.5)

Net income	46,125	21.7	5,002	3.8

Six Months Ended June 30, 2009 Compared to Six Months Ended June 30, 2008

Revenues

Revenues decreased by US$81.2 million, or 38.1%, to US$131.7 million for the six months ended June 30, 2009 from US$212.9 million for the six months ended June 30, 2008.

Real estate sales

Revenue from real estate sales decreased by US$82.2 million, or 38.9%, to US$129.0 million for the six months ended June 30, 2009 from US$211.2 million for the six months ended June 30, 2008, primarily as a result of significantly reduced real estate sales across all projects in the first quarter of 2009 due to a weak residential real estate market in China. The significant decline in real estate sales in the first quarter of 2009 was partially offset by a modest recovery in the second quarter of 2009. In the six months ended June 30, 2009, we recognized revenues from Suzhou Lake Splendid, Suzhou Colorful Garden, Suzhou International City Garden, Kunshan International City Garden, Zhengzhou Commercial Plaza, Zhengzhou Colorful Garden, Hefei Wangjiang Garden,

Jinan City family, Jinan Elegant Scenery, Jinan International City Garden and Chengdu Xinyuan Splendid I under the percentage of completion method, while revenues from other projects were recognized under the full accrual method.

Full accrual method revenues

Revenue from the sale of properties where the construction period, the period from the construction permit award date to the unit delivery date, is expected to be 12 months or less, is recognized by the full accrual method when the sale is consummated and the unit has been delivered. A sale is considered to be consummated when the sales price has been paid, any permanent financing for which we are responsible has been arranged, all conditions precedent to closing have been performed, we do not have any substantial continuing involvement with the unit and the usual risks and rewards of ownership have been transferred to the buyer. Costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the estimated total project cost. For these projects, our policy is that cash payments received from the buyer are recorded as a deposit liability and costs are capitalized as incurred, up to when the sale is consummated and the unit has been delivered.

Delivery and closing take place only after the local government has certified that the building is completed and ready for habitation (comparable to a certificate of occupancy in the United States) and the following events have occurred:

•

The sales department has determined that the sales contract is signed, the sales tax invoice is properly issued, the purchaser is physically present and the purchaser’s identification cards are checked;

•	All consideration has been paid by the purchaser; and

•	The unit has been inspected and accepted by the purchaser.

The following table sets forth for the six months ended June 30, 2008 and 2009 the aggregate GFA and the related revenues recognized under the full accrual method by project:

Project	Total GFA(1)	GFA Delivered for Six Months Ended June 30,		Percentage of Total GFA Delivered as of June 30,		Revenues recognized for Six Months Ended June 30,
		2008	2009	2008	2009	2008		2009
	m²	m²	m²	%(2)%		US$	%(3)	US$	%
Henan Segment
Zhengzhou Xinyuan Splendid I	62,623	952	—	97.8%	100%	752,777	0.4%	—	—
Zhengzhou City Family	39,392	3,170	—	91.8%	100%	1,731,890	0.8%	—	—
Shandong Segment
Jinan City Family	71,067	4,849	—	100%	100%	2,506,584	1.2%	—	—

Total	175,082	8,971	—			5,011,251	2.4%	—	—

(1)	The amounts for “total GFA” in this table are the amounts of total saleable GFA and are derived on the following basis:

•	% for properties that are sold, the stated GFA is based on the sale contracts relating to such property;

•

% for unsold properties that are completed or under construction, the stated GFA is calculated based on the detailed construction blueprint and the calculation method approved by the PRC government for saleable GFA, after necessary adjustments; and

•	% for properties that are under planning, the stated GFA is based on the land grant contract and our internal projection.

(2)	Percentage of total GFA delivered is the total GFA delivered as of a period end divided by the project’s total GFA.

(3)	Percentage of all real estate sales revenues for the financial year, including revenues recognized under full accrual method and under percentage of completion method.

Percentage of completion method revenues

Revenue from the sale of properties where the construction period is expected to be more than 12 months is recognized by the percentage of completion method on the sale of individual units based on the completion progress of a project, as described below.

We apply the percentage of completion method to projects with an expected construction period of over 12 months, not including any unforeseen delay or delays beyond our control. For these projects, our policy is that cash payments received from the buyers are initially recorded as customer deposits, and costs are capitalized as incurred.

Revenue and profit from the sale of these development properties are recognized by the percentage of completion method on the sale of individual units when the following conditions are met:

•	Construction is beyond a preliminary stage;

•	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit;

•	Sufficient units have already been sold to assure that the entire property will not revert to rental property;

•	Sales prices are collectible; and

•	Aggregate sales proceeds and costs can be reasonably estimated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

The following table sets forth the percentage of completion, the percentage sold and related revenues for our projects recognized under the percentage of completion method for the six months ended June 30, 2008 and 2009.

Project	Total GFA	Percentage of Completion as of June 30,		Percentage Sold- Accumulated as of June 30,		Revenues recognized for six months ended June 30,
		2008	2009	2008	2009	2008		2009
	m²	%(1)%		%(2)%		US$	%(3)	US$	%
Chengdu Segment
Chengdu Xinyuan Splendid I	230,893	0.0	60.0	—	14.4	—	—	11,453,984	8.9
Jiangsu Segment
Suzhou International City Garden	205,161	68.1	68.6	5.0	15.1	9,599,812	4.5	9,180,448	7.1
Suzhou Lake Splendid	196,920	92.3	99.6	92.8	97.6	47,829,995	22.6	4,288,822	3.3
Suzhou Colorful Garden	80,474	84.4	98.0	41.6	69.6	28,109,819	13.3	11,462,245	8.9
Kunshan International City Garden	497,076	0.0	52.7	0.0	8.0	—	—	16,028,754	12.4
Shandong Segment
Jinan Elegant Scenery	100,217	93.9	99.6	98.0	99.8	18,934,188	9.0	1,108,112	0.9
Jinan International City Garden	264,412	61.7	90.0	51.8	77.8	56,056,285	26.5	33,009,817	25.6
Henan Segment
Zhengzhou Xinyuan Colorful Garden	191,782	64.0	84.9	4.2	48.5	4,611,791	2.2	34,511,932	26.7
Zhengzhou Commercial Plaza	67,173	77.7	96.2	89.8	97.0	12,337,042	5.8	2,597,163	2.0
Anhui Segment
Hefei Wangjiang Garden	145,452	77.8	98.4	96.2	99.2	28,735,589	13.6	5,405,473	4.2

Total	1,979,560					206,214,521	97.6	129,046,750	100

(1)	Percentage of completion is calculated by dividing total costs incurred by total estimated costs for the relevant project.

(2)	Percentage sold is calculated by dividing contracted sales value from property sales by total estimated sales value of the relevant project.

(3)	Percentage of all real estates sales revenues for the financial year, including revenues recognized under full accrual method and under percentage of completion method.

The following table sets forth the square meters sold and average selling price per square meter by each project, each reportable segment and on a consolidated basis for the six months ended June 30, 2008 and 2009.

	For Six Months Ended June 30,

Project	2008			2009
	Contract sales	Square Meters sold	Average Selling Price	Contract sales	Square Meters sold	Average Selling Price
	US$	m²	US$/m²	US$	m²	US$/m²
Chengdu region
Chengdu Xinyuan Splendid I	—	—	—	19,341,832	31,072	622

Total	—	—	—	19,341,832	31,072	622
Jiangsu region
Suzhou International City Garden	14,932,421	13,547	1,102	12,280,587	11,434	1,074
Suzhou Lake Splendid	26,665,518	25,278	1,055	1,531,726	1,382	1,108
Suzhou Colorful Garden	34,856,323	30,429	1,145	8,877,745	7,988	1,111
Kunshan International City Garden	—	—	—	31,778,842	44,849	709

Total	76,454,262	69,254	1,104	54,468,900	65,653	830
Shandong region
Jinan Elegant Scenery	14,329,522	17,444	821	387,556	412	942
Jinan International City Garden	93,072,867	115,930	803	23,267,857	30,333	767
Jinan City Family	140,083	216	649	—	—	—

Total	107,542,472	133,590	805	23,655,413	30,745	769
Henan region
Zhengzhou Xinyuan Colorful Garden	7,580,661	7,737	980	38,906,064	47,433	820
Zhengzhou Commercial Plaza	9,641,157	12,039	801	1,212,192	479	2,531
Zhengzhou Xinyuan Splendid I	1,014,716	1,211	838	—	—	—
Zhengzhou City Family	1,878,609	3,338	563	—	—	—

Total	20,115,143	24,325	827	40,118,256	47,912	837
Anhui region
Hefei Wangjiang Garden	25,626,045	37,947	675	139,913	190	736

Total	25,626,045	37,947	675	139,913	190	736

Total	229,737,922	265,115	867	137,724,314	175,572	784

The total square meters sold decreased to 175,572 square meters for the six months ended June 30, 2009 from 265,116 square meters for the six months ended June 30, 2008. The overall aggregate average selling price per square meter for the six months ended June 30, 2009 decreased to US$784 from US$867 for the six months ended June 30, 2008. The price decrease was primarily due to a weak residential real estate market in China in the first six months of 2009, resulting in price reductions to stimulate customer demand. Lower sales of higher-priced, mature projects (i.e. Suzhou Lake Splendid and Suzhou Colorful Garden) were partially offset by growth in lower-priced, newer projects (i.e. Kunshan International City Garden and Chengdu Xinyuan Splendid I), which also contributed to the decrease in the overall average selling price per square meter.

Chengdu region.    In the second half of 2008, we commenced sales of our first project in the Chengdu region, Chengdu Xinyuan Splendid I. The square meters sold for the six months ended June 30, 2009 was 31,072 square meters and the average selling price per square meter for the six months ended June 30, 2009 was US$622.

Jiangsu region.    The square meters sold for the six months ended June 30, 2009 decreased to 65,653 square meters from 69,254 square meters for the six months ended June 30, 2008. The average selling price per square meter for the six months ended June 30, 2009 decreased to US$830 from US$1,104 for the six months ended June 30, 2008. The average selling price decrease from 2008 to 2009 resulted from project mix as the start-up of lower-priced Kunshan International City Garden was offset by lower sales of higher-priced mature projects (i.e. Suzhou Lake Splendid and Suzhou Colorful Garden).

Shandong region.    The square meters sold for the six months ended June 30, 2009 decreased to 30,745 square meters from 133,590 square meters for the six months ended June 30, 2008, due to softer demand at Jinan International City Garden and the completion of sales of Jinan Elegant Scenery. The average selling price per square meter for the six months ended June 30, 2009 decreased to US$769 from US$805 for the six months ended June 30, 2008, primarily due to price discounts to stimulate customer demand on Jinan International City Garden.

Henan region.    The square meters sold for the six months ended June 30, 2009 increased to 47,912 square meters from 24,325 square meters for the six months ended June 30, 2008. The average selling price per square meter for the six months ended June 30, 2009 increased to US$837 from US$827 for the six months ended June 30, 2008, primarily due to completion of high-priced Zhengzhou City Family in 2008.

Anhui region.    The square meters sold for the six months ended June 30, 2009 decreased to 190 square meters from 37,947 square meters for the six months ended June 30, 2008 as the only active project in that region, Hefei Wangjiang Garden, was almost sold out by the end of 2008. The average selling price per square meter for the six months ended June 30, 2009 increased to US$736 from US$675 for the six months ended June 30, 2008.

Real estate leasing

Real estate leasing income increased by US$23,430, or 37.9%, to US$85,291 for the six months ended June 30, 2009 from US$61,861 for the six months ended June 30, 2008. The increase was primarily due to an increase in leasing of parking space.

Other revenue

Other revenue increased by US$1.0 million, or 63%, to US$2.6 million for the six months ended June 30, 2009 from US$1.6 million for the six months ended June 30, 2008. The increase primarily resulted from expanded operations from our property management services. Specifically, during the six month period ended June 30, 2009, we delivered five projects, Hefei Wangjiang Garden, Jinan Elegant Scenery, Jinan International City Garden, Suzhou Lake Splendid and Zhengzhou Commercial Plaza. Our property management arm provides property management services for all of the five projects.

Cost of revenue

Cost of revenue decreased by US$45.8 million, or 29.4%, to US$109.8 million for the six months ended June 30, 2009 from US$155.6 million for the six months ended June 30, 2008.

Cost of real estate sales

Cost of real estate sales decreased by US$48.1 million, or 31.2%, to US$105.8 million for the six months ended June 30, 2009 from US$153.9 million for the six months ended June 30, 2008. Total land use rights cost decreased by US$17.4 million, or 26.8%, from US$64.9 million (42.2% of cost of real estate sales) for the six months ended June 30, 2008 to US$47.5 million (44.9% of cost of real estate sales) for the six months ended June 30, 2009. The construction cost, including capitalized interest, decreased by US$30.7 million, or 34.5%, to US$58.3 million for the six months ended June 30, 2009 from US$89.0 million for the six months ended June 30, 2008.

Cost of real estate leasing

Cost of real estate leasing increased by US$0.1 million, or 37.1%, to US$0.3 million for the six months ended June 30, 2009 from US$0.2 million for the six months ended June 30, 2008. The increase was primarily due to greater depreciation cost from increase of properties held for lease.

Other costs

Other costs increased US$2.2 million, or 152.1%, to US$3.7 million for the six months ended June 30, 2009 as compared to US$1.5 million for six months ended June 30, 2008. US$0.6 million of the increase was due to spending for performing services at the five projects delivered in the first half of 2009. US$1.6 million of the increase was due to a payment of compensation to some customers for late delivery of residences at Suzhou Colorful Garden.

Gross profit

Gross profit decreased by US$35.4 million, or 61.7%, to US$21.9 million for the six months ended June 30, 2009 from US$57.3 million for the six months ended June 30, 2008. Gross profit margin was 16.6% for the six months ended June 30, 2009 compared to a gross profit margin of 26.9% for the six months ended June 30, 2008. Gross profit margin decrease was primarily due to increased land use rights costs and construction costs as a percentage of sales.

Selling and distribution expenses

Selling and distribution expenses decreased by US$2.9 million, or 48.2%, to US$3.1 million for the six months ended June 30, 2009 from US$6.0 million for the six months ended June 30, 2008. The decrease was primarily due to a US$1.6 million reduction in advertising expenses and a US$0.9 million decrease in promotion expenses. We began effective cost control measures in 2009, and employed a new sales outsourcing plan in the second quarter of 2009. As a percentage of revenue, selling and distribution expenses decreased to 2.4% for the six months ended June 30, 2009 from 2.8% for the six months ended June 30, 2008. As revenue expands in the future, we expect selling and distribution expenses as a percentage of revenue to be flat or decrease slightly.

General and administrative expenses

General and administrative expenses decreased by US$8.3 million, or 47.9%, to US$9.0 million for the six months ended June 30, 2009 from US$17.3 million for the six months ended June 30, 2008. In the first six months of 2009, our stock option amortization expenses decreased by US$3.8 million due primarily to forfeitures by departing employees (US$2.8 million), and the completion of vesting of certain options to executives (US$1.0 million). Headcount reductions also led to a US$2.6 million decrease in salary and welfare expenses. We also experienced a US$0.8 million decrease in consulting fees due to lower demand for professional services.

As a percentage of revenue, general and administrative expenses decreased to 6.8% in the six months ended June 30, 2009 from 8.1% in the six months ended June 30, 2008. As we do not expect significant increases in headcount in the foreseeable future, general and administrative expenses as a percentage of revenue is expected to decrease further with expanded revenue in the future.

Interest income

Interest income decreased by US$1.4 million, or 64.5%, to US$0.8 million for the six months ended June 30, 2009 from US$2.2 million for the six months ended June 30, 2008. The decrease was in line with the decrease in our bank deposit balances, which were greater in 2008 as we had not utilized our IPO proceeds at that time.

Interest expenses

No net interest expenses were recorded for the six months ended June 30, 2008 and June 30, 2009. Total gross interest costs incurred amounted to US$16.7 million for the six months ended June 30, 2009, including US$13.9 million of interest on loans, US$0.3 million of accretion of discount arising from embedded derivative on convertible notes, US$1.8 million of accretion of discount arising from warrants and embedded derivative on floating rate notes and US$0.7 million of amortization of debt issuance costs. In the six months ended June 30, 2008, the gross interest expenses consisted of similar components.

Total interest expenses capitalized as part of the construction cost for the six months ended June 30, 2008 and 2009 amounted to US$15.9 million and US$16.7 million, respectively.

Exchange gains

For the six months ended June 30, 2009, we recorded an unrealized foreign exchange gain of US$0.03 million, as compared to US$3.8 million in the six months ended June 30, 2008, arising from translating certain U.S. dollar-denominated debts into Renminbi using the exchange rate at the balance sheet date. The reduction in exchange gains was due to the stability of the exchange rates between the U.S. dollar and the Renminbi during the period.

Share of income in an equity investee

Share of income in equity investee represents profit associated with our 45% equity interest in Jiantou Xinyuan. We recorded income of US$3.5 million for the six months ended June 30, 2009, compared to income of US$7.3 million for the six months ended June 30, 2008. Our equity investee, Jiantou Xinyuan, recognized net income of US$7.7 million during the six months ended June 30, 2009, compared to net income of US$16.1 million during the six months ended June 30, 2008. The decrease primarily resulted from a decrease in sellable units in 2009, which led to a significant reduction in Jiantou Xinyuan’s real estate revenues.

Change in fair value of derivative liabilities

We issued warrants to Series A preference shareholders and our floating rate notes holders, which were accounted for as derivative liabilities. The warrants issued to our floating rate notes holders entitle them to purchase our common shares at 80% of the price per common share sold to the public in our initial public offering in December 2007, or US$5.6 per share. During the six months ended June 30, 2009, due to the increase in our stock price, the fair value of such warrants increased by US$1.8 million, from US$0.2 million for the six months ended June 30, 2008 to US$2.0 million, which was charged to our earnings in 2008 and 2009. During the six months ended June 30, 2008, due to the decrease in our stock price, the fair value of such warrants decreased by US$14.1 million, from US$16.6 million to US$2.5 million, which was recorded as other income in our June 30, 2008 results.

Income taxes

Income taxes decreased by US$7.9 million, or 52.0%, to US$7.3 million for the six months ended June 30, 2009 from US$15.2 million for the six months ended June 30, 2008. The decrease was primarily due to a decrease in our pre-tax income. Our effective tax rate increased to 59.3% for the six months ended June 30, 2009, from 24.8% for the six months ended June 30, 2008. The difference in effective tax rate primarily resulted from the change in fair value of warrant liabilities and the effect of a new PRC tax interpretation as described below.

We recognized a $1.9 million non-deductible expense arising from the change in fair value of warrant liabilities for the six month period ended June 30, 2009, compared to $14.0 million non-taxable income for the six month period ended June 30, 2008. This led to an increase in the effective tax rate of 15.8%.

We incurred a US$2.1 million tax charge related to our 2008 China tax returns filed in the second quarter of 2009. The adjustment resulted primarily from a one-time tax charge based on a central government interpretation, which was clarified during the second quarter of 2009. According to the new interpretation, provisional deemed profit tax payments made prior to January 1, 2008, when tax rates were at 33%, will be considered final and not subject to adjustment for the new tax rate of 25% effective January 1, 2008. Prior to the release of the new interpretation, we accounted for income taxes on pre-sales as prepaid taxes, measured at the applicable current tax rate in the year pre-sales occurred. Prepaid taxes then were credited against subsequent tax obligations when sales were finalized. As a result of the release of the new interpretation, we are no longer entitled to credit prepaid taxes against subsequent tax obligations to the extent prepaid taxes were assessed based on a tax rate in excess of the tax rate applicable in the year the sales are finalized (i.e. 33% prepaid tax will now be credited based on a tax cost of 25%). This led to an increase in the effective tax rate of 17.4%.

Net income

Net income decreased by US$41.1 million, or 89.2%, from US$46.1 million for the six months ended June 30, 2008 to US$5.0 million for the six months ended June 30, 2009.

Discussion of Segment Operations

We consider each of our individual property developments as a discrete operating segment. As presentation of segment information for each property development would not be meaningful, we have aggregated our segments into the following reporting segments: (i) property developments in Zhengzhou, Henan Province, (ii) property developments in Jinan, Shandong Province, (iii) property developments in Suzhou and Kunshan, Jiangsu Province, (iv) property developments in Hefei, Anhui Province, (v) property developments in Chengdu, Sichuan Province and (vi) property management services and other real estate-related services we provide.

	For Six Months Ended June 30,
	2008	2009
	(US$ in thousands, except for percentages)
Zhengzhou, Henan
Total revenue	19,698	37,296
Total cost of revenues	(12,900)	(33,834)
Gross profit	6,798	3,462
Gross margin	34.5%	9.3%
Operating income (loss)	85	(1,206)
Jinan, Shandong
Total revenue	77,530	34,131
Total cost of revenues	(61,299)	(29,075)
Gross profit	16,231	5,056
Gross margin	20.9%	14.8%
Operating income	13,769	3,996
Suzhou and Kunshan, Jiangsu
Total revenue	85,674	41,090
Total cost of revenues	(59,469)	(31,604)
Gross profit	26,205	9,486
Gross margin	30.6%	23.1%
Operating income	22,422	7,312
Hefei, Anhui
Total revenue	28,759	5,437
Total cost of revenues	(20,466)	(3,600)
Gross profit	8,293	1,837
Gross margin	28.8%	33.8%
Operating income	7,481	1,574
Chengdu, Sichuan
Total revenue	—	11,456
Total cost of revenues	—	(9,713)
Gross profit	—	1,743
Gross margin	—	15.2%
Operating income (loss)	(1,709)	1,116
Others
Total revenue	1,200	2,297
Total cost of revenues	(1,445)	(1,952)
Gross profit	(245)	345
Gross margin	(20.4)%	15.0%
Operating loss	(8,074)	(2,977)

Six Months ended June 30, 2009 Compared to Six Months ended June 30, 2008

Zhengzhou, Henan.    Total revenues increased by US$17.6 million, or 89.3%, from US$19.7 million for the six months ended June 30, 2008 to US$37.3 million for the six months ended June 30, 2009. The increase was primarily due to expanded sales from Henan Colorful Garden. The gross profit for this region was US$3.5 million in the six months ended June 30, 2009, representing a decrease of US$3.3 million, or 49.1%, as compared to US$6.8 million in the six months ended June 30, 2008. The decrease in gross profit resulted from mix as the higher margin Zhengzhou Commercial Plaza sold out during the period while the lower margin, higher land use right cost Zhenzhou Xinyuan Colorful Garden grew substantially. Higher land use rights costs also led to a higher operating loss amount of US$1.2 million for the six months ended June 30, 2009.

Jinan, Shandong.    Total revenues decreased by US$43.4 million, or 56.0%, from US$77.5 million for the six months ended June 30, 2008 to US$34.1 million for the six months ended June 30, 2009. The decrease was primarily due to a reduction in sellable units during the six months ended June 30, 2009. Revenue during the six months ended June 30, 2008 was mainly derived from Jinan Elegant Scenery and Jinan International City Garden, while in the six months ended June 30, 2009 the only project with remaining sellable units was Jinan International City Garden as Jinan Elegant Scenery sold out during the period. The projects in the Jinan, Shandong segment generated a gross profit of US$5.0 million, or gross margin of 14.8%, in the six months ended June 30, 2009. Net operating income was US$4.0 million for the six months ended June 30, 2009, down from US$13.8 million in the six months ended June 30, 2008. Such decrease was due to the decrease in revenues as described above.

Suzhou and Kunshan, Jiangsu.    Total revenues decreased by US$44.6 million, or 52.0%, from US$85.7 million for the six months ended June 30, 2008 to US$41.1 million for the six months ended June 30, 2009. The decrease primarily resulted from a reduction in sellable units due to completion of sales for the Suzhou Lake Splendid project. The gross profit for the Jiangsu segment was $9.5 million for the six months ended June 30, 2009, compared to US$26.2 million for the six months ended June 30, 2008. The gross margin decreased to 23.1% for the six months ended June 30, 2009, from 30.6% for the six months ended June 30, 2008, as a result of the higher land use right costs for new projects, Kunshan International City Garden and Suzhou International City Garden. The net operating income was US$7.3 million for the six months ended June 30, 2009, compared to US$22.4 million for the six months ended June 30, 2008, commensurate with the change in gross margin.

Hefei, Anhui.    Total revenues decreased by US$23.3 million, or 81.1%, from US$28.8 million for the six months ended June 30, 2008 to US$5.4 million for the six months ended June 30, 2009. The decrease was due to completion of sales at the Hefei Wangjiang Garden project, the only project in the Anhui segment. This project generated a gross profit of US$1.8 million, or gross margin of 33.8%, in the six months ended June 30, 2009, and net operating income of US$1.6 million in the six months ended June 30, 2009, compared to net operating income of US$7.5 million in the six months ended June 30, 2008.

Chengdu, Sichuan.    For the six months ended June 30, 2009, revenue was US$11.5 million, generating US$1.7 million of gross profit and US$1.1 million of net operating income from Chengdu Xinyuan Splendid I, the only project in the Chengdu, Sichuan segment. In the six months ended June 30, 2008 we incurred a loss of US$1.7 million due to the payment of operating expenses prior to obtaining necessary selling permits.

Others.    Other revenue of US$2.3 million for the six months ended June 30, 2009 consisted of real estate-related services including, among others, property management services, broadband network installation, landscaping services and consulting services. These services generated a gross profit of US$0.3 million, or gross margin of 15.0%, in the six months ended June 30, 2009, compared to a gross loss of US$0.2 million in the six months ended June 30, 2008. The increase primarily resulted from expanded operations from our property management services. Also included in Others were US$2.6 million of operating expenses related to selling and distribution expenses and general and administrative expenses in our head office, compared to US$6.7 million in the six months ended June 30, 2008. The decrease primarily resulted from our efforts at cost controls.

The status of each of our projects under construction and under planning for the six months ended June 30, 2009, which were accounted for using the percentage of completion method, are discussed below.

Chengdu Xinyuan Splendid I

As of June 30, 2009 the cumulative cost incurred on the project was US$90.3 million relative to the estimated total development cost of US$150.4 million. In the six months ended June 30, 2009, we had contract sales of US$19.3 million with area sold of 31,072 square meters at an average selling price of US$622 per square meter. Sales for this project began in September 2008 and cumulative contract sales through June 30, 2009 were US$27.3 million with total area sold of 44,926 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$189.6 million, or US$179.1 million net of business tax, relative to the estimated total cost of US$150.4 million, generating a gross margin of 16.0%.

Suzhou International City Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$138.1 million (net of impairment charges of US$53.2 million) relative to the estimated total development cost of US$201.3 million. In the six months ended June 30, 2009, we had contract sales of US$12.3 million with area sold of 11,434 square meters at an average selling price of US$1,074 per square meter. Cumulative contract sales through June 30, 2009 were US$41.1 million with total area sold of 37,490 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$271.3 million, or US$256.2 million net of business tax, relative to the estimated total cost of US$201.3 million, generating a gross margin of 21.4%.

Suzhou Lake Splendid

As of June 30, 2009 the cumulative cost incurred on the project was US$118.4 million relative to the estimated total development cost of US$118.9 million. In the six months ended June 30, 2009, we had contract sales of US$1.5 million with area sold of 1,382 square meters at an average selling price of US$1,108 per square meter. Cumulative contract sales through June 30, 2009 were US$183.6 million with total area sold of 192,129 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$188.1 million, or US$177.8 million net of business tax, relative to the estimated total cost of US$118.9 million, generating a gross margin of 33.2%.

Suzhou Colorful Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$72.5 million relative to the estimated total development cost of US$73.9 million. In the six months ended June 30, 2009, we had contract sales of US$8.9 million with area sold of 7,988 square meters at an average selling price of US$1,111 per square meter. Cumulative contract sales through June 30, 2009 were US$65.4 million with total area sold of 57,109 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$93.9 million, or US$88.7 million net of business tax, relative to the estimated total cost of US$73.9 million, generating a gross margin of 16.7%.

Kunshan International City Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$208.8 million relative to the estimated total development cost of US$396.5 million. In the six months ended June 30, 2009, we had contract sales of US$31.8 million with area sold of 44,849 square meters at an average selling price of US$709 per square meter. Sales for this project began in October 2008 and cumulative contract sales through June 30, 2009 were US$41.1 million with total area sold of 56,195 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$515.4 million, or US$486.8 million net of business tax, relative to the estimated total cost of US$396.5 million, generating a gross margin of 18.5%.

Jinan Elegant Scenery

As of June 30, 2009 the cumulative cost incurred on the project was US$59.0 million relative to the estimated total development cost of US$59.2 million. In the six months ended June 30, 2009, we had contract sales of US$0.4 million with area sold of 412 square meters at an average selling price of US$942 per square meter. Cumulative contract sales through June 30, 2009 were US$76.1 million with total area sold of 100,037 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$76.2 million, or US$72.0 million net of business tax, relative to the estimated total cost of US$59.2 million, generating a gross margin of 17.7%.

Jinan International City Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$146.6 million relative to the estimated total development cost of US$162.9 million. In the six months ended June 30, 2009, we had contract sales of US$23.3 million with area sold of 30,333 square meters at an average selling price of US$767 per square meter. Cumulative contract sales through June 30, 2009 were US$162.3 million with total area sold of 205,332 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$208.6 million, or US$197.0 million net of business tax, relative to the estimated total cost of US$162.9 million, generating a gross margin of 17.3%.

Zhengzhou Xinyuan Colorful Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$128.4 million relative to the estimated total development cost of US$151.2 million. In the six months ended June 30, 2009, we had contract sales of US$38.9 million with area sold of 47,433 square meters at an average selling price of US$820 per square meter. Cumulative contract sales through June 30, 2009 were US$80.5 million with total area sold of 94,432 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$166.1 million, or US$157.8 million net of business tax, relative to the estimated total cost of US$151.2 million, generating a gross margin of 4.2%.

Zhengzhou Commercial Plaza

As of June 30, 2009 the cumulative cost incurred on the project was US$25.1 million relative to the estimated total development cost of US$26.1 million. In the six months ended June 30, 2009, we had contract sales of US$1.2 million with area sold of 479 square meters at an average selling price of US$2,531 per square meter. Cumulative contract sales through June 30, 2009 were US$50.2 million with total area sold of 66,568 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$51.7 million, or US$48.9 million net of business tax, relative to the estimated total cost of US$26 million, generating a gross margin of 46.7%.

Hefei Wangjiang Garden

As of June 30, 2009 the cumulative cost incurred on the project was US$61.8 million relative to the estimated total development cost of US$62.8 million. In the six months ended June 30, 2009, we had contract sales of US$0.1 million with area sold of 190 square meters at an average selling price of US$736 per square meter. Cumulative contract sales through June 30, 2009 were US$91.5 million with total area sold of 145, 363 square meters.

We estimate that over the full life of the project we will achieve an aggregate gross sales revenue of US$92.2 million, or US$87.0 million net of business tax, relative to the estimated total cost of US$62.8 million, generating a gross margin of 27.8%.

The status of each of our projects under construction and under planning as of the six months ended June 30, 2008, which were accounted for using the percentage of completion method, are discussed below.

Suzhou International City Garden

As of June 30, 2008 the cumulative cost incurred on the project was US$176.6 million relative to the estimated total development cost of US$259.4 million. In the six months ended June 30, 2008, we had contract sales of US$14.9 million with area sold of 13,457 square meters at an average selling price of US$1,102 per square meter. Cumulative contract sales through June 30, 2008 were US$14.9 million with total area sold of 13,457 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$301.3 million, or US$284.6 million net of business tax, relative to the estimated total cost of US$259.4 million, generating a gross margin of 8.8%.

Suzhou Lake Splendid

As of June 30, 2008 the cumulative cost incurred on the project was US$107.9 million relative to the estimated total development cost of US$116.9 million. In the six months ended June 30, 2008, we had contract sales of US$26.7 million with area sold of 25,278 square meters at an average selling price of US$1,055 per square meter. Cumulative contract sales through June 30, 2008 were US$172.8 million with total area sold of 185,212 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$186.2 million, or US$176.1 million net of business tax, relative to the estimated total cost of US$116.9 million, generating a gross margin of 33.6%.

Suzhou Colorful Garden

As of June 30, 2008 the cumulative cost incurred on the project was US$57.6 million relative to the estimated total development cost of US$68.3 million. In the six months ended June 30 2008, we had contract sales of US$34.9 million with area sold of 30,429 square meters at an average selling price of US$1,145 per square meter. Cumulative contract sales through June 30, 2008 were US$38.8 million with total area sold of 33,438 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$93.3 million, or US$88.1 million net of business tax, relative to the estimated total cost of US$68.3 million, generating a gross margin of 22.5%.

Jinan Elegant Scenery

As of June 30, 2008 the cumulative cost incurred on the project was US$54.0 million relative to the estimated total development cost of US$57.5 million. In the six months ended June 30, 2008, we had contract sales of US$14.3 million with area sold of 17,444 square meters at an average selling price of US$821 per square meter. Cumulative contract sales through June 30, 2008 were US$72.2 million with total area sold of 97,903 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$73.7 million, or US$69.6 million net of business tax, relative to the estimated total cost of US$57.5 million, generating a gross margin of 17.4%.

Jinan International City Garden

As of June 30, 2008 the cumulative cost incurred on the project was US$96.2 million relative to the estimated total development cost of US$155.9 million. In the six months ended June 30, 2008, we had contract sales of US$93.1 million with area sold of 115,930 square meters at an average selling price of US$803 per square meter. Cumulative contract sales through June 30, 2008 were US$105.9 million with total area sold of 132,711 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$204.5 million, or US$193.2 million net of business tax, relative to the estimated total cost of US$155.9 million, generating a gross margin of 19.3%.

Zhengzhou Xinyuan Colorful Garden

As of June 30, 2008 the cumulative cost incurred on the project was US$91.7 million relative to the estimated total development cost of US$143.2 million. In the six months ended June 30, 2008, we had contract sales of US$7.6 million with area sold of 7,737 square meters at an average selling price of US$980 per square meter. Cumulative contract sales through June 30, 2008 were US$7.6 million with total area sold of 7,737 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$182.1 million, or US$173.0 million net of business tax, relative to the estimated total cost of US$143.2 million, generating a gross margin of 17.2%.

Zhengzhou Commercial Plaza

As of June 30, 2008 the cumulative cost incurred on the project was US$19.3 million relative to the estimated total development cost of US$24.9 million. In the six months ended June 30, 2008, we had contract sales of US$9.6 million with area sold of 12,039 square meters at an average selling price of US$801 per square meter. Cumulative contract sales through June 30, 2008 were US$45.0 million with total area sold of 62,971 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$50.1 million, or US$47.3 million net of business tax, relative to the estimated total cost of US$24.9 million, generating a gross margin of 47.4%.

Hefei Wangjiang Garden

As of June 30, 2008 the cumulative cost incurred on the project was US$48.0 million relative to the estimated total development cost of US$61.7 million. In the six months ended June 30, 2008, we had contract sales of US$25.6 million with area sold of 37,947 square meters at an average selling price of US$657 per square meter. Cumulative contract sales through June 30, 2008 were US$85.5 million with total area sold of 141,309 square meters.

We estimated that over the full life of the project we would achieve an aggregate gross sales revenue of US$88.9 million, or US$83.9 million net of business tax, relative to the estimated total cost of US$61.7 million, generating a gross margin of 26.5%.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect (i) the reported amounts of our assets and liabilities, (ii) the disclosure of our contingent assets and liabilities at the end of each reporting period and (iii) the reported amounts of revenues and expenses during each reporting period. We continually evaluate these estimates based on our own experience, knowledge and assessment of current business and other conditions, and our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are inherently uncertain. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

When reading our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Revenue and cost recognition

We apply either of two different methods for revenue recognition, full accrual or percentage of completion, depending on the expected construction period. For a discussion on our policy on impairment of long-lived assets, see “Operating Results—Selected Statement of Operation Items—Future losses and impairment charges” and “Impairment of long-lived assets”.

Full accrual method.    Revenue from the sale of properties where the construction period, the period from the construction permit award date to the unit delivery date, is expected to be 12 months or less, is recognized by the full accrual method when the sale is consummated and the unit has been delivered. A sale is considered to be consummated when the sales price has been paid, any permanent financing for which we are responsible has been arranged, all conditions precedent to closing have been performed, we do not have any substantial continuing involvement with the unit and the usual risks and rewards of ownership have been transferred to the buyer. Costs are recorded based on the ratio of the sales value of the relevant units completed and sold to the estimated total project sales value, multiplied by the estimated total project cost. For these projects, our policy is that cash payments received from the buyer are recorded as a deposit liability and costs are capitalized as incurred, up to when the sale is consummated and the unit has been delivered.

Delivery and closing take place only after the local government has certified that the building is completed and ready for habitation (comparable to a certificate of occupancy in the United States) and the following events have occurred:

•

The sales department has determined that the sales contract is signed, the sales tax invoice is properly issued, the purchaser is physically present and the purchaser’s identification cards are checked;

•	All consideration has been paid by the purchaser; and

•	The unit has been inspected and accepted by the purchaser.

Percentage of completion method.    Revenue from the sale of properties where the construction period is expected to be more than 12 months is recognized by the percentage of completion method on the sale of individual units based on the completion progress of a project, as described below.

We apply the percentage of completion method to projects with an expected construction period of over 12 months, not including any unforeseen delay or delays beyond our control. For these projects, our policy is that cash payments received from the buyers are initially recorded as customer deposits, and costs are capitalized as incurred.

Revenue and profit from the sale of these development properties are recognized by the percentage of completion method on the sale of individual units when the following conditions are met:

•	Construction is beyond a preliminary stage;

•	The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit;

•	Sufficient units have already been sold to assure that the entire property will not revert to rental property;

•	Sales prices are collectible; and

•	Aggregate sales proceeds and costs can be reasonably estimated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

Our significant judgments and estimates related to applying the percentage of completion method include our estimates of the time necessary to complete the project, the total expected revenue and the total expected costs. Percentage of completion method requires us to re-evaluate our estimates of future revenues and costs on a quarterly basis project by project. Factors that are subject to uncertainties in our estimates include the expected future sales prices of the units, sales velocity rates and expected construction costs. These factors are subject to market conditions, including, but not limited to, availability of credit in the market for purchasers to obtain mortgage loans, commodities prices affecting construction materials, locations of future infrastructure improvements, and overall development in the immediate area surrounding the project. Cumulative revenue is determined by multiplying cumulative contract sales proceeds by cumulative incurred cost divided by total estimated project cost. Cumulative cost of sales is calculated by multiplying cumulative incurred cost by cumulative contract sales divided by total estimated project revenue. Whenever we make changes to expected total project life profit margins, a “catch-up” adjustment must be made in the quarter of change to account for the difference between profits previously recognized using the previous profit margin estimate and the comparable profit using the new profit margin estimates. Further, if the updated profit margin indicates that we will have to sell units at a price less than our costs to develop them, we must recognize the full expected gross loss over the life of the project at that time regardless of whether the units have been sold. Additionally for such unprofitable projects we must also determine whether impairment exists, and, if so, write down the cost to the fair value of the project which, in turn, may be less than the basis after recognizing the effect of future losses.

For a further discussion on our policy on impairment of long-lived assets, see “Operating Results—Future losses and impairment charges” and “Impairment of long-lived assets”.

Interest capitalization

We obtain loans from banks and shareholders and we issue debt securities to finance projects and provide for working capital. We charge the borrowing costs related to working capital loans to interest expense when incurred and capitalize interest costs related to project developments as a component of the project costs.

The interest to be capitalized for a project is based on the amount of borrowings related specifically to such project. Interest for any period is capitalized based on the amounts of accumulated expenditures and the interest rate of the loans. Payments received from the pre-sales of units in the project are deducted in the computation of the amount of accumulated expenditures during a period. The interest capitalization period begins when expenditures have been incurred and activities necessary to prepare the asset (including administrative activities before construction) have begun, and ends when the project is substantially completed. Interest capitalized is limited to the amount of interest incurred.

The interest rate used in determining the amount of interest capitalized is the weighted average rate applicable to the project-specific borrowings. However, when accumulated expenditures exceed the principal amount of project-specific borrowings, we also capitalize interest on borrowings that are not specifically related to the project, at a weighted average rate of such borrowings.

Our significant judgments and estimates related to interest capitalization include the determination of the appropriate borrowing rates for the calculation, and the point at which capitalization is started and discontinued. Changes in the rates used or the timing of the capitalization period may affect the balance of property under development and the costs of sales recorded.

Income taxes

We have adopted the balance sheet approach for financial accounting and reporting for income taxes. We recognize:

•	the amount of taxes payable or refundable for the current fiscal year;

•	deferred tax assets and liabilities for the future tax consequences of events that have been recognized in our financial statements or tax returns; and

•	the difference between the taxes calculated based on our earnings at the statutory rates and the amounts charged by the local tax authorities based on our “deemed earnings.”

Our significant judgments and estimates include the allow-ability of deductible items for income tax purposes and other tax positions that we may take. Disagreements with the taxing authorities could subject us to additional taxes, and possibly, penalties.

The minimum amount of future taxable income that would have to be generated to realize the deferred tax assets is US$67.9 million. We believe that future pre-tax earnings for financial reporting purposes on existing projects are sufficient to generate that minimum amount of future taxable income.

Please see the more detailed discussion in note 12 to our consolidated financial statements included elsewhere in this prospectus.

Share-based payments

Under SFAS No. 123(R) “Share-Based Compensation”, we are required to recognize share-based compensation as compensation expense in our statement of operations based on the fair value of stock options and other equity awards on the date of the grant, with the compensation expense recognized over the requisite service period, which is generally the vesting period.

The fair value of each option is estimated on the date of grant using the Dividend Adjusted Black-Scholes option-pricing model that uses various assumptions including assumptions regarding an average risk-free rate of return, expected term of the options, volatility rate of our shares and dividend yield.

The risk-free rate for periods within the expected life of the option is based on the implied yield rates of China International Bond denominated in U.S. dollars as of the valuation date. The expected life of options represents the period of time the granted options are expected to be outstanding. We have not paid dividends in the past nor do we expect to pay dividends in the foreseeable future, therefore the dividend yield is set as zero. Since our stock has a limited trading history, the expected volatility we used in our calculations was based on the historical volatilities of comparable publicly traded companies engaged in similar business. Changes in these assumptions, or the expected forfeiture rate of share-based payments, can have a significant effect on the valuation of the awards, and the amount of expenses recognized in our income statement.

Tax contingency

We have evaluated the available evidence about (a) asserted and unsettled income tax contingencies and (b) unasserted income tax contingencies caused by uncertain income tax positions taken in our current tax treatments or our income tax returns filed with national and local tax authorities in the PRC and foreign tax authorities. The liability recorded in the consolidated financial statements for these income tax contingencies represents management’s estimate of the amount that is less than “more likely than not” to be upheld in an examination by the relevant taxing authorities, under the provisions of FIN 48.

Impairment of long-lived assets

We consider on a quarterly basis whether indicators of impairment of long-lived assets are present. These indicators include, but are not limited to, negative gross margins, decreases in the average selling price above 5% and increases in input costs above 5% related to the individual projects in each operating segment. The provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, require that a two-step impairment test be performed on long-lived assets. In the first step, we test for recoverability of the assets by determining whether the estimated undiscounted cash flows attributable to the assets in question are less than their carrying value. If the estimated undiscounted cash flows are greater than the carrying value, the long-lived assets are considered not impaired and we are not required to perform further testing. If the estimated undiscounted cash flows are less than the carrying value, we must perform the second step of the impairment test, which is to recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair values, if any. Our determination of fair value requires discounting the estimated cash flows for a project at a rate commensurate with the inherent risk associated with the related assets and estimated cash flows.

Both the undiscounted cash flows and the discount rate used in determining fair value are based on estimates. To project undiscounted cash flows, we use various factors as described above under “-Future losses and impairment charges”, including the expected pace at which the planned units will be sold, the estimated net sales prices expected to be attained, and expected costs to be expended in the future, including, but not limited to, land and land developments, home construction, construction overhead, sales and marketing, sales taxes and interest costs. The discount rate used in determining each project’s fair value depends on the stage of development, location and other specific factors that increase or decrease the risk associated with the estimated cash flows.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations, construction loans from Chinese banks, and proceeds from issuances of equity and debt securities.

	Six Months Ended June 30,
	2008	2009
	(US$ in thousands)
Net cash provided by (used in) operating activities	(208,594)	52,984
Net cash used in investing activities	(6,145)	(369)
Net cash provided by (used in) financing activities	17,067	(40,670)
Net increase/(decrease) in cash and cash equivalents	(197,672)	11,945
Effect of exchange rate changes on cash and cash equivalents	8,483	53
Cash and cash equivalents at beginning of year	309,315	135,659
Cash and cash equivalents at end of year	120,126	147,657

Operating Activities

Net cash provided by operating activities was US$53.0 million for the six months ended June 30, 2009, primarily attributable to US$5.0 million in net income and a US$41.9 million reduction in the balance of properties under development, as project input costs were reduced substantially in the first half year of 2009 to better match with the GFA sales rate. In addition, net cash provided by operating activities during the six months ended June 30, 2009 benefited from a reduction of other receivables of US$14.1 million, consisting mainly of recoverable land use right payments on a terminated auction purchase in Henan. Also having a positive operating cash flow impact were reduction in deposits and prepayments of US$6.9 million, partially offset by accounts receivable of US$3.2 million, income taxes payable of US$9.1 million, accounts payable of US$3.4 million and customer deposits of US$3.7 million.

Net cash used in operating activities was US$208.6 million for the six months ended June 30, 2008, primarily attributable to US$254.0 million in property development spending, advances to suppliers of US$8.8 million and deposits and prepayments of US$7.9 million. The amount of net cash used in our operating activities during such period was partly offset by net income of US$46.1 million and deferred taxation expenses associated with properties under development of US$7.4 million, as well as accounts payable of US$14.1 million and customer deposits of US$7.9 million.

Proceeds from pre-sales of our properties under development are an important source of cash flow for our operations. PRC law allows us to pre-sell properties before their completion upon satisfaction of certain requirements and requires us to use the pre-sales proceeds to develop the particular project pre-sold. The amount and timing of cash flows from pre-sales are affected by a number of factors, including restrictions on pre-sales imposed by PRC law, market demand for our properties subject to pre-sales, prices at which we can pre-sell and the number of properties we have available for pre-sale. Any pre-sales payments we receive before we recognize revenue are recorded as current liabilities under customer deposits. At June 30, 2008 and 2009, we recorded current liabilities consisting of customer deposits of US$14.3 million and US$10.6 million, respectively. We actively market pre-sales of our properties in accordance with regulations to accelerate cash flows to the extent possible.

Investing Activities

Net cash used in investing activities was US$0.4 million in the six months ended June 30, 2009, and was mainly attributable to US$0.3 million we used in purchasing office equipment.

Net cash used in investing activities was US$6.1 million in the six months ended June 30, 2008, and was mainly attributable to additions to properties held for lease on newly completed projects. These additions include parking facilities, clubhouses and others.

Financing Activities

Net cash used in financing activities was US$40.7 million in the six months ended June 30, 2009, and was primarily attributable to repayment of short-term and long-term bank loans in the aggregate of US$95.7 million, largely offset by proceeds from short-term and long-term bank loans in the aggregate of US$86.2 million, and to an increase in restricted cash of US$31.3 million.

Net cash provided by financing activities was US$17.1 million in the six months ended June 30, 2008, and was primarily attributable to proceeds from short-term and long-term bank loans in the aggregate of US$104.6 million, proceeds of US$6.3 million from related parties, largely offset by repayment of short-term and long-term bank loans in the aggregate of US$73.0 million and US$20.9 million increase of restricted cash.

	As of December 31, 2008	As of June 30, 2009
Short-term bank loans	168,966,728	169,121,328
Long-term bank loans	105,006,877	95,434,652

Total	273,973,605	264,555,980

As of December 31, 2008, and June 30, 2009, the weighted average interest rate on our short-term bank loans was 7.54%, and 7.18%, respectively. As of December 31, 2008 and June 30, 2009, our short-term bank loans were all denominated in Renminbi and were secured by our land use rights, real estate under development, certain property certificates and certain bank deposits.

As of December 31, 2008 and June 30, 2009, the weighted average interest rate on our long-term bank loans was 7.794% and 6.63%, respectively. As of December 31, 2008 and June 30, 2009, our long-term bank loans were all denominated in Renminbi and were secured by our land use rights and real estate under development.

Since June 2003, commercial banks have been prohibited under PBOC guidelines from advancing loans to fund the payment of land use rights. In addition, the PRC government also encourages property developers to use internal funds to develop their property projects. Under guidelines jointly issued by the Ministry of Housing and Urban-Rural Development and other PRC government authorities in August 2004, commercial banks in China are not permitted to lend funds to property developers with an internal capital ratio, calculated by dividing the internal funds available by the total capital required for the project, of less than 35%. These internal capital ratio requirements have limited the amount of bank financing that property developers, including us, are able to obtain.

Floating Rate Notes and Convertible Notes

In April 2007, we issued US$75 million of floating rate notes and US$25 million of convertible notes. The floating rate notes bear interest at a rate of six-month LIBOR plus 6.80% per annum and mature in April 2010. The convertible notes bear interest at a rate of 2% per annum and mature in April 2012. The holder of the convertible notes has the right, at its option, to convert the principal amount of the notes, or any portion of such principal amount which is a multiple of US$100,000, into common shares at the conversion price in effect at such time. The holder of the convertible notes also has certain repurchase rights which are described in more detail in note 10 to our consolidated financial statements included elsewhere in this prospectus.

The indentures for each of the floating rate notes and convertible notes contain financial and non-financial covenants, including covenants restricting our ability and the ability of our subsidiaries to incur additional debt or guarantees, make restricted payments or make capital expenditures in excess of specified amounts, or make certain restricted payments if we have a consolidated interest expense coverage ratio, or interest coverage ratio, greater than a specified threshold.

As previously disclosed, after initially filing our Form 20-F for the year ended December 31, 2008, we became aware we had not properly calculated the subsidiary debt to total tangible assets ratio and interest coverage ratio due to misinterpretations of certain definitions, which caused us to be in non-compliance with the subsidiary debt to total tangible assets ratio and the limitations on restricted payments and related provisions of the indentures. On August 21, 2009, we obtained waivers from the requisite noteholders under both indentures with respect to any and all defaults that have or may have occurred at any time directly or indirectly resulting from such non-compliance. The non-compliance does not trigger any cross-default of any other debt of our company or subsidiaries. In addition, we obtained the requisite approvals from the holders of floating rate notes and convertible notes, respectively, to amend certain indenture covenants and related definitions. As amended, each of the indentures require that we:

•

maintain a consolidated tangible net worth of at least US$95.0 million from January 1, 2008 through December 31, 2008, US$145.0 million from January 1, 2009 through December 31, 2009 and US$195.0 million thereafter;

•

maintain an average daily cash balance of at least US$20.0 million during the last 30 days of each quarter in the year ended December 31, 2008 and US$30.0 million during the last 30 days of each quarter thereafter and the 15 calendar days preceding the stated maturity of the notes;

•	maintain a consolidated subsidiary debt to consolidated total tangible assets ratio, or subsidiary debt to total tangible assets ratio, of no more than 0.35 to 1.00 at all times;

•	maintain a working capital ratio of no less than 1.33 to 1.00 at all times;

•	may not make capital expenditure in excess of US$1.5 million in 2008 and US$2.5 million in each of 2009 and 2010; and

•

make certain restricted payments only if we have a consolidated interest expense coverage ratio, or interest coverage ratio, greater than 4.00 to 1.00 at the time of and after giving effect to the restricted payment.

These covenants and related definitions can be found in the applicable indentures as amended, each of which we have previously filed with the SEC.

As of June 30, 2009, under the amended indentures, our consolidated tangible net worth was US$405.97 million, our average daily cash balance was US$236.95 million, our working capital ratio was 1.99 and our subsidiary debt to total tangible assets ratio was 0.18. Although our interest coverage ratio was 1.42, our restricted payments, particularly our mortgage guarantees, were well within the permitted thresholds.

The floating rate notes and convertible notes are secured by a mortgage on our shares in our wholly owned Cayman subsidiary, which indirectly holds all of our assets and operations in China. The notes are also secured by the pledge of all of the Cayman subsidiary’s shares in Xinyuan (China) Real Estate Ltd., or Xinquan China, and the pledge of a loan from the Cayman subsidiary to Xinyuan China.

Capital Expenditures

In the six months ended June 30, 2009, our capital expenditures were US$0.4 million, compared to US$6.1 million in the six months ended June 30, 2008. Our capital expenditures in the six months ended June 30, 2008 and June 30, 2009 were mainly used for acquisition of subsidiaries, building improvements, purchase of vehicles, fixtures and furniture and computer network equipments, and accumulation of properties held for lease related to newly completed projects. The source of our capital expenditures is primarily the cash flow generated from operating activities.

As of June 30, 2009, we had outstanding commitments with respect to non-cancelable construction contracts for real estate development and land use rights purchases in the amount of US$280.5 million.

Off-Balance Sheet Arrangements

As is customary in the property industry in China, we provide guarantees to commercial banks in respect of the mortgage loans they extend to our customers prior to the issuance of their property ownership certificates. These guarantees remain outstanding until the completion of the registration of the mortgage with the relevant mortgage registration authorities. In most cases, guarantees for mortgages on residential properties are discharged when we submit the individual property ownership certificates and certificates of other interests in the property to the mortgagee bank. In our experience, the application for and issuance of the individual property ownership certificates typically takes six to twelve months, so the guarantee periods typically last for up to six to twelve months after we deliver the related property.

As of June 30, 2009, we guaranteed mortgage loans in the aggregate outstanding amount of US$300.4 million.

Except for the contingent liabilities set forth above, we have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any transactions with unconsolidated entities, derivative contracts that are indexed to our shares and classified as shareholders’ equity, or that are not reflected in our consolidated financial statements. Other than as described above, there are no off-balance sheet arrangements that have or are reasonably likely to have effect on our financial position.

We have no obligation arising out of a variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or that engages in leasing, hedging, or research and development arrangements with us.

Contractual Obligations

As of June 30, 2009, our contractual obligations amounted to US$678.6 million, primarily arising from contracted construction costs or other capital commitments for future property developments and debt obligations. The following table sets forth our contractual obligations for the periods indicated.

	Payments due by period
	Total	less than 1 year	1-3 years	3-5 years	more than 5 years
	(US$ in thousand)
Long-term debt obligations:
long-term bank loans	95,435	—	95,435	—	—
interest on long-term bank loans(1)	14,687	6,329	8,358	—	—
convertible notes	25,000	—	25,000	—	—
interest on convertible notes(2)	1,395	500	895	—	—
floating rate notes	75,000	75,000	—	—	—
interest on floating rate notes(3)	5,086	5,086	—	—	—
Short-term debt obligations	169,121	169,121	—	—	—
interest on short-term debt obligations(4)	7,057	7,057	—	—	—
Operating lease obligations	5,328	1,478	2,501	1,349
Non-cancellable construction contract obligations	280,462	280,462	—	—	—
Contracted land use rights obligations	—	—	—	—	—

Total	678,571	545,033	132,189	1,349	—

(1)	Our long-term bank loans bear variable interest at rates adjustable based on the PBOC benchmark rate. Interest on long-term loans is calculated based on the current interest rate of each loan, ranging from 7.182% to 8.384% per annum, using the PBOC benchmark rate of 7.56% as of June 30, 2009.

(2)	Interest on convertible notes is calculated at a rate of 2% per annum.

(3)	Interest on floating rate notes is calculated at 6-month LIBOR as of June 30, 2009 plus 6.8% per annum. The applicable LIBOR rate was 4.376% as of June 30, 2009.

(4)	Interest on short-term loans is calculated based on the fixed interest rates for relevant loans, ranging from 6.413% to 10.085% per annum.

We have projected cash flows for each of our existing projects, and we believe that our anticipated cash flows from operations will be sufficient to meet our expected cash requirements, including for working capital and capital expenditure purposes, for at least twelve months from June 30, 2009. In making our assessment, we considered a number of factors, including the relative stage of each of our projects under construction and our projects under planning and the demand for and the average selling prices of our projects. For any given project, we use cash early in the project life and generate cash later in the project life. Costs for land acquisition, site preparation, foundation, and early above ground framing are all incurred before we obtain licenses from local governing authorities to enter into pre-sales activity. The construction of many of our projects is carried out in phases, the timing of which is primarily determined by us based on the pace of the market demand for units in the project. Accordingly, after receiving the pre-sale permits relating to a project, we are able to control much of our construction activities to coincide with the timing of expected pre-sales.

We acquired in 2007 the land parcels for our three largest active projects, Kunshan International City Garden, Chengdu Xinyuan Splendid I and Suzhou International City Garden, and completed the majority of the construction activities on those projects in 2008. Accordingly, we incurred a significant portion of the cash outflows associated with those projects by the end of 2008. However, we only obtained our pre-sales permits and commenced pre-sales activities in September 2008, in the case of the Kunshan International City Garden and Chengdu Xinyuan Splendid I, and May 2008, in the case of the Suzhou International City Garden. As of the end of 2008, we achieved only limited cumulative pre-sales as a percentage of estimated total sales for these three projects. As of June 30, 2009, limited cumulative pre-sales as a percentage of estimated total sales was 8%, 14.4% and 15.1% for each of Kunshan International City Garden, Chengdu Xinyuan Splendid I and Suzhou International City Garden, respectively.

During the first half of 2009, our pre-sales, selling price and gross floor sales all showed positive trends, leading us to project improved cash flows. Given the improved demand, we expect to increase production spending in order to meet accelerated delivery dates of our projects under construction and under planning. We expect such increased spending to be at a rate commensurate with the GFA sales rate. As such, we believe our projected cash flows for each of our existing projects are sufficient to meet our expected cash requirements, including our short-term debt obligations and non-cancellable construction contract obligations that are due on various dates ranging from January 1, 2009 to October 15, 2010.

We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. In the event that proceeds from the sale of units for a project are insufficient for repayment of related construction loans or additional cash needs, we would need to raise the required funds through new borrowings, refinancing of existing borrowings, public or private sales of equity securities, or a combination of one or more of the above. We believe that, in the event additional funding is required, we will be able to access the capital markets on terms and in amounts adequate to meet our objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available on terms favorable to us or at all.

SELLING SHAREHOLDERS

The selling shareholders acquired their shares in the transactions described below, and may offer from time to time an aggregate of 31,617,674 ADSs, representing 63,235,349 common shares.

•

In April 2007, pursuant to a share exchange, whereby all of the then-existing shareholders of Xinyuan Real Estate, Ltd., or Xinyuan Ltd., exchanged their respective securities of Xinyuan Ltd. for an equivalent number and class of our securities, we issued a total of 75,704,379 common shares to Yong Zhang and Yuyan Yang, our co-founders, and Blue Ridge China Partners, LP, or Blue Ridge China, and EI Fund II China, LLC, or Equity International. These common shares were issued in exchange for (i) 60,000,000 common shares of Xinyuan Ltd. held by Yong Zhang, 12,000,000 of which were immediately transferred to Yuyan Yang, and (ii) 15,704,379 common shares of Xinyuan Ltd. held by Blue Ridge China and Equity International.

•

We also issued a total of 30,805,400 Series A preference shares and warrants to Blue Ridge China and Equity International in exchange for an equivalent number and class of shares and warrants issued to them by Xinyuan Ltd. The outstanding Series A preference shares were automatically converted to 30,805,400 common shares upon completion of our initial public offering, or IPO, and the warrants expired without being exercised.

•

In April 2007, we issued US$75 million principal amount of units, each unit comprising US$100,000 principal amount of secured senior floating rate notes due 2010, or the floating rate notes, and one warrant to subscribe for our common shares. The warrants are exercisable into common shares based on the following formula: number of warrants multiplied by $40,000, divided by $5.60.

•

In April 2007, we also issued US$25 million principal amount of convertible subordinated notes due 2012, or the convertible notes. The convertible notes are convertible into common shares at the rate of 38,388 common shares per US$100,000 principal amount of convertible notes, or a total of 9,597,000 common shares.

For more information, see “Description of Capital Stock—History of Share Issuances”.

The table below sets forth certain information concerning the selling shareholders and the common shares that each such selling shareholder may offer and sell in the form of ADSs from time to time under this prospectus. The beneficial ownership of our common shares set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 151,688,262 common shares outstanding as of June 30, 2009. The number of shares in the column “Shares being offering hereby” represents all of the shares that a selling shareholder may offer and sell from time to time under this prospectus. The column “Shares Beneficially Owned After Offering” assumes that the selling shareholders will have sold all of such shares under this prospectus. However, because the selling shareholders may offer, from time to time, all, some or none of such shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling shareholders or that will be held by the selling shareholders after completion of the sales.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering		Shares Being Offered Hereby	Shares Beneficially Owned After Offering
	Number	Percent		Number	Percent
Blue Ridge China Partners, L.P.(1)	27,905,867	18.4%	27,905,867	—	—
EI Fund II China, LLC(2)	18,603,912	12.3%	18,603,912	—	—
Polygon Global Opportunities Master Fund(3)	1,071,428	*	1,071,428	—	—
Drawbridge Global Macro Master Fund Ltd(4)	10,311,285	6.4%	10,311,285	—	—
Forum Asian Realty Income II L.P.(5)	2,142,857	*	2,142,857	—	—
Yuyan Yang(6)	61,714,914	40.6%	3,200,000	58,514,914	38.5%

Total	121,750,263	73.5%	63,235,349	58,514,914	38.5%

*	Less than 1%.
(1)

The securities are beneficially owned by Blue Ridge China and by its general partner, Blue Ridge China Holdings, L.P., or BRCH, a Cayman Islands exempted limited partnership, and BRCH’s general partner, Blue Ridge Capital Offshore Holdings LLC, or BRCOH, a New York limited liability company. John A. Griffin is the sole managing member of BRCOH and in that capacity directs its operations and (through BRCOH and BRCH) has voting and investment control over Blue Ridge China. Blue Ridge China, BRCH, BRCOH, and Mr. Griffin may therefore all be deemed to beneficially own such securities. BRCH’s, BRCOH’s, and Mr. Griffin’s pecuniary interest in such securities is limited to its or his proportionate pecuniary interest in Blue Ridge China. The address of Blue Ridge China Partners, L.P. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(2)

The securities are owned directly by EI Fund II China, LLC. Samuel Zell, through several trusts for the benefit of Mr. Zell’s family, has investment and voting control over EI Fund II China, LLC and may therefore be deemed to beneficially own such securities. Mr. Zell’s and each such trust’s pecuniary interest in such securities are limited to his or its proportionate pecuniary interest in EI Fund II China, LLC. The address of EI Fund II China, LLC is Two North Riverside Plaza, Suite 700, Chicago, IL 60606.

(3)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the exercise of outstanding warrants. Polygon Investment Partners, LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited, or the Investment Managers, Polygon Investments Ltd., or the Manager, Read Griffith and Paddy Dear share voting and dispositive power over the securities held by Polygon Global Opportunities Master Fund, or the Master Fund. The Investment Managers, the Manager, Read Griffith and Paddy Dear disclaim beneficial ownership over the securities held by the Master Fund. The address of the Master Fund is 399 Park Ave, 22nd Floor, New York, NY 10022.

(4)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the conversion of outstanding convertible notes, convertible into a total of 9,597,000 common shares, and the exercise of outstanding warrants, exercisable into a total of 714,285 common shares. Drawbridge Global Macro Master Fund Ltd, or the Master Fund, is owned by Drawbridge Global Macro Intermediate Fund L.P., or Global Macro Intermediate, Drawbridge Global Alpha Intermediate Fund L.P., or Global Alpha Intermediate, and Drawbridge Global Macro Fund LP, or Global Macro LP. Drawbridge Global Macro GP LLC, or Global Macro GP, is the general partner of Global Macro LP. Drawbridge Global Macro Fund Ltd, or Global Macro Ltd, is the sole limited partner of Global Macro Intermediate. Drawbridge Global Alpha Fund V Ltd., or Global Alpha Ltd., is the sole limited partner of Global Alpha Intermediate. DBGM Associates LLC is the general partner of Global Macro Intermediate and Global Alpha Intermediate.

Principal	Holdings I LP is the sole managing member of DBGM Associates LLC. FIG Asset Co. LLC is the general partner of Principal Holdings I LP. Drawbridge Global Macro Advisors LLC, or Global Macro Advisors, is the investment advisor of each of Global Macro Intermediate, Global Alpha Intermediate, Global Macro LP, Global Macro Ltd, the Master Fund and certain of their affiliates. FIG LLC is the sole managing member of Global Macro Advisors. Fortress Operating Entity I LP, or FOE I, is the sole managing member of FIG LLC. Fortress Operating Entity II LP, or FOE II, is the sole managing member of Global Macro GP. FIG Corp. is the general partner of FOE I and FOE II. FIG Corp. and FIG Asset Co. LLC are wholly owned by Fortress Investment Group LLC. Each of the foregoing entities may be deemed to beneficially own the shares reported by the Master Fund; however, each such entity disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein and the inclusion of the shares in this prospectus shall not be deemed to be an admission of beneficial ownership for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or Exchange Act or otherwise. Michael Novogratz and Adam Levinson, in their capacities as co-Chief Investment Officers of Fortress Investment Group LLC, share voting and investment power with respect to the shares held by the Master Fund.
(5)

The share amount represents common shares that may be acquired within 60 days from the date of this prospectus upon the exercise of outstanding warrants. The securities are beneficially owned by Forum Asian Realty Income II LP, or FARI II LP, a Cayman Islands limited partnership, and by its general partner, Forum Asian Realty Income II GP Limited, or FARI II GP, a Cayman Islands limited company. The investment committee of FARI II GP has voting and investment control over FARI II LP. The current members of such investment committee are Russell C. Platt, Caroline M. McBride and Andrew N. Walker. The address of FARI II LP is c/o Forum Partners Asia (HK) Limited, Suite 2604, 26th Floor, Alexandra House, 18 Charter Road, Central, Hong Kong.

(6)

The share amount includes 48,000,000 common shares owned by Yong Zhang, Ms. Yang’s spouse, and 351,184 common shares issuable upon the exercise of options exercisable within 60 days, which are held by Mr. Zhang or Shining Gold Trading Limited, a British Virgin Islands company wholly owned and controlled by Mr. Zhang. Ms. Yang’s address is c/o Xinyuan Real Estate Co., Ltd., 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2009 Revision) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, we have authorized 500,000,000 common shares, with a par value of US$0.0001 each. As of June 30, 2009, we had 151,688,262 common shares issued and outstanding. The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our common shares. The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our memorandum and articles of association.

Common shares

General.    All of our outstanding common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our common shares are entitled to such dividends as may be declared by our shareholders or board of directors, subject to the Companies Law. All dividends or distributions will be paid out of our realized or unrealized profits, or out of the share premium account or as otherwise permitted by the Companies Law.

Voting Rights.    Each common share is entitled to one vote on all matters upon which the common shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded or required by the rules of the designated stock exchange. A poll may be demanded by the chairman of the meeting or a shareholder or shareholders present in person or, in the case of a shareholder being a corporation or other non-natural person, by its duly authorized representative or by proxy, and holding not less than one-tenth of the issued share capital of our voting shares.

A quorum required for a meeting of shareholders consists of two or more shareholders being present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or by proxy, representing not less than fifty percent of the total voting rights of common shares entitled to vote at a general meeting. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative. Advance notice of at least twenty days is required in order to convene a general meeting.

No business may be transacted at a general meeting, other than business that is specified in a notice given at the direction of, or otherwise properly brought before the annual meeting by, our board of directors or is properly brought by a shareholder who provides us with advance notice, in accordance with our memorandum and articles of association, describing the business desired to be conducted at the general meeting.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the common shares. A special resolution is required for important matters such as a change of name or an amendment to our memorandum or articles of association.

Transfer of Common Shares.    Subject to the restrictions of our articles of association, as more fully described below, any of our shareholders may transfer all or any of his or her common shares if approved by the board in writing and the name of the transferee is entered into the register of shareholders to become effective.

If a shareholder dies, the legal representative of the deceased shareholder is the only person recognized as having title to his share interest. Any person entitled to a share as a result of death or bankruptcy or liquidation or dissolution of a shareholder (or in any other way than by transfer) may, upon providing evidence of such right, elect to become the holder of the share or nominate someone as the transferee. In either case, our directors have the same right to decline or suspend registration as they would have in the case of a transfer of the share by the shareholder before his death or bankruptcy, unless the transferee is an immediate family member of the shareholder or a trust for their benefit. If notice from such person to either elect to be registered himself or to transfer the share is not received within 90 days, our directors may withhold payment of all dividends, bonuses or other payouts related to the share until the requirements of the notice have been satisfied.

Liquidation.    On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of common shares will be distributed among the holders of the common shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares.    Subject to the provisions of the Companies Law and our memorandum and articles of association and to any special rights conferred on the holders of any shares or class of shares, we may issue shares on terms that they are subject to redemption at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution, determined before the issue of the shares.

Variations of Rights of Shares.    The rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent of the majority of shareholders with voting rights of that class, or with the sanction of a special resolution passed at general meeting of the holders of the shares of that class.

Inspection of Books and Records.    Holders of our common shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Designations and Classes of Shares.    All of our issued shares are common shares. Our articles provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued common shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

History of Share Issuances

The following is a summary of our share issuances.

Share Exchange.    In April 2007, in connection with the issuance of our floating rate notes and convertible notes described below, we conducted a restructuring pursuant to a one-for-one share exchange, whereby all of the then-existing shareholders of Xinyuan Real Estate, Ltd., or Xinyuan Ltd., exchanged their respective securities of Xinyuan Ltd. for an equivalent number and class of our securities.

Common Shares.    Pursuant to the share exchange and the Share Exchange and Assumption Agreement, we issued a total of 75,704,379 common shares to Yong Zhang, and Yuyan Yang, our co-founders, and Blue

Ridge China and Equity International. These common shares were issued in exchange for (i) 60,000,000 common shares, par value US$0.0001 per share, issued in March 2006 at a price of US$0.0001 per share by Xinyuan Ltd. to Yong Zhang, 12,000,000 of which were immediately transferred to Yuyan Yang, and (ii) 15,704,379 common shares issued in November 2006 at a price of US$0.9551 per share by Xinyuan Ltd. to Blue Ridge China and Equity International in a private placement.

Series A Convertible Redeemable Preference Shares and Warrants.    Also pursuant to the share exchange, we issued a total of 30,805,400 Series A preference shares and warrants to Blue Ridge China and Equity International. These Series A preference shares and warrants were issued in exchange for an equivalent number and class of shares and warrants issued in August 2006 at a price of US$0.81155 per share by Xinyuan Ltd. to Blue Ridge China and Equity International in a private placement. The outstanding Series A preference shares were automatically converted to common shares at the ratio of one common share to one Series A preference share, or 30,805,400 common shares upon completion of our IPO. The warrants expired without being exercised upon completion of the IPO.

Burnham Warrants.    In connection with the restructuring and in exchange for warrants of Xinyuan Ltd. that were issued in August 2006 in consideration for financial advisory and investment banking services rendered, we issued warrants to Burnham Securities Inc. and Joel B. Gardner, collectively, Burnham warrants, for the issuance of 1,853,172 fully paid common shares at an exercise price of US$0.81155 per share, which could be settled by cash or common shares. The Burnham warrants were exercised in full on a net exercise basis upon completion of the IPO, resulting in the issuance of 1,638,323 common shares.

Debt Securities and Related Warrants.    In April 2007, we issued US$75 million principal amount of units, each unit comprising US$100,000 principal amount of secured senior floating rate notes due 2010, or the floating rate notes, and one warrant to subscribe for our common shares. The warrants are exercisable into common shares based on the following formula: number of warrants multiplied by $40,000, divided by $5.60.

We also issued US$25 million principal amount of convertible subordinated notes due 2012, or convertible notes. The convertible notes are convertible into common shares at the rate of 38,388 common shares per US$100,000 principal amount of convertible notes, or a total of 9,597,000 common shares.

IPO.    On December 12, 2007, we completed an IPO of 20,125,000 ADSs at US$14 per ADS. Each ADS comprises two common shares. The proceeds to us from the offering amounted to US$261,003,514 net of issuance costs paid and payable.

Equity Incentive Plans.    On August 11, 2007, we granted awards for 6,802,495 restricted shares and options under our 2007 Equity Incentive Plan at a weighted average exercise price of US$1.08. The awards have various vesting periods ranging from 10 to 60 months, and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting. The awards commenced vesting in December 2008 and the share option awards will expire no later than August 10, 2017.

On November 5, 2007, we granted options under our 2007 Long Term Incentive Plan for an aggregate of 2,441,844 common shares at US$7 per share exercise price, representing the per-common share equivalent of the IPO price of the ADSs, taking into account the ADS to common share ratio. These options have commenced vesting and have vesting periods of up to 36 months, and will expire no later than the 10th anniversary of the date of grant. The options vest only if the holder is a director or an employee or an affiliate of our company at the time of the relevant vesting.

In July 2008, we granted stock options under the 2007 Long Term Incentive Plan for an aggregate of 360,000 common shares at a weighted exercise price of US$2.98. These options have vesting periods of 33 months and will expire no later than July 1, 2018 and will vest only if the holder is still a director or an employee or an affiliate of our company at the time of the relevant vesting.

Differences in Corporate Law

The Companies Law (2009 Revision) of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company voting together as one class if the shares to be issued to each shareholder in the consolidated or surviving company will have the same rights and economic value as the shares held in the relevant constituent company or (b) a shareholder resolution of each constituent company passed by a majority in number representing 75% in value of the shareholders voting together as one class. The plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands courts) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures. In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the company is not proposing to act illegally or beyond the scope of its authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Anti-takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to redesignate authorized and unissued common shares as other shares or series of shares, to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties and Powers.    As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Island company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest. Directors are not required to hold shares; however, a minimum share requirement for directors may be established at a general meeting. Directors may exercise all powers of our company to borrow money, under our memorandum and articles of association, in a variety of ways, including issuing bonds and other securities either outright or as security for any debt liability or obligation of our company or of any third party.

Shareholder Action by Written Resolution.    Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by written resolutions.

Removal of Directors.    Under our memorandum and articles of association, directors may be removed by a special resolution.

Dissolution; Winding Up.    Under our memorandum and articles of association, if our company is wound up, the liquidator of our company may distribute the assets only by the vote of holders of a two-thirds majority of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting or by unanimous written resolution.

Amendment of Governing Documents.    Under Cayman Islands law and our memorandum and articles of association, our governing documents may only be amended with the vote of holders of two-thirds of our shares entitled to vote in person or by proxy at a shareholder meeting or, as permitted by our articles of association, by unanimous written consent.

Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Registration Rights

We have granted registration rights to institutional shareholders holding our common shares and holders of our convertible notes and certain warrants, some of which rights may have expired.

Institutional Shareholders

We have granted registration rights to the holders of our Series A preference shares or their assignees and the holders of the Burnham warrants in connection with the subscription for the Series A preference shares in April 2007 in connection with the share exchange under the Share Exchange and Assumption Agreement. Upon the completion of the IPO, the Series A preference shares all converted into common shares on a one-to-one ratio and the Burnham warrants were exercised in full on a net exercise basis into common shares. Set forth below is a description of the registration rights granted to these holders:

Demand Registration Rights.    At any time, Blue Ridge China and Equity International, holders of our common shares have the right to demand that we file a registration statement covering the offer and sale of their securities, so long as the aggregate amount of securities to be sold under the registration statement is not less than US$7.5 million. However, we are not obligated to effect more than two such demand registrations. We have the ability to defer the filing of a registration statement, not more than once in any twelve month period, for up to three months if we furnish to holders of the registrable securities a certificate stating that the board of directors determines that a registration statement filed at such time would have an adverse effect on any proposal or plan by us or any of our subsidiaries to engage in any material corporate transaction.

Form F-3 Registration Rights.    Blue Ridge China and Equity International (for so long as they hold a specified number of shares) have the right to request, not more than three times, that we register all or a part of its shares under Form F-3 or S-3, so long as the aggregate amount of securities to be sold under the registration statement is no less than US$1 million.

Piggyback Registration Rights.    If we propose to file a registration statement with respect to an offering of securities of our company, then we must offer each holder of the registrable securities the opportunity to include their shares in the registration statement. We must use our reasonable best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their shares. Such registration are not counted as demand registrations. The holders of the Burnham warrants are also entitled to “piggyback” registration rights.

Note and Warrant Holders

Pursuant to the equity registration rights agreement entered into in connection with the issuance of US$75 million floating rate notes and related warrants and US$25 million convertible notes, we granted to the holders of the convertible notes and warrants certain registration rights, which primarily include:

Demand Registration Rights.    Upon request of the holders of at least 33% of the outstanding registrable securities held by our note and warrant holders, we shall be obligated to effect registration on Form F-1 with respect to the registrable securities held by them and any additional registrable securities requested to be included in such registration by any other holders, provided we shall only be obligated to effect three such registrations.

Form F-3 Registration Rights.    Upon request of the holders of at least 10% of the outstanding registrable securities held by our note and warrant holders with an anticipated aggregate offering price of not less than US$5 million, we shall effect registrations on Form F-3 with respect to the registrable securities held by them and any additional registrable securities requested to be included in such registration by any other holders to the extent we are eligible to use such form to offer securities.

Piggyback Registration Rights.    The holders of the registrable securities are entitled to “piggyback” registration rights, whereby they may require us to register all or any part of the registrable securities that they hold at the time when we register any of our common shares. Such registrations are not counted as demand registrations.

Under the equity registration rights agreement, we have the right to defer effecting the requested registration for up to 90 days if we find the request will be materially detrimental to our company and our shareholders, provided that we can only exercise this right once in any 12-month period and we are not allowed to register any securities for our own account or for any other shareholder during the 90-day deferral period.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares (which may be represented by ADSs) and/or debt securities in one or more series. We may issue warrants together with other securities or separately, as described in the applicable prospectus supplement. Below is a summary description of certain general terms and provisions of the warrants that we may offer. We will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form or warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrant that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrant that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants with each such securities or each principal amount of such security;

•	if applicable, the date on or after which the warrants and the related security will be separately transferable;

•

in the case or warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common shares, the number of shares purchasable upon exercise or one warrant and the price at which the shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of our rights to redeem or sell the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	the manner in which the warrant agreements and warrants may be modified;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder to purchase the securities that we will specify in the applicable prospectus supplement at the exercise price we will describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After such time on the expiration date, unexercised warrants will become void.

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The debt securities offered by this prospectus may be either senior debt securities, senior subordinated debt securities or subordinated debt securities and may be convertible into common shares represented by ADSs. None of the debt securities offered by this prospectus will be guaranteed by any of our subsidiaries. We will issue the debt securities under an indenture between us and a trustee whom we will select, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in the applicable prospectus supplement.

Below is a summary description of certain material provisions of the indenture and debt securities. The following summary is not complete and is subject to and qualified in its entirety by reference to all the provisions of the indenture applicable to the particular series of debt securities that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of debt securities that we may offer under this prospectus and the indenture and any indenture supplement related to the that series.

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture.

General Terms of the Indenture

We may issue an unlimited amount of debt securities under the indenture, which may be in one or more series with the same or various maturities, at par or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered the offering price, the aggregate principal amount and the terms of the debt securities, including the following:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•

the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple thereof;

•	the terms and conditions, if any, upon which the debt securities may be exchanged for or converted into our other securities or securities of another person;

•	whether defeasance shall be inapplicable to the debt securities in that series;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

•

if payments of principal of, or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	a discussion of material income tax considerations applicable to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Conversion or Exchange Rights

We may issue debt securities that are exchangeable and/or convertible into our common shares represented by ADSs. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of common shares represented by ADSs or the number of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement. Neither the trustee nor the conversion agent will have any duty to verify calculations respecting conversions. All such calculations will be performed by us and our agents. Neither the trustee nor the conversion agent will have any liability for not verifying our calculations and they will be entitled to rely upon them. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Form; Transfer and Exchange

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement or supplements, only in denominations of $2,000 and integral multiples thereof.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the security registrar or at the office of any transfer agent we designate for such purpose. Holders will not incur any service charge for any registration of transfer or exchange of debt securities. We may require, however, payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration. Such transfer or exchange will occur at such time as the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. Under the indenture, the trustee is appointed the initial registrar for each series of debt securities issued under the indenture unless another registrar is appointed prior to the initial issuance of securities of a particular series. We will name in the applicable prospectus supplement or supplements any transfer agent, in addition to the security registrar, we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series, or of any series and specified terms, are to be redeemed in part, we will not be required to:

•

issue, register the transfer of or exchange any security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part.

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security (a) will be registered in the name of a depositary or a nominee of such depositary identified in the applicable prospectus supplement or supplements, (b) will be deposited with such depositary or nominee or a custodian, and (c) will bear a legend regarding the restrictions on exchanges and registration of transfer of such security referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any security described here, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exists such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct.

As long as the depositary, or its nominee, is the registered holder of a global security, we will consider the depositary or such nominee, as the case may be, to be the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have such global security or any debt securities represented thereby registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor; or

•	be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the indenture.

We will make all payments of principal of and interest on a global security to the depositary or its nominee, as the case may be, as the holder of such security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Events of Default

The term “Event of Default,” when used in the indenture with respect to any series of debt securities, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay the principal of any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due in respect of that series;

•

failure to perform other covenants (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events in our bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of not less than a majority in principal amount of the outstanding debt securities of that series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture. In addition, we will be required to notify the trustee in writing upon the occurrence of any such default.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor person of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional Events of Default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•

add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•

evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•

make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not materially adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification; and

•

conform any provision of the indenture, the securities of any series or any related guarantees or security documents to the description of such securities contained in our prospectus, prospectus supplement, offering memorandum or similar document with respect to the offering of the securities of such series to the extent that such description was intended to be a verbatim recitation of a provision in the indenture, such securities or any related guarantees or security documents.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or interest, if any, on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or interest, if any, on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or lease, transfer or otherwise dispose of all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (a) we will be the continuing entity or (b) the successor person to which our assets are transferred is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic or foreign jurisdiction and it expressly assumes our obligations under the debt securities and the indenture. In addition, we must deliver to the trustee an officer’s certificate and opinion of counsel and we cannot complete the transaction unless immediately after completing the transaction, no Event of Default under the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or loss of all or substantially all of our assets.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Merger, Consolidation or Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay and discharge each installment of principal of and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., our depositary, issues the ADSs representing our common shares. Each represents an ownership interest in two shares which we have deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and all registered holders from time to time of ADSs issued thereunder. Each ADS also represents any securities, cash or other property deposited with the depositary but which it has not distributed directly to ADR holders. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive, which reflect your ownership of ADSs.

The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee is actually the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You may obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.    The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time, and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares.    In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares.    In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights. However, if we do not furnish such evidence, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions.    In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability for interest thereon and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of any ADSs to be issued in an offering under this prospectus and applicable prospectus supplement, we will arrange to have such shares deposited.

Shares deposited with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADSs at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on your behalf. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•

for the determination of the registered holders who shall be responsible for the fees assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposit securities represented by your ADSs. If the depositary receives an opinion of our counsel to the effect that the granting of the discretionary proxy will be given effect under Cayman Islands Law and will not result in a violation of Cayman Islands Law, subject the depositary to reporting obligations in the Cayman Islands or the shares represented by the ADS being considered assets of the depositary under Cayman Islands Law, the depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition to the particular question; or

•	we think the particular question would materially affect the rights of our shareholders.

Reports and Other Communications

Will I be able to view our reports?

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

Additionally, if we make any written communications generally available to holders of our shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities in any manner permitted by the deposit agreement, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by our company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•	a fee of US$0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•

a fee of US$0.05 per ADS (or portion thereof) per calendar year for services performed by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable laws, rules or regulations.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of or arising out of, your ADSs.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1) amend the form of ADR;

(2) distribute additional or amended ADRs;

(3) distribute cash, securities or other property it has received in connection with such actions;

(4) sell any securities or property received and distribute the proceeds as cash; or

(5) none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or you otherwise receive notice. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating hereunder within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating hereunder on the 60th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, we, the depositary and its custodian may require you to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•

the production of proof satisfactory to the depositary and/or its custodian of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on our behalf for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing shares and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, generally or in particular instances, may be suspended when the ADR register or any register for shares is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of shares.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADRs;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall we, the depositary or any of our respective agents be liable to holders of ADSs or interests therein for any indirect, special, punitive or consequential damages.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to request you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of deposited securities and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. You may inspect such records at its office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary or when requested by us.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or rights to receive shares from us or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs) and pre-released ADSs are terminable on not more than five business days notice. However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

In the deposit agreement, each holder and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and

•

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

PLAN OF DISTRIBUTION

We and the selling shareholders, their respective successors in interest and, in the case of Blue Ridge China, Equity International or Ms. Yang, their permitted transferees and assigns, may sell or distribute securities by one or more of the following methods, without limitation:

•	an exchange distribution in accordance with the rules of any stock exchange or automated interdealer quotation system on which the securities are listed or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions on the securities, or swaps, or derivatives, whether through an options exchange or otherwise;

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	privately negotiated transactions;

•	“at the market” or through market makers or into an existing market for the shares;

•	through the distribution of the securities by the selling shareholder to its partners, members or shareholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	any combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

We and the selling shareholders, and in certain circumstances, their respective transferees, pledgees and other successors in interest, may sell any or all of their securities that have been distributed by any of the methods described above from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, either:

•	at fixed prices that may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We and any of the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers or dealers may act as principals, or as agents. Broker-dealers may agree to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, a selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of the selling shareholders’ securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for a selling shareholder’s securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of our or the selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholders and/or purchasers of selling shareholders’ securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

These discounts, concessions or commissions may be changed from time to time. Underwriters, brokers, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. In the event any underwriter, dealer or agent who is a member of the Financial Industry Regulatory Authority, or FINRA, participates in the distribution of any securities offered pursuant to this prospectus and any applicable prospectus supplement, the maximum underwriters’ compensation to be received by such FINRA member will not be greater than eight percent (8%) of the gross proceeds from the sale of the securities.

The selling shareholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with the selling shareholders, including, without limitation, in connection with distributions of the securities by those broker-dealers.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of common shares or ADSs by the selling shareholders. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase our common shares or ADSs while the selling shareholders are distributing common shares or ADSs covered by this prospectus. The selling shareholders are not permitted to cover short sales by purchasing common shares or ADSs while their distribution is taking place. Furthermore, Regulation M provides for restrictions on market-making activities by persons engaged in the distribution of the common shares or ADSs.

The selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. The selling shareholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate members are purchased in syndicate covering transactions.

We have agreed to indemnify in certain circumstances the selling shareholders of the securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act. Certain selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

The securities offered hereby on behalf of the selling shareholders were originally issued to the selling shareholders pursuant to an exemption from the registration requirements of the Securities Act.

We have agreed to pay certain fees and expenses in connection with offerings of securities offered under this prospectus, not including any selling commissions. We will not receive any proceeds from sales of any securities by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any of the securities offered for sale under this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder, our counsel as to Cayman Islands law, and TransAsia Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under the common law doctrine of obligation. Civil liability provisions of the U.S. federal and state securities law permit punitive damages against us; however, according to Maples and Calder, the Cayman Island courts would not recognize or enforce judgments against us to the extent the judgment is punitive or penal. It is uncertain as to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws would be determined by the Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

TransAsia Lawyers has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between China and the United States governing the recognition of a judgment, there is uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

EXPENSES RELATING TO THIS OFFERING

The following is a statement of expenses in connection with the registration of the securities. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee all amounts are estimates. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC Registration Fee	$27,361
Financial Industry Regulatory Authority Filing Fee	49,534
Printing Expenses	60,000
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	70,000
Miscellaneous	$3,105

Total	$310,000

LEGAL MATTERS

The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Baker & McKenzie LLP, our special United States counsel. The validity of our common shares, including common shares represented by ADSs, debt securities or warrants offered hereby, to the extent governed by the laws of the Cayman Islands, will be passed upon for us by Maples and Calder, our special legal counsel as to Cayman Islands law. Legal matters as to laws of the People’s Republic of China will be passed upon for us by TransAsia Lawyers.

EXPERTS

The consolidated financial statements of Xinyuan Real Estate Co., Ltd. and the consolidated financial statements of Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. appearing in Xinyuan Real Estate Co., Ltd.’s Amendment No. 1 to Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of Xinyuan Real Estate Co., Ltd.’s internal control over financial reporting as of December 31, 2008, have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Xinyuan Real Estate Co., Ltd. did not maintain effective internal control over financial reporting as of December 31, 2008, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is a part of a registration statement on Form F-3 with the SEC under the Securities Act and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC, as indicated below. Forms of any indenture and other documents establishing the terms of the offered securities are or will be filed as, or incorporated as, exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about those documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

We also file and furnish annual and other reports and other information with the SEC. You may read and copy all or any portion of the registration statement and any other document we file with or furnish to the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. We incorporate by reference the documents listed below:

•	Amendment No. 1 to our annual report on Form 20-F for the year ended December 31, 2008 filed with the SEC on September 29, 2009;

•	the description of our common shares contained in our Form F-1 Registration Statement filed with the SEC on November 16, 2007; and

•	our report on Form 6-K furnished to the SEC on September 30, 2009.

We also incorporate by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC (if they state that they are incorporated by reference into this prospectus) after the date of filing of this Amendment No. 2, including all such documents we may file prior to the effectiveness of this registration statement, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated or completed.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

Each person to whom a copy of this prospectus is delivered may request a copy of any of the documents incorporated by reference in this prospectus at no cost. We will not include exhibits to the documents that you request unless the exhibits are specifically incorporated by reference into those documents. You may make your request for any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Attention: Thomas Gurnee, Chief Financial Officer

27/F, China Central Place, Tower II

79 Jianguo Road, Chaoyang District

Beijing 100025

People’s Republic of China

(86-10) 8588-9200

Xinyuan Real Estate Co., Ltd. and Subsidiaries

As of December 31, 2008 and June 30, 2009 (unaudited)

For the six months ended June 30, 2008 (unaudited) and 2009 (unaudited)

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2008 and June 30, 2009

(All amounts stated in US$, except for number of shares data)

	Notes	December 31, 2008	June 30, 2009
		US$	US$
			(Unaudited)
ASSETS

Current assets
Cash and cash equivalents		135,658,720	147,657,383
Restricted cash		57,950,726	89,288,251
Accounts receivable		5,320,228	8,500,253
Other receivables		20,228,904	6,131,632
Other deposits and prepayments		28,989,209	21,835,887
Advances to suppliers		733,348	2,350,375
Real estate property development completed	3	327,925	326,473
Real estate property under development	3	520,495,906	480,241,899
Due from related parties	15	7,079,211	7,103,363
Due from employees	15	36,034	371,244
Other current assets		1,192,709	1,686,842

Total current assets		778,012,920	765,493,602

Real estate property under development	3	102,707,287	104,202,203
Real estate properties held for lease, net	4	14,850,787	14,671,296
Property and equipment, net	5	5,254,893	5,117,404
Other long-term investment	6	241,648	241,648
Interests in an equity investee	7	20,157,172	23,622,392
Deferred tax assets	12	6,829,489	5,184,333
Other assets		8,111,886	6,333,051

TOTAL ASSETS		936,166,082	924,865,929

The accompanying notes are an integral part of these consolidated financial statements.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS—(Continued)

As of December 31, 2008 and June 30, 2009

(All amounts stated in US$, except for number of shares data)

	Notes	December 31, 2008	June 30, 2009
		US$	US$
			(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable		89,031,888	85,706,520
Short-term bank loans	8	168,966,728	169,121,328
Customer deposits	11	14,251,714	10,602,435
Income tax payable		6,262,925	6,900,865
Deferred tax liabilities	12	21,512,739	13,561,174
Other payables and accrued liabilities	14	20,113,982	22,325,398
Payroll and welfare payable		2,210,779	1,588,488
Warrant liability	10	—	2,028,000
Current portion of long-term debt	10	95,638,869	73,571,028

Total current liabilities		417,989,624	385,405,236

Long-term bank loans	9	105,006,877	95,434,652
Warrant liability	10	170,000	—
Unrecognized tax benefits	12	12,744,813	12,973,434
Other long-term debt	10	—	23,698,453

Total liabilities		535,911,314	517,511,775

Commitments and contingencies	19

Shareholders equity
Common shares, US$0.0001 par value:
Authorized—500,000,000 shares issued and outstanding—151,243,352 shares for June 30, 2009 (2008: 151,017,040 shares)	16	15,102	15,124
Additional paid-in capital		499,154,814	501,117,758
Statutory reserves		13,167,418	13,167,418
Accumulated deficit		(148,365,420)	(143,363,304)
Accumulated other comprehensive earnings		36,282,854	36,417,158

Total shareholders’ equity		400,254,768	407,354,154

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		936,166,082	924,865,929

The accompanying notes are an integral part of these consolidated financial statements.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the six months ended June 30, 2008 and 2009

(All amounts stated in US$, except for number of shares data)

(unaudited)

		Six months ended June 30,
	Notes	2008	2009
		US$	US$
Revenue:
Real estate sales, net of sales taxes of US$12,366,608 in 2008 and US$7,284,947 in 2009		211,225,772	129,046,750
Real estate leasing		61,861	85,291
Other revenue		1,572,553	2,574,373

Total revenue		212,860,186	131,706,414

Cost of revenue:
Cost of real estate sales		(153,927,449)	(105,841,452)
Cost of real estate leasing		(196,806)	(269,739)
Other costs		(1,454,352)	(3,666,617)

Total cost of revenue		(155,578,607)	(109,777,808)

Gross profit		57,281,579	21,928,606
Selling and distribution expenses		(6,005,986)	(3,108,225)
General and administrative expenses		(17,301,099)	(9,005,467)

Operating income		33,974,494	9,814,914
Interest income		2,245,986	797,951
Interest expense		—	—
Exchange gains		3,754,259	28,056
Share of income in an equity investee	7	7,301,347	3,522,261
Change in fair value of derivative liabilities		14,072,000	(1,858,000)

Income from operations before income taxes		61,348,086	12,305,182
Income taxes	12	(15,223,011)	(7,303,066)

Net Income		46,125,075	5,002,116

Earnings per share:
Basic	17	0.31	0.03
Diluted	17	0.22	0.03

Shares used in computation:
Basic	17	148,398,102	151,098,537
Diluted	17	160,920,283	160,701,257

The accompanying notes are an integral part of these consolidated financial statements.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2008 and 2009

(All amounts stated in US$)

(unaudited)

	Six months ended June 30,
	2008	2009
	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	46,125,075	5,002,116
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,421,747	1,179,789
Stock-based compensation expenses	5,533,205	1,700,593
Deferred tax expense	7,353,485	3,561,699
Share of earnings in an equity interest	(7,301,347)	(3,522,261)
Exchange gains	(3,754,259)	(28,056)
Changes in fair value of warrant liability	(14,072,000)	1,858,000

Changes in operating assets and liabilities:
Accounts receivable	(1,845,047)	(3,177,496)
Real estate property development completed	5,309,846	111,378
Real estate property under development	(254,003,460)	41,932,895
Advances to suppliers	(8,834,050)	(1,616,519)
Other receivables	3,169,022	14,103,384
Other deposits and prepayments	(7,870,349)	6,909,789
Other current assets	(113,053)	(158,669)
Other assets	(1,241,741)	369,317
Accounts payable	14,130,923	(3,360,103)
Customer deposits	7,887,440	(3,654,421)
Income tax payable	1,836,876	(9,057,320)
Other payables and accrued liabilities	325,094	2,024,616
Payroll and welfare payable	(1,659,406)	(623,081)
Amount due from employees	(337,271)	(335,151)
Accrued interest	(653,782)	(460,576)

Net cash (used in)/provided by operating activities	(208,593,052)	52,983,478

CASH FLOWS FROM INVESTING ACTIVITIES:

Improvement of properties held for lease	(5,592,734)	(36,582)
Purchase of property and equipment	(552,480)	(332,240)

Net cash used in investing activities	(6,145,214)	(368,882)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common shares	—	186,870
Increase of restricted cash	(20,857,727)	(31,310,422)
Repayments of short-term bank loans	(46,041,168)	(79,627,484)
Proceeds from short-term bank loans	30,636,501	20,343,001
Repayment of long-term bank loans	(26,916,375)	(16,098,778)
Proceeds from long-term bank loans	73,983,199	65,858,638
Advances from shareholders	—	6,000
Repayment from/(loan to) related parties	6,262,145	(27,490)

Net cash provided/(used in) by financing activities	17,066,575	(40,669,665)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(197,671,691)	11,944,991

Effect of exchange rate changes on cash and cash equivalents	8,482,654	53,672
Cash and cash equivalents, at beginning of period	309,315,082	135,658,720

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	120,126,045	147,657,383

SUPPLEMENTARY INFORMATION ON CASH FLOWS
Incomes taxes paid	12,960,735	6,935,483

Total interest paid	10,874,860	6,935,340

The accompanying notes are an integral part of these consolidated financial statements.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

For the six months ended June 30, 2008 and 2009

(All amounts stated in US$, except for number of shares data)

(unaudited)

	Number of Shares	Common Shares	Additional Paid-in Capital	Statutory Reserves	Comprehensive Income	Retained Earnings / (Accumulated Deficit)	Accumulated Other Comprehensive Earnings	Total
		US$	US$	US$	US$	US$	US$	US$
BALANCE AT JANUARY 1, 2008	148,398,102	14,840	490,360,637	12,144,645	—	(123,702,696)	11,081,696	389,899,122
Foreign currency translation gain	—	—	—	—	23,648,207	—	23,648,207	23,648,207
Stock based compensation expenses	—	—	5,821,076	—	—	—	—	5,821,076
Net income	—	—	—	—	46,125,075	46,125,075	—	46,125,075

BALANCE AT JUNE 30, 2008 (unaudited)	148,398,102	14,840	496,181,713	12,144,645	69,773,282	(77,577,621)	34,729,903	465,493,480

BALANCE AT JANUARY 1, 2009	151,017,040	15,102	499,154,814	13,167,418	—	(148,365,420)	36,282,854	400,254,768
Exercise of share option	226,312	22	186,863	—	—	—	—	186,885
Foreign currency translation gain	—	—	—	—	134,304	—	134,304	134,304
Stock-based compensation expenses	—	—	1,776,081	—	—	—	—	1,776,081
Net income	—	—	—	—	5,002,116	5,002,116	—	4,731,759

BALANCE AT JUNE 30, 2009 (unaudited)	151,243,352	15,124	501,117,758	13,167,418	5,136,420	(143,363,304)	36,417,158	407,354,154

The accompanying notes are an integral part of these consolidated financial statements.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED

(All amounts stated in US$, except for number of shares data)

1. Background information of business and organization

Xinyuan Real Estate Co. Ltd. (the “Company”) and its subsidiaries (collectively the “Group”) are principally engaged in residential real estate development and the provision of property management services.

The Company’s subsidiaries and an equity investee as of June 30, 2009 are set out below:

Company Name	Registered/Place and Date of Incorporation	Paid-up Capital RMB’000		Percentage of Equity Directly Attributable to the Group	Principal Activities
Subsidiary companies:

Xinyuan Real Estate, Ltd. (“Xinyuan”)	Cayman Islands January 27, 2006	$50,000	*	100%	Investment holding company

Xinyuan (China) Real Estate, Ltd. (“WFOE”)	The PRC April 10, 2006	565,940		100%	Investment holding company

Henan Xinyuan Real Estate Co., Ltd. (“Henan Xinyuan”)	The PRC May 19, 1997	50,000		100%	Real estate development

Henan Wanzhong Real Estate Co., Ltd.	The PRC February 6, 2005	10,000		100%	Real estate development

Qingdao Xinyuan Xingrui Real Estate Co., Ltd.	The PRC February 9, 2006	10,000		100%	Real estate development

Shandong Xinyuan Real Estate Co., Ltd.	The PRC June 2, 2006	80,000		100%	Real estate development

Henan Xinyuan Property Management Co., Ltd.	The PRC December 28, 1998	5,000		100%	Providing property management services

Zhengzhou Xinyuan Landscape Engineering Co., Ltd.	The PRC February 17, 2004	2,000		100%	Landscaping engineering and management

Zhengzhou Xinyuan Computer Network Engineering Co., Ltd.	The PRC May 26, 2004	2,000		100%	Installation of intercom systems

Henan Xinyuan Real Estate Agency Co., Ltd.**	The PRC November 6, 2005	2,000		100%	Real estate sales, purchase and lease services

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Company Name	Registered/Place and Date of Incorporation	Paid-up Capital RMB’000	Percentage of Equity Directly Attributable to the Group	Principal Activities
Subsidiary companies:

Suzhou Xinyuan Real Estate Co., Ltd.	The PRC November 24, 2006	200,000	100%	Real estate development

Anhui Xinyuan Real Estate Co., Ltd.	The PRC December 7, 2006	50,000	100%	Real estate development

Kunshan Xinyuan Real Estate Co., Ltd.	The PRC January 1, 2008	200,000	100%	Real estate development

Xinyuan Real Estate (Chengdu) Co., Ltd.	The PRC December 12, 2007	220,000	100%	Real estate development

Equity Investee:

Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd. (“Jiantou Xinyuan”)	The PRC June 13, 2005	10,000	45%	Real estate development

*	Expressed in US$
**	Liquidated on January 4, 2009

Except when otherwise indicated, equity holdings remained unchanged throughout the six months ended June 30, 2009.

2. Summary of significant accounting policies

(a) Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, and Variable Interest Entities for which the Company is the Primary Beneficiary (collectively, the “Group”). All inter-company transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

These financials statements have not been audited but reflect those adjustments, consisting of normal recurring items, that management considers necessary for a fair presentation of financial position, results of operations and cash flows. The year-end consolidated balance sheet was derived from audited financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related notes in the Annual Report on Form 20-F for the fiscal year ended December 31, 2008, as amended. The results of operation of any interim period are not necessarily indicative of the results of operations for the full year.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Subsidiaries and other controlled entities are consolidated from the date on which control is transferred to the Group and cease to be consolidated from the date on which control is transferred out of the Group. Where there is a loss of control of a subsidiary or other controlled entity, the consolidated financial statements include the results for the part of the reporting year during which the Group has control.

Certain items reported in the prior years consolidated financial statements have been reclassified to conform to the current year’s presentation. These items have an immaterial effect on the consolidated financial statements as of December 31, 2008 and June 30, 2009, and the six months ended June 30, 2008 and 2009.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, and disclosure of contingent liabilities at the date of the consolidated financial statements. Estimates are used for, but not limited to, the selection of the useful lives of property and equipment, provision necessary for contingent liabilities, fair values, revenue recognition, taxes, budgeted costs and other similar charges. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent. Actual results could differ from these estimates.

(c) Fair value of financial instruments

Financial instruments include cash and cash equivalents, restricted cash, accounts receivable, other deposits and prepayments, amounts due from related parties, due from employees, other receivables, long-term investments, accounts payable, customer deposits, other payables and accrued liabilities, and borrowings. The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, other deposits and prepayments, amounts due from related parties, due from employees, other receivables, accounts payable, customer deposits, other payables and accrued liabilities, and short-term bank borrowings approximate their fair value due to the short term maturities of these instruments. The Group is exposed to credit risk for financial assets and its maximum amount of loss in the event of non performance by the counterparty is the recorded amount. The Group generally does not require collateral for its financial assets.

Long-term investments have no quoted market prices and it is not practicable to estimate their fair value without incurring excessive costs. The Company reviews the investments for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable.

Long-term borrowings bear a floating rate of interest. As the stated interest rate reflects the market rate, the carrying value of the bank borrowings approximates its fair value.

The Company adopted the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”) on January 1, 2008 for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

SFAS No. 157 describes three main approaches to measuring the fair value of assets and liabilities: 1) market approach; 2) income approach and 3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. the measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

In accordance with SFAS 157, the Company measures its warrant liability at fair value. The derivative liability is classified as Level 2 because it is valued using models utilizing market observable inputs.

	Fair Value Measurement at December 31 2008 using Significant Other Observable Inputs (Level 2)		Fair Value Measurement at June 30 2009 using Significant Other Observable Inputs (Level 2)
Warrant Liability	US$	170,000	US$	2,028,000

Total	US$	170,000	US$	2,028,000

During the six months ended June 30, 2008 and 2009, the Company incurred a gain (loss) of US$14,072,000 and US$(1,858,000) respectively resulting from the change in value. These gains (losses) are reported as a component of “change in fair value of warrant liability” in the accompanying consolidated statement of operations, as the warrants are not hedging instruments.

(d) Foreign currency translation

The Group’s financial information is presented in U.S. dollars. The functional currency of the Company is U.S. dollars. The functional currency of the Company’s subsidiaries is Renminbi (“RMB”), the currency of the PRC. Transactions at the Company’s subsidiaries which are denominated in currencies other than RMB are translated into RMB at the exchange rate quoted by the People’s Bank of China (“PBOC”) prevailing at the dates of the transactions. Exchange gains and losses resulting from transactions denominated in a currency other than that RMB are included in consolidated statements of operations as exchange gains. The consolidated financial statements of the Company’s subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52,

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

“Foreign Currency Translation”. The financial information is first prepared in RMB and then is translated into U.S. dollars at period-end exchange rates as to assets and liabilities and average exchange rates as to revenue and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in shareholders’ equity.

	December 31, 2008	June 30,
		2008	2009
Year/Period end RMB: US$ exchange rate	6.8346	6.8591	6.8319
Period average RMB: US$ exchange rate	6.9480	7.0589	6.8328

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into U.S. dollars at the rates used in translation.

(e) Cash and cash equivalents

The Group considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Group maintains bank accounts in the PRC and Hong Kong. The Group does not maintain any bank accounts in the United States. All PRC bank balances are denominated in RMB. Hong Kong bank balances are denominated in U.S. dollars.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned and private banks within the PRC and Hong Kong. Total cash in banks at June 30, 2009 amounted to US$147,657,383 (December 31, 2008: US$135,658,720), of which no deposits are covered by insurance. The Group has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

(f) Restricted cash

The Group is required to maintain certain deposits with banks that provide mortgage loans to the Group (see Note 9) and the Group’s customers in order to purchase residential units from the Group (see Note 11). These balances are subject to withdrawal restrictions and totaled US$19,528,311 as of June 30, 2009 (December 31, 2008: US$21,091,901). As of June 30, 2009, the Group held US$69,759,940 (December 31, 2008: US$36,858,825) in its restricted cash accounts, representing funds received from loans, which were designated to finance permitted project development expenditures that are subject to approval by the lender. These deposits are not covered by insurance. The Group has not experienced any losses in such accounts and management believes it is not exposed to any risks on its cash in bank accounts.

(g) Real estate property development completed and under development

Real estate properties consist of finished residential unit sites, commercial offices and residential unit sites under development. The Group leases the land for the residential unit sites under land use right leases with various terms from the PRC. Real estate property development completed and real estate property under development are stated at the lower of cost or fair value.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Expenditures for land development, including cost of land use rights, deed tax, pre-development costs, and engineering costs, are capitalized and allocated to development projects by the specific identification method. Costs are allocated to specific units within a project based on the ratio of the sales value of units to the estimated total sales value times the total project costs.

Costs of amenities transferred to buyers are allocated as common costs of the project that are allocated to specific units as a component of total construction costs. For amenities retained by the Group, costs in excess of the related fair value of the amenity are also treated as common costs. Results of operations of amenities retained by the Group are included in current operating results.

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” real estate property development completed and under development are subject to valuation adjustments when the carrying amount exceeds fair value. An impairment loss shall be recognized only if the carrying amount of the assets is not recoverable and exceeds fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated by the assets.

When the profitability of a current project deteriorates due to a slow down in the sales pace, reduction of pricing or some other factor, this indicates that there may be a possible future loss on delivery and possible impairment in the recoverability of the assets. Accordingly, the assets of such project are subsequently reviewed for future losses and impairment by comparing the estimated future undiscounted cash flows for the project to the carrying value of such project. If the estimated future undiscounted cash flows are less than the asset’s carrying value such deficit will be charged as a future loss and the asset will then be written down to its estimated fair value.

The Company determines estimated fair value primarily by discounting the estimated future cash flows relating to the asset. In estimating the cash flows for a project, the Company uses various factors including (a) the expected pace at which the planned number of units will be sold, based on competitive market conditions, historical trends in sales pace and actual average selling prices of similar product offerings and any other long or short-term economic conditions which may impact the market in which the project is located; (b) the estimated net sales prices expected to be attained based on the current market conditions and historical price trends, as well as any estimated increases in future sales prices based upon projected rate of unit sales, estimated time gap between presale and expected delivery, the impact of government policies, the local and regional competitive environment, and certain external factors such as the opening of a subway line, school or factory; and (c) the expected costs to be expended in the future, including, but not limited to, land and land development, home construction, construction overheads, sales and marketing, sales taxes and interest costs.

The Company’s determination of fair value requires discounting the estimated cash flow at a rate commensurate with the inherent risk associated with the assets and related estimated cash flow. The discount rate used in determining each project’s fair value depends on the stage of development, location and other specific factors that increase or decrease the risk associated with the estimated cash flows.

There was no impairment loss recognized in the six months ended June 30, 2008 and 2009.

(h) Revenue recognition

Real estate sales are reported in accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate”.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Revenue from the sales of development properties where the construction period is 12 months or less is recognized by the full accrual method at the time of the closing of an individual unit sale. This occurs when title to or possession of the property is transferred to the buyer. A sale is not considered consummated until (a) the parties are bound by the terms of a contract, (b) all consideration has been exchanged, (c) any permanent financing of which the seller is responsible has been arranged, (d) all conditions precedent to closing have been performed, (e) the seller does not have substantial continuing involvement with the property, and (f) the usual risks and rewards of ownership have been transferred to the buyer. In addition, the buyer’s initial and continuing investment must be adequate to demonstrate a commitment to pay for the property, and the buyer’s receivable, if any, must not be subject to future subordination. Sales transactions not meeting all the conditions of the full accrual method are accounted for using the deposit method in which all costs are capitalized as incurred, and payments received from the buyer are recorded as a deposit liability.

Revenue and profit from the sale of development properties where the construction period is more than 12 months is recognized by the percentage-of-completion method on the sale of individual units when the following conditions are met:

a. Construction is beyond a preliminary stage.

b. The buyer is committed to the extent of being unable to require a refund except for non-delivery of the unit.

c. Sufficient units have already been sold to assure that the entire property will not revert to rental property.

d. Sales prices are collectible.

e. Aggregate sales proceeds and costs can be reasonably estimated.

If any of the above criteria is not met, proceeds are accounted for as deposits until the criteria are met and/or the sale consummated.

Under the percentage of completion method, revenues from units sold and related costs are recognized over the course of the construction period, based on the completion progress of a project. In relation to any project, revenue is determined by calculating the ratio of incurred costs, including land use rights costs and construction costs, to total estimated costs and applying that ratio to the contracted sales amounts. Cost of sales is recognized by determining the ratio of contracted sales during the period to total estimated sales value, and applying that ratio to the incurred costs. Current period amounts are calculated based on the difference between the life-to-date project totals and the previously recognized amounts.

The effect of changes to total estimated contract cost or revenues, if any, are recognized in the period in which they are determined. Revenue recognized to date in excess of amounts received from customers is classified as current assets under real estate property under development. Amounts received from customers in excess of revenue recognized to date are classified as current liabilities under customer deposits. As of December 31, 2008 and June 30, 2009, the amounts received from customers in excess of revenues recognized were US$2.9 million and US$38.6 million, respectively.

Any losses incurred or forecast to occur on real estate transactions are recognized in the period in which the loss is first anticipated.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Real estate lease income is recognized on a straight-line basis over the terms of the tenancy agreements. Business tax of 5% and depreciation cost of the property are recorded as the cost of rental income.

Other revenue includes services ancillary to the Group’s real estate projects, including property management, real estate agency services, landscaping and computer network engineering.

(i) Accounts receivable

Accounts receivable consists of balances due from customers for the sale of residential units in the PRC. In cases where the customers deposit more than 50% of the total purchase price, the Group may defer the remaining purchase price. These deferred balances are unsecured, bear no interest and are due within six months from the date of the sale.

Accounts receivable are reviewed periodically as to whether their carrying value has become impaired. The Group considers the assets to be impaired if the collectability of the balances become doubtful. As of December 31, 2008 and June 30, 2009, the allowance for doubtful debts was US$ nil and US$ nil, respectively.

(j) Other receivables

Other receivables consist of various cash advances to unrelated companies and individuals with which the Group has business relationships.

Other receivables are reviewed periodically as to whether their carrying value has become impaired. The Group considers the assets to be impaired if the collectability of the balances becomes doubtful. As of December 31, 2008 and June 30, 2009, the allowance for doubtful debts was US$ nil and US$ nil, respectively.

(k) Advances to suppliers

Advances to suppliers consist of balances paid to contractors and vendors for services and materials that have not been provided or received and generally relate to the development and construction of residential units in the PRC. Advances to suppliers are reviewed periodically to determine whether their carrying value has become impaired. The Group considers the assets to be impaired if the collectability of the services and materials become doubtful. As of December 31, 2008 and June 30, 2009, the allowance for doubtful debts was US$ nil and US$ nil, respectively.

(l) Customer deposits

Customer deposits consist of amounts received from customers relating to the sale of residential units in the PRC. In the PRC, customers will generally obtain permanent financing for the purchase of their residential unit prior to the completion of the project. The lending institution will provide the funding to the Group upon the completion of the financing rather than the completion of the project. The Group receives these funds and recognizes them as a current liability until the revenue can be recognized.

(m) Other payables

Other payables consist of balances for non-construction costs with unrelated companies and individuals with which the Group has business relationships. These amounts are unsecured, non-interest bearing and generally are short term in nature.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

(n) Real estate properties held for lease, net

Real estate properties held for lease are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the real estate properties held for lease are 20 years.

Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and improvements to the real estate properties held for lease are capitalized.

(o) Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Buildings	20 years
Vehicles	5 years
Furniture and fixtures	5 years

Maintenance, repairs and minor renewals are charged directly to expense as incurred unless such expenditures extend the useful life or represent a betterment, in which case they are capitalized.

(p) Long-term investments

The Group accounts for long-term investments in equities as follows:

•

Where the Group has significant influence over the investee, the Group applies the equity method of accounting. The reporting dates and accounting policies of the equity investees are the same as the Group. The investments in the equity investees are stated at cost, including the Group’s share of the equity investee’s net gain or loss, less any impairment in value. The Group recognizes in its consolidated statement of operations its share of the net income of the equity investees.

•

Where the Group has no significant influence, the investment is classified as other long-term investment and is carried under the cost method. Investment income is recognized by the Group when the investee declares a dividend and the Group believes it is collectible. The Group periodically evaluates the carrying value of its investment under the cost method and any decline in value is included in impairment of cost investment.

As of December 31, 2008 and June 30, 2009, the Group has investments in two companies in the PRC that specialize in the real estate industry. The Group has 45% and 1.85% interests in them, respectively. For the 45% owned equity investee, the Group accounts for the investment under the equity method. Investment income or loss is recognized by the Group periodically according to 45% of the total net profit or loss generated by the equity investee. For the 1.85% owned company, the Group does not exercise significant influence over it and the Group accounts for the investment under the cost method. Investment income is recognized by the Group when the investee declares a dividend and the Group believes it is collectible.

(q) Capitalized interest

The Group capitalizes interest as a component of building construction costs in accordance with SFAS No. 34, “Capitalization of Interest Cost”.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

As a result of the total interest costs capitalized during the period, the interest expense for the six months ended June 30, 2008 and 2009 was as follows:

	June 30,
	2008	2009
	US$	US$
Accretion of discount from embedded derivative on Convertible Subordinated Notes	257,126	255,713
Accretion of discount arising from embedded derivative on Senior Floating Rate Notes	605,487	602,160
Amortization of issuance cost related to other long term debt	835,380	722,595
Accretion of discount arising from warrants on Senior Floating Rate Notes	1,240,128	1,233,314
Interest on borrowings	12,948,100	13,922,842

Total interest costs	15,886,221	16,736,624

Less: Total interest costs capitalized	(15,886,221)	(16,736,624)

Interest expense, net	—	—

(r) Retirement benefits

Regulations in the PRC require the Group to contribute to a defined contribution retirement plan for all permanent employees. Pursuant to the mandatory requirement from the local authority in the PRC, the retirement pension insurance, unemployment insurance, health insurance and housing fund were established for the employees during the term they are employed. For the six months ended June 30, 2008 and 2009, the level of contribution to these funds for each employee was determined at 38% of their average salary determined by the Social Welfare Bureau. For the six months ended June 30, 2008 and 2009, the Group recorded expense in the amount of US$707,476 and US$478,766, respectively.

(s) Distribution of earnings and reserve fund

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions from its subsidiaries. The earnings reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the PRC Company Law, the PRC subsidiaries are required to transfer 10% of their profit after tax, as determined in accordance with PRC accounting standards and regulations, to the statutory surplus reserve (the “SSR”) until such reserve reaches 50% of the registered capital of the subsidiaries. Subject to certain restrictions set out in the PRC Company Law, the SSR may be distributed to stockholders in the form of share bonus issues to increase share capital, provided that the remaining balance after the capitalization is not less than 25% of the registered capital.

(t) Income taxes

The Group accounts for income tax using the balance sheet method. Deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as unutilized net operating losses. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

before the Group is able to realize their benefits, or that future utilization is uncertain. We assess our need for valuation allowances by tax reporting unit by jurisdiction. Generally, each of our reportable operating segments is organized in a separate tax reporting unit in a single tax jurisdiction.

Interest and penalties arising from underpayment of income taxes shall be recognized according to the relevant tax law. The amount of interest expense to be recognized shall be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized and the amount previously taken or expected to be taken in a tax return. Interest recognized in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) is classified in the consolidated financial statements as interest expense, while penalties recognized in accordance with this Interpretation are classified in the consolidated financial statements as other expenses.

In accordance with the provisions of FIN 48, the Group recognizes in its consolidated financial statements the impact of a tax position if a tax return’s position or future tax position is “more likely than not” to prevail (defined as a likelihood of more than fifty percent of being sustained upon audit, based on the technical merits of the tax position). Tax positions that meet the “more likely than not” threshold are measured (using a probability weighted approach) at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The Group’s estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, certain changes and/or developments with respect to audits, and expiration of the statute of limitations. The outcome for a particular audit cannot be determined with certainty prior to the conclusion of the audit and, in some cases, appeal or litigation process. The actual benefits ultimately realized may differ from the Group’s estimates. As each audit is concluded, adjustments, if any, are appropriately recorded in the Group’s consolidated financial statements. Additionally, in future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur.

(u) Land Appreciation Tax (“LAT”)

In accordance with the relevant taxation laws for real estate companies of the provinces in which the subsidiaries operate in the PRC, the local tax authorities levy LAT based on progressive rates ranging from 30% to 60% on the appreciation of land value, being the proceeds of sales of properties less deductible expenditures, including borrowing costs and all property development expenditures. LAT is prepaid on customer deposits and is expensed when the related revenue is recognized, as explained at Note 2 (h).

(v) Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. The Group’s only components of comprehensive income during the six months ended June 30, 2008 and 2009, were net income and the foreign currency translation adjustment.

(w) Advertising expenses

Advertising costs are expensed as incurred, or the first time the advertising takes place, in accordance with Statement of Position No. 93-7 “Reporting on Advertising Costs”. For the six months ended June 30, 2008 and 2009, the Group recorded advertising expenses of US$2,256,083 and US$637,617, respectively.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

(x) Leases

In accordance with SFAS No. 13, “Accounting for Leases”, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

The Group has no capital leases for any of the periods stated herein. For the six months ended June 30, 2008 and 2009, the Group recorded total rental expense of US$814,945 and US$774,707, respectively.

(y) Property warranty

The Company and its subsidiaries provide customers with warranties which cover major defects of building structure and certain fittings and facilities of properties sold as stipulated in the relevant sales contracts. The warranty period varies from two months to three years, depending on different property components the warranty covers.

The Group constantly estimates potential costs for materials and labor with regard to warranty-type claims expected to be incurred subsequent to the delivery of a property. Reserves are determined based on historical data and trends with respect to similar property types and geographical areas. The Group constantly monitors the warranty reserve and makes adjustments to its pre-existing warranties, if any, in order to reflect changes in trends and historical data as information becomes available. The Group may seek further recourse against its contractors or any related third parties if it can be proved that the faults are caused by them. In addition, the Group also withholds up to 5% of the contract cost from sub-contractors for periods of 2 to 5 years. These amounts are included in current liabilities, and are only paid to the extent that there has been no warranty claim against the Group relating to the work performed or materials supplied by the subcontractors. For the year ended December 31, 2008 and the six months ended June 30, 2009, the Group had not recognized any warranty liability or incurred any warranty costs in excess of the amount retained from subcontractors.

(z) Earnings per share

Earnings per share is calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the period. Diluted earnings per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares. Common shares issuable upon the conversion of the convertible, redeemable preference shares are included in both basic and diluted earnings per ordinary share computation as they are considered participating securities. Contingent exercise price resets are accounted for in a manner similar to contingently issuable shares.

Ordinary share equivalents are excluded from the computation of diluted earnings per share if their effects would be anti-dilutive.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

(aa) Convertible Subordinated Notes

On April 13, 2007, the Company issued 2% Convertible Subordinated Notes due 2012 (the “Convertible Notes”) with an aggregate principal amount of US$25 million. The holder has the right, at such holder’s option, to convert the principal amount of the Convertible Notes, or any portion of such principal amount which is a multiple of US$100,000, into fully paid and non-assessable common shares (as such shares shall then be constituted) at the conversion price in effect at such time.

Given that the Convertible Notes are debt in their legal form and are not a derivative in their entirety, they are not considered a financial instrument within the scope of SFAS No. 150 “Accounting for Financial Instrument with Characteristics of Both Liabilities and Equity.”

According to the terms of the Convertible Notes, the Notes bear interest at 2% per annum, but they were subject to an increase to 8% if a Qualifying IPO did not occur prior to October 15, 2009, from and including October 15, 2009 to maturity. Hence, the contingent interest was indexed to the Qualifying IPO, which was not considered clearly and closely related to the economic characteristics of the debt host. Accordingly, the contingent interest feature was considered an embedded derivative that has been bifurcated from the Convertible Notes and valued separately. The contingent interest was initially recorded as a derivative liability associated with long-term debt at fair value of US$2,543,000. As the IPO was completed on December 12, 2007, the fair value at December 31, 2007 was zero, with the resulting change in fair value recognized in current earnings, net of amounts capitalized. The Company has evaluated and determined that there was no other embedded derivative requiring bifurcation from the Convertible Notes.

The Convertible Notes, net of the contingent interest feature, are accreted to their face amount at maturity using the effective interest method. Since a qualifying IPO occurred prior to April 2, 2012, the debt amount, including any unamortized debt discount on the Convertible Notes will be immediately credited to equity upon conversion.

(ab) Senior Floating Rate Notes and Warrants

On April 13, 2007, the Company issued Senior Floating Rate Notes due 2010 (the “FRNs”) with a par value of US$100,000 with an aggregate principal amount of US$75 million and detachable warrants to subscribe for common shares (the “FRN Warrants”).

Given that the FRNs are debt in their legal form, they have been classified as other long-term debt. According to EITF 00-19, the portion of the proceeds of debt securities issued with detachable stock purchase warrants that is allocable to the warrants are accounted for as a derivative liability associated with other long-term debt. The allocation is based on the relative fair value of the two securities at time of issuance. Any resulting discount or premium on the debt securities is accounted for as such.

FRNs

According to the terms of the FRNs, they may be repurchased or redeemed by the Company in cash on the third anniversary of the issuance date at the price equal to 100% of the principal amount, and if no qualifying IPO had occurred on or prior to the expiration of 30 months after their issuance, the repurchase price would be equal to 112% of the principal amount plus accrued but unpaid interest. Hence, the additional premium was indexed to the Qualifying IPO, which is not considered clearly and closely related to the economic characteristics of the debt host. Accordingly, the premium was considered an embedded derivative that has been bifurcated from the FRNs and valued separately.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

FRN Warrants

One FRN with par value of US$100,000 attached with one warrant is called one unit, and one unit is issued at the price of USD100,000. Therefore, a total of 750 units were issued. Upon issuance, the FRN Warrants were immediately separable and detachable. Each FRN Warrant entitles the holder to purchase 7,142 common shares at US$5.60 per share.

The FRN Warrants were initially recorded as a derivative liability associated with long-term debt at a fair value of US$7,359,000 and the fair value at June 30, 2009 was US$2,028,000 (December 31, 2008: US$170,000). The FRN Warrants are recorded as “warrant liability” on the accompanying balance sheet. The fair value was determined by utilizing the Black-Scholes model. The proceeds, net of the portion allocated to the warrants, are allocated to the FRNs, which will be accreted to its face amount at maturity using the effective interest method. The accretion amount is recognized as interest expense.

(ac) Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the life of the loan to which they relate using the effective interest method.

(ad) Effect of change in estimate

Revisions in estimated gross profit margins related to percentage of completion revenues are made in the period in which circumstances requiring the revisions become known. During the six months ended June 30, 2009, ten real estate development projects (Chengdu Xinyuan Splendid I, Suzhou International City Garden, Suzhou Lake Splendid, Suzhou Colorful Garden, Shandong Elegant Scenery, Shandong International City Garden, Kunshan International City Garden, Henan Colorful Garden, Henan Finance Square, and Anhui Wangjiang), which recognized gross profits in 2008, had changes in their estimated gross profit margins. As of June 30, 2009, each of these projects has a percentage of completion at 50% or more. As the gross floor area sales and the selling price showed a rising trend during the six months ended June 30, 2009, the Company revised upwards its prior estimates related to selling prices and total estimated sales values, which lead to decrease of the percentage sold and thus a decrease in the recognized costs. As a result of the changes in gross profit, net income and basic and diluted earnings per share increased by US$3.6 million, US$2.7 million, US$0.02 per share and US$0.02 per share, respectively, for the six months ended June 30, 2009.

(ae) Share-based compensation

The Group has adopted SFAS No.123 (R) “Share-Based Payment”, which requires that share-based payment transactions with employees, such as restricted shares or stock options, be measured based on the grant-date fair value of the equity instrument issued and recognized as compensation expense over the requisite service period, which is generally the vesting period. The Company issues new shares to employees when options are exercised.

(af) Recent accounting pronouncements

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretations No. 46(R)” (“SFAS No. 167”). SFAS No. 167 revises the approach to determining the primary beneficiary of a variable interest entity (“VIE”) to be more qualitative in nature and requires companies to more frequently reassess whether they must consolidate a VIE. SFAS No. 167 is effective for fiscal years beginning after November 15,

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Group does not anticipate the adoption of this accounting guidance will have an impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) applies to all transactions or events in which an entity obtains control of one or more businesses, including those effected without the transfer of consideration, for example, by contract or through a lapse of minority veto rights. SFAS No. 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 141(R) did not have a material impact on the Group’s consolidated results of operations or financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (SFAS No. 160”). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in a consolidated entity which should be reported as equity in the parent’s consolidated financial statements. SFAS No. 160 requires a reconciliation of the beginning and ending balances of equity attributable to noncontrolling interests and disclosure, on the face of the consolidated income statement, of those amounts of consolidated net income attributable to the noncontrolling interests, eliminating the past practice of reporting these amounts as an adjustment in arriving at consolidated net income. SFAS No. 160 requires a parent to recognize a gain or loss in net income when a subsidiary is deconsolidated and requires the parent to attribute to noncontrolling interests their share of losses even if such attribution results in a deficit noncontrolling interests balance within the parent’s equity accounts. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and requires retroactive application of the presentation and disclosure requirements for all periods presented. The adoption of SFAS No. 160 did not have a material impact on the Group’s consolidated results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities- an amendment of FASB Statement No. 133” (“SFAS No. 161”). SFAS No. 161 applies to all derivative instruments and related hedged items accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 161 requires entities to provide greater transparency about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, results of operations and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS 161 did not have a material impact on the Group’s consolidated results of operations or financial position.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FAS 142-3”). FSP142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, and applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) both intangible assets acquired in business combinations and asset acquisitions. FSP 142-3 also requires entities to disclose information for all intangible assets, recognized as of and subsequent to the effective date of FSP 142-3 to provide effects of the entity’s intent or ability to renew or extend the arrangement associated with the

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

intangible assets on expected cash flows associated with the intangible assets. FSP 142-3 is effective for intangible assets acquired after December 15, 2008. The adoption of FSP 142-3 did not have a material impact on the Group’s consolidated results of operations or financial position.

In June 2008, the EITF issued EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS 133, Accounting for Derivative Instruments and Hedging Activities. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. EITF 07-5 does not permit early adoption for an existing instrument. The adoption of EITF 05-5 did not have a material impact on the Group’s consolidated results of operations or financial position.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”) to establish general standards of accounting for and disclosure of subsequent events. SFAS 165 renames the two types of subsequent events as recognized subsequent events or non-recognized subsequent events and to modify the definition of the evaluation period for subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued. This will require entities to disclose the date, through which an entity has evaluated subsequent events and the basis for that date (the issued date for public companies). SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. The adoption of SFAS 165 did not have a material impact on the Group’s financial statement disclosures (see Note 21—Subsequent Events).

In April 2009, the FASB issued FASB Staff Position No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The adoption of FSP FAS 157-4 did not have a material impact on the Group’s consolidated results of operations or financial position.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 requires a publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on the Group’s consolidated results of operations or financial position.

In April 2009, the FASB released FASB Staff Position No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2/124-2”). FSP FAS 115-2/124-2 was issued contemporaneously with FSP FAS 157-4 and FSP FAS 107-1 and APB 28-1. These statements introduced new disclosure requirements affecting both debt and equity securities and extend the disclosure requirements to interim periods including disclosure of the cost basis of securities classified as available-for-sale and held-to-maturity and provides further specification of major security types. FSP FAS 115-2/124-2 is effective for fiscal years and interim periods beginning after June 15, 2009. The adoption of FSP FAS 115-2/124-2 did not have a material impact on the Group’s consolidated results of operations or financial position.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

3. Real estate property development completed and under development

The following summarizes the components of real estate property completed and under development at December 31, 2008 and June 30, 2009:

	December 31, 2008	June 30, 2009
	US$	US$
Development completed:
Zhengzhou Xinyuan Splendid 1A	230,896	229,444
Zhengzhou Xinyuan Splendid 3A3B3C	51,011	51,011
Jinan City Family	46,018	46,018

Real estate property development completed	327,925	326,473

Under development:
Current:
Suzhou Lake Splendid	22,475,414	2,686,788
Suzhou International City Garden	156,732,339	117,114,089
Suzhou Colorful Garden	66,584,058	31,077,420
Hefei Wangjiang Garden	20,280,863	4,394,451
Zhengzhou Commercial Plaza	8,968,583	580,750
Zhengzhou Xinyuan Colorful Garden	116,209,832	98,814,737
Jinan Elegant Scenery	9,723,644	984,350
Jinan International City Garden	124,278,627	43,386,239
Kunshan International City Garden	200,427,416	204,565,374
Chengdu Xinyuan Splendid I	81,590,734	85,337,136

	807,271,510	588,941,334
Profit recognized	75,669,232	30,029,536
Less: progress billings (see Note 11)	(362,444,836)	(138,728,971)
Real estate property under development—current	520,495,906	480,241,899
Non-current:
Zhengzhou Longhai Road Project	45,666,905	46,858,240
Chengdu Xinyuan Splendid II	57,040,382	57,343,963

Real estate property under development—non-current	102,707,287	104,202,203

Total real estate property under development	623,203,193	584,444,102

Total real estate property development completed and under development	623,531,118	584,770,575

As of June 30, 2009, land use rights included in the real estate properties under development totaled US$417,616,023 (December 31, 2008: US$514,374,806).

As of June 30, 2009, real estate properties under development with an aggregate net book value of US$599,583,668 (December 31, 2008: US$611,705,743) were pledged as collateral for certain bank loans.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

4. Real estate properties held for lease, net

	December 31, 2008	June 30, 2009
	US$	US$
Zhengzhou Longhai Garden	1,368,458	1,368,999
Elementary school	3,120,714	3,121,948
Lake family basement	1,771,886	1,772,587
Kindergarten	2,154,235	2,155,085
Parking facility	7,756,045	7,758,559
Clubhouse	888,928	914,811

Total cost	17,060,266	17,091,989

Accumulated depreciation	(2,209,479)	(2,420,693)

Real estate properties held for lease, net	14,850,787	14,671,296

Depreciation expense for six months ended June 30, 2008 and 2009 amounted to US$87,646 and US$211,214, respectively.

As of June 30, 2009, real estate properties held for lease with an aggregate net book value of US$1,038,865 (December 31, 2008: US$1,368,458) were pledged as collateral for certain bank loans.

As of June 30, 2009, minimum future rental income on non-cancellable leases, in aggregate and for each of the five succeeding fiscal years and thereafter, is as follows:

Year	Amount
US$
July 1, 2009 to December 31, 2009	215,445
2010	478,024
2011	475,844
2012	473,369
2013	473,262
Thereafter	9,371,559

Total	11,487,503

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

5. Property and equipment, net

Property and equipment consisted of the following:

	December 31, 2008	June 30, 2009
	US$	US$
Buildings and improvements	3,056,497	3,057,704
Vehicles	2,094,067	1,985,993
Furniture and fixtures	1,747,638	2,079,703

Total	6,898,202	7,123,400

Accumulated depreciation	(1,643,309)	(2,005,996)

Property and equipment, net	5,254,893	5,117,404

Depreciation expense for the six months ended June 30, 2009 amounted to US$362,687 (June 30, 2008: US$116,889).

6. Other long-term investment

As of December 31, 2008 and June 30, 2009, the other long-term investment that was accounted for at cost consisted of the following:

Investee	Initial Cost	Ownership	December 31, 2008	June 30, 2009
	US$		US$	US$
Henan Lianhe Real Estate Co., Ltd.	241,648	1.85%	241,648	241,648

For the six months ended June 30, 2008 and 2009 the Group recognized no investment loss or profit. As of December 31, 2008 and June 30, 2009, management noted no indicators of impairment related to this investment.

7. Interests in an equity investee

As of December 31, 2008 and June 30, 2009, interest in an equity investee consisted of the following:

			Equity Accounted for
Investee	Initial Cost	Ownership	December 31, 2008	June 30, 2009
	US$		US$	US$
Zhengzhou Jiantou Xinyuan Real Estate Co., Ltd.	569,296	45%	20,157,172	23,622,392

For the six months ended June 30, 2008 and 2009, the investee recognized earnings of US$16,133,923 and US$7,726,318, respectively. For the six months ended June 30, 2009, the Group’s share of the income of the equity investee was US$3,522,261 (June 30, 2008: US$7,301,347).

Jiantou Xinyuan is developing one project which is excluded from the Group’s interest. Losses from this project included in the amounts above were US$ nil in the six months ended June 30, 2009 (2008: US$269,203).

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Variable Interest Entity

In accordance with FIN 46 (R), “Consolidation of Variable Interest Entities”, Jiantou Xinyuan is a variable interest entity, as it was established with insufficient equity at risk. The Group is not considered as the primary beneficiary, as it does not absorb the majority of Jiantou Xinyuan’s expected losses or residual returns.

Jiantou Xinyuan was established as a joint venture corporation between the Group and two unrelated companies in 2005. Its purpose is to undertake residential property development projects in Zhengzhou city, Henan province. As at June 30, 2009, it had three projects completed, two projects under construction, and one project under planning and had consolidated total assets of US$159.4 million (December 31, 2008: US$148.5 million).

The Group’s maximum exposure to loss is limited to its initial 45% equity investment and such loans as it may make from time to time to Jiantou Xinyuan (See Note 15(a)). As of June 30, 2009, its maximum exposure was approximately US$7.8 million (December 31, 2008: US$7.6 million).

Summarized consolidated balance sheet information of Jiantou Xinyuan is as follows:

	December 31, 2008	June 30, 2009
	US$	US$
Current assets	148,155,684	159,136,145
Non-current assets	364,476	307,692
Current liabilities	88,593,235	85,577,497
Non-current liabilities	13,989,149	19,732,051
Venturer’s capital	43,466,378	51,167,248

Summarized consolidated statement of operations information of Jiantou Xinyuan is as follows:

	June 30, 2008	June 30, 2009
	US$	US$
Revenue	75,710,344	33,412,474
Cost of revenue	(36,505,542)	(20,077,039)

Gross profit	39,204,803	13,335,439
Operating expenses	(6,693,618)	1,302,188
Income from operation before minority interest	17,389,194	8,221,903
Net Income	16,133,923	7,726,300

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

8. Short-term bank loans

Short term bank loans represent amounts due to various banks and are due on the dates indicated below. These loans generally can be renewed with the banks. Short term bank loans at December 31, 2008 and June 30, 2009 consisted of the following:

	December 31, 2008	June 30, 2009
	US$	US$
Loans from China Construction Bank,
Due May 13, 2009, at 6.57% per annum	1,316,829	—
Due June 12, 2009, at 6.41% per annum	29,189,711	—
Due June 11, 2010, at 5.13% per annum	—	14,564,031

	30,506,540	14,564,031

Loans from China Communication Bank,
Due May 27, 2009, at 8.22% per annum	2,379,071	—
Due May 27, 2009, at 8.22% per annum	6,253,475	—
Due December 16, 2009, at 5.35% per annum	—	2,380,011
Due December 16, 2009, at 5.35% per annum	—	6,255,946

	8,632,546	8,635,957

Loans from Industrial and Commercial Bank of China (“ICBC”),
Due May 25 2010, at 8.32% per annum	—	7,318,608
Due May 25, 2010, at 8.32% per annum	—	21,955,825

	—	29,274,433

Loans from China Merchant Bank,
Due September 29, 2009, at 7.56% per annum	20,484,008	8,782,330

	20,484,008	8,782,330

Loan from Zhengzhou Commercial Bank,
Due April 14, 2009, at 10.08% per annum	7,947,795	—

	7,947,795	—

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

	December 31, 2008	June 30, 2009
	US$	US$
Loan from China Agriculture Bank,
Due October 21, 2009, at 7.56% per annum	5,339,010	—
Due November 2, 2009, at 7.56% per annum	877,886	—
Due November 3, 2009, at 7.56% per annum	1,463,143	—
Due November 3, 2009, at 7.56% per annum	3,511,544	—
Due November 3, 2009, at 7.94% per annum	2,926,287	—
Due November 3, 2009, at 7.94% per annum	2,926,287	—
Due November 20, 2009, at 7.47% per annum	11,705,147	11,709,773
Due November 20, 2009, at 7.47% per annum	5,852,574	5,854,887
Due November 22, 2009, at 7.56% per annum	14,413,426	12,441,634
Due December 25, 2009, at 7.56% per annum	1,243,672	1,244,163
Due December 25, 2009, at 7.56% per annum	10,461,476	10,465,610

	60,720,452	41,716,067

Loan from Guangdong Development Bank,
Due October 28, 2009, at 7.56% per annum	28,970,240	28,981,689
Due April 28, 2009, at 8.22% per annum	11,705,147	—
Due April 16, 2010, at 5.31% per annum	—	7,025,864
Due April 16, 2010, at 5.31% per annum	—	4,683,909

	40,675,387	40,691,462

Loan from Bank of China,
Due February 7, 2010, at 7.18% per annum	—	14,637,217
Due February 8, 2010, at 7.65% per annum	—	10,819,831

	—	25,457,048

Total short-term bank loans	168,966,728	169,121,328

As of June 30, 2009, the Group’s short term bank loans are all denominated in RMB and were secured by the Group’s real estate properties under development with net book value of US$335,555,957 (December 31, 2008: US$ 289,333,620), real estate properties held for lease with net book value of US$1,038,865 (December 31, 2008: US$1,368,458) and certain deposits in the banks amounting to US$ nil (December 31, 2008: US$7,088,565).

The weighted average interest rate on short-term bank loans as of June 30, 2009 was 7.18% (December 31, 2008: 7.54%).

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

9. Long-term bank loans

Long-term bank loans as of December 31, 2008 and June 30, 2009 consisted of the following:

	December 31, 2008	June 30, 2009
	US$	US$
Loan from China Construction Bank,
Due September 22, 2010, at 8.38% per annum	1,463,143	1,463,722
Due September 22, 2010, at 8.38% per annum	—	2,927,443
Due September 22, 2010, at 8.38% per annum	—	2,927,443
Due September 22, 2010, at 8.07% per annum	2,926,287	—
Due September 22, 2010, at 7.76% per annum	4,389,430	1,463,722
Due September 22, 2010, at 7.76% per annum	4,389,431	4,391,165
Due September 22, 2010, at 7.76% per annum	—	14,637,217

	13,168,291	27,810,712

Loan from ICBC,
Due May 25, 2010, at 8.32% per annum	7,315,717	—
Due May 25, 2010, at 8.32% per annum	21,947,151	—
Due June 28, 2010, at 7.72% per annum	5,559,945	—
Due September 9, 2011, at 7.66% per annum	731,572	—
Due September 9, 2011, at 7.66% per annum	8,047,289	—
Due September 9, 2011, at 7.65% per annum	585,257	585,489
Due September 27, 2011, at 7.65% per annum	—	1,170,977
Due September 27, 2011, at 7.66% per annum	2,926,287	—

	47,113,218	1,756,466

Loan from Bank of China,
Due February 7, 2010, at 7.18% per annum	14,631,434	—
Due February 8, 2010, at 7.65% per annum	15,462,500	—

	30,093,934	—

Loan from China Agriculture Bank,
Due November 17, 2010, at 7.56% per annum	7,315,717	7,318,608
Due November 17, 2010, at 7.56% per annum	7,315,717	7,318,608
Due December 12, 2010 at 5.40% per annum	—	2,927,443
Due December 12, 2011, at 5.40% per annum	—	7,318,608
Due March 2, 2012, at 5.40% per annum	—	10,246,052
Due March 2, 2012, at 5.40% per annum	—	8,782,330
Due March 28, 2012, at 5.94% per annum	—	21,955,825

	14,631,434	65,867,474

Total long-term bank loans	105,006,877	95,434,652

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

As of June 30, 2009, the contractual maturities of these loans are as follows:

Year	Amount
US$
July 1, 2009 to December 31, 2009	88,116,043
2010	126,380,656
2011	9,075,074
2012	40,984,207

Less: short-term loans (Note 8)	(169,121,328)

Total long-term bank loans	95,434,652

As of June 30, 2009, the Group’s long term bank loans are all denominated in RMB and are secured by the Group’s real estate properties under development with net book value of US$264,027,711 (December 31, 2008: US$322,372,123).

The interest rates of these bank loans are adjustable based on the range of 95% to 110% of the PBOC prime rate. The weighted average interest rate on long-term bank loans as of June 30, 2009 was 6.63% (December 31, 2008: 7.794%).

10. Other long-term debt and warrant liability

As of December 31, 2008 and June 30, 2009, other long term debt consisted of the following:

	December 31, 2008	June 30, 2009
	US$	US$
Convertible subordinated notes due in April 12, 2012 at 2%	25,000,000	25,000,000
Senior floating rate notes due in April 12, 2010 at 6 month LIBOR plus 6.8%	75,000,000	75,000,000

Total principal of other long-term debt	100,000,000	100,000,000
Less: Unaccreted discount from embedded derivative and warrants	(6,285,604)	(4,194,418)
Accrued interest	1,924,473	1,463,899

Total	95,638,869	97,269,481
Less: current portion	(95,638,869)	(73,571,028)

Total other long-term debt	—	23,698,453

As of December 31, 2008 and June 30, 2009, warrant liability consisted of the following:

	December 31, 2008	June 30, 2009
	US$	US$
Warrant on senior floating rate notes	170,000	2,028,000

Total warrant liability	170,000	2,028,000

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Convertible Subordinated Notes

On April 13, 2007, the Company issued the Convertible Notes with an aggregate principal amount of US$25 million.

The Convertible Notes are repayable on April 15, 2012. The Notes bear interest at 2% per annum. The interest is payable on a semi-annual basis on April 15 and October 15 each year. The Company will pay interest on overdue principal, premium, if any, and interest at the rate of 4.0% per annum.

The holder has the right, at such holder’s option at any time prior to April 9, 2012 (the “Conversion Period”), to convert the principal amount of the Convertible Notes, or any portion of such principal amount which is a multiple of US$100,000, into fully paid and non-assessable common shares (as such shares shall then be constituted) at the conversion price in effect at such time. The holder of the Convertible Notes also has the right, at such holder’s option, on June 15, 2010 to demand that the Company repurchase the Convertible Notes, for cash, at a repurchase price of 120% of the principal amount, plus accrued and unpaid interest, unless the Company has called the notes for redemption due to a change in tax law or regulations. In the event of a change in tax law, regulations or official interpretations thereof that would require the Company to pay additional amounts as specified in the indenture, the Company has the right, at its option, at any time prior to October 15, 2010 to repurchase the Convertible Notes for cash at a repurchase price of 100% of the principal amount, plus accrued and unpaid interest or any such additional amounts. The holder has a right, at its option, to demand that the Company repurchase the Convertible Notes for cash at a repurchase price of 100% of the principal amount, plus accrued and unpaid interest, upon the termination of the listing of the common shares on US national stock exchange or a fundamental change, including a merger, tender offer, or exchange offer, as a result of which the common shares represent the right to acquire, are converted into, or exchanged for any consideration or assets other than securities traded on a US national stock exchange.

In addition, if there are certain events, such as the Company granting its shareholders right to purchase common shares at a relatively low price, or distributing a dividend (in excess of 5% of the fair value of the common shares), the Convertible Notes may be surrendered for conversion at any time on and after the date that the Company gives notice to the holder of such transactions.

The conversion price is set such that each US$100,000 principal amount of the notes is convertible to 38,388 shares of the Company’s common shares (US$2.6049 per share at inception) and is adjustable from time to time for anti-dilutive purposes.

The contingent interest feature was an embedded derivative in accordance with SFAS No. 133. Therefore, it was initially recorded as a derivative liability associated with long-term debt at fair value of US$2,543,000 and the fair value at December 31, 2007 became zero because the IPO in December 2007 invalidated the contingent interest feature embedded in the notes.

The Company has evaluated and determined that there was no other embedded derivative requiring bifurcation from the Convertible Notes under the requirements of SFAS No. 133. The conversion option is not considered a derivative for purposes of SFAS No. 133 in accordance with EIFT 00-19. The embedded contingent put, contingent call and the repurchase option did not qualify for derivative accounting because the embedded derivatives were considered clearly and closely related to the characteristics of the Convertible Notes.

The Convertible Notes are subject to various restrictive covenants, including restrictions on the Company’s ability to incur additional debt or guarantees, make restricted payments, payment of dividends or

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

distributions on capital stock, repurchase of capital stock, payment of subordinated indebtedness, settlement of intercompany loans or advances, sales or transfers of properties or assets, sales of capital stock, enter into non-ordinary course business transactions, make investments, merge or consolidate with another company and engage in any business other than related businesses. At December 31, 2008, the Company was in non-compliance of certain covenants as they related to the subsidiary debt to tangible assets ratio and limitations on restricted payments. On August 21, 2009, the note holders granted the Company a waiver with respect to any and all defaults that may have occurred at any time directly or indirectly resulting from such non-compliance. Further, the note holders amended the related indenture such that, under the amended covenants, the Company would have been in compliance as of December 31, 2008. As a result of the waivers and the amendments to the indenture, the Notes have been classified as non-current in the June 30, 2009 consolidated balance sheet.

Senior Floating Rate Notes and Warrants

On April 13, 2007, the Company issued the FRNs with an aggregate principal amount of US$75 million and detachable warrants to subscribe for common shares. The FRNs bear interest at 6-month LIBOR (with the LIBOR rate reset semi-annually) plus 6.80%, payable semi-annually in arrears. The FRNs are to be repurchased or redeemed by the Company in cash on the third anniversary of the issuance date at the price equal to 100% of the principal amount plus accrued but unpaid interest.

In connection with the FRNs, a total of 750 FRN Warrants were issued. The FRN Warrants entitle the holders to purchase 7,142 common shares at US$5.60 per share. The expiration date of the FRN Warrants is 3 years after the date of issuance. The fair value of the FRN Warrants is evaluated quarterly using the Dividend Adjusted Black-Scholes option-pricing model that uses the assumptions noted below.

	As of December 31, 2008	As of June 30, 2009
Average risk-free rate of return	0.21%	1.79%
Expected term	1.28 years	0.79 years
Volatility rate	75.7%	80%
Dividend yield	0%	0%

The risk-free rate for periods within the expected life of the FRN Warrants is based on the implied yield rates of China International Bond denominated in USD as of the valuation date. The expected life of the FRN Warrants represents the period of time the granted warrants are expected to be outstanding. The Company did not paid dividends in the past nor does it expect to pay dividends in the foreseeable future. Because the Company lacks sufficient trading history, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in similar business.

The fair value of the FRN Warrants was US$2,028,000 as of June 30, 2009 (December 31, 2008: US$170,000).

The embedded derivative associated with the FRNs was initially recorded as a derivative liability associated with long-term debt at fair value of US$3,593,000 and the fair value at December 31, 2007 became zero because the IPO in December 2007 invalidated the contingent maturity redemption feature embedded in the FRNs.

The FRNs are subject to various restrictive covenants, including restrictions on the Company’s ability to incur additional debt or guarantees, make restricted payments, payment of dividends or distributions on capital stock, repurchase of capital stock, payment of subordinated indebtedness, settlement of intercompany loans or

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

advances, sales or transfers of properties or assets, sales of capital stock, enter into non-ordinary course business transactions, make investments, merge or consolidate with another company and engage in any business other than related businesses. At December 31, 2008, the Company was in non-compliance of certain covenants as they related to the subsidiary debt to tangible assets ratio and limitations on restricted payments. On August 21, 2009, the note holders granted the Company a waiver with respect to any and all defaults that may have occurred at any time directly or indirectly resulting from such non-compliance. Further, the note holders amended the related indenture such, that under the amended covenants, the Company would have been in compliance as of December 31, 2008.

11. Customer deposits

Customer deposits consisted of amounts received from customers for the pre-sale of residential units in the PRC.

	December 31, 2008	June 30, 2009
	US$	US$
Advances for real estate properties under development	371,453,699	144,141,733
Add: revenue recognized in excess of amounts received from customers	5,242,851	5,189,674
Less: recognized as progress billings (see Note 3)	(362,444,836)	(138,728,971)

Total net balance	14,251,714	10,602,435

Customer deposits are typically funded up to 70% – 80% by mortgage loans made by banks to the customers. Until the customer obtains legal title to the property, the banks have a right to seek reimbursement from the Group for any defaults by the customers. The Group holds certain cash balances in restricted deposit accounts at the relevant banks (see Note 2 (f)). The Group, in turn, has a right to withhold transfer of title to the customer until outstanding amounts are fully settled.

12. Income taxes

For the six months ended June 30, 2008 and 2009, the Group recognized an income tax provision of US$15.2 million and US$7.3 million, respectively, and the Group’s effective tax rate for such periods was 59.4% and 24.8%, respectively. For the six months ended June 30, 2009, the difference between the Group’s effective tax rate of 59.4% and PRC statutory tax rate of 25% was mainly due to 1) a US$2.1 million tax charge related to the Company’s 2008 China tax returns filed in the second quarter of 2009 and 2) an aggregate US$8.0 million loss arising from the general and administrative activities and the change in the fair value of warrant, which was not deductible under PRC tax law. The one-time tax charge was based on a Central Government interpretation clarified during the second quarter of 2009. According to the new interpretation, provisional deemed profit tax payments made prior to January 1, 2008, when tax rates were at 33%, will be considered final and not subject to adjustment for the new tax rate of 25% effective January 1, 2008. Prior to the release of the new interpretation, the Company accounted for income taxes on pre-sales as prepaid taxes, measured at the applicable current tax rate in the year pre-sales occurred. Prepaid taxes then were credited against subsequent tax obligations when sales were finalized. As a result of the release of the new interpretation, the Company will no longer be entitled to credit prepaid taxes against subsequent tax obligations to the extent prepaid taxes were assessed based on a tax rate in excess of the tax rate applicable in the year the sales are finalized (i.e. 33% prepaid tax will now be credited based on a tax cost of 25%).

In accordance with the provisions of SFAS 109, the Group assesses, on a quarterly basis, the realizability of its deferred tax assets. A valuation allowance must be established when, based upon the

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

evaluation of all available evidence, it is more likely than not that all or a portion of the deferred tax assets will not be realized. SFAS 109 provides that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years or losses expected in early future years.

As of December 31, 2008, the Group had deferred tax assets of approximately US$19.2 million resulting from losses and impairment charges at the Suzhou International City Garden project. The Group recorded a valuation allowance amounting to US$9.2 million for this project. The tax reporting unit conducting the project also has two other projects, Suzhou Lake Family and Suzhou Colorful Garden, in the same tax jurisdiction. The Suzhou Lake Family and Suzhou Colorful Garden projects are both scheduled to be completed in 2009, while the Suzhou International City Garden’s completion date is scheduled for 2012. PRC tax rules and regulations do not allow for carry back of losses which would otherwise result in a temporary difference. Therefore, when ultimately recognized for tax purposes, the full tax effect of the impairment charge of approximately US$19.2 million associated with the Suzhou International City Garden project is not expected to be offset against the gross profits of the Suzhou Lake Family and Suzhou Colorful Garden projects. Accordingly, the Group recorded a valuation allowance for the temporary difference of approximately US$9.2 million as of December 31, 2008. An additional valuation allowance as of December 31, 2008 related to the deferred tax assets arising from accruals, advertisement expenses and accumulated tax losses amounting to approximately US$2.5 million recognized at WFOE, which is included in the Henan reportable segment. Based on the Company’s cash flow projections, WFOE will not generate sufficient future taxable income to realize the deferred tax assets. Therefore, the Company provided for a full valuation allowance of approximately US$2.5 million as of December 31, 2008. No circumstances occurred during the six months ended June 30, 2009 for which the Company needed to adjust earnings for the above deferred tax assets.

The following table summarizes the activity related to the Group’s unrecognized tax benefits from December 31, 2008 to June 30, 2009.

US$
Balance as of December 31, 2008	12,744,813
Undeclared exchange gain in 2008	228,621

Balance as of June 30, 2009	12,973,434

Certain of the Company’s PRC subsidiaries have PRC tax net operating loss carry forwards which will expire in the beginning of 2012, if unutilized.

It is the Group’s continuing practice to recognize interest and penalties related to uncertain tax positions in other expenses. During the six months ended June 30, 2008 and 2009, no interest and penalties have been recognized related to uncertain tax positions.

As a Cayman Island resident company, the Company is not subject to income tax. The PRC subsidiaries are governed by the Income Tax Law of the PRC concerning Chinese limited liability companies. The Company had minimal operations in jurisdiction other than the PRC. The PRC income tax returns for fiscal year 2005 through fiscal year 2008 remain open to potential examination. In addition, local tax authorities may exercise broad discretion in applying the tax law, thus potentially exposing the PRC subsidiaries to audits of tax years outside the general statute of limitations.

13. Share-based compensation

As of June 30, 2009, the Company has two share-based compensation plans under which awards may be granted to both employees and non-employees, which are described below. Compensation cost of US$1,776,081 (June 30, 2008: US$5,821,076) was charged against income comprising of general and administrative expenses

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

of US$1,700,593 (June 30, 2008: US$5,533,205) and the elimination of share of income in an equity investee of US$75,488 (June 30, 2008: US$287,871), for those plans with a corresponding credit to additional paid-in capital in the six months ended June 30, 2009, of which, US$1,176,684 (June 30, 2008: US$5,511,153) was related to the options granted to employees and US$599,396 (June 30, 2008: US$309,923) was related to the options granted to non-employees. The compensation cost is regarded as a permanent difference for income tax purposes as the options were granted by the Company, which is registered in Cayman, a country free of tax. Hence, no tax benefit was recognized upon the compensation cost.

2007 Equity Incentive Plan (the “Plan”)

On August 11, 2007, the Company granted share options to purchase up to 6,125,374 common shares to its directors and employees, at exercise prices ranging from US$0.0001 to US$2.50 per share. These options have a weighted average grant-date fair value of US$2.67 per option, and a total expected compensation cost, net of expected forfeitures, of US$15,564,801. These options have vesting periods based on length of service ranging from 10 to 40 months and will expire no later than August 10, 2017. These options are performance-based and did not begin vesting until the Company’s IPO was in effect. However, upon the effectiveness of the IPO, these awards had an immediate vesting of all shares that would have vested between the grant date and the effectiveness of the IPO.

2007 Long Term Incentive Plan (the “2007 Plan”)

In November 2007, the Company adopted the 2007 Plan which provides for the grant of options, restricted shares, restricted stock units, stock appreciation rights and other stock-based awards to purchase its common shares. The maximum aggregate number of common shares which may be issued pursuant to all awards, including options, is 10 million common shares, subject to adjustment to account for changes in the capitalization of the Company.

On November 5, 2007, the Company granted options under the 2007 Plan to directors, management and key employees for an aggregate of 2,389,840 common shares at the exercise price equal to the price of the IPO (US$7.00 per share). These options have a weighted average grant-date fair value of US$3.51 per option, and a total expected compensation cost, net of forfeitures, of US$7,628,415. These options have vesting periods of up to 36 months, and will expire no later than November 5, 2017.

On July 1, 2008, the Company granted options under the 2007 Plan to purchase up to 360,000 common shares to two of its employees, at exercise prices equal to the price of the grant date (US$2.975 per share). These options have a weighted average grant-date fair value of US$1.79 per option, and a total expected compensation cost, net of expected forfeitures, of US$579,960. These options have a vesting period based on length of service of 33 months and will expire no later than July 1, 2018.

On March 31, 2009, the Company granted options under the 2007 Plan to purchase up to 500,000 common shares to one employee, at an exercise price equal to the price of the grant date (US$1.87 per share). These options have a weighted average grant date fair value of US$2.56 per option, and a total expected compensation cost, net of expected forfeitures, of US$1,280,000. These options have a vesting period based on length of service of 36 months and will expire no later than March 31, 2019.

Options Granted to Non-employee

On August 11, 2007, the Company granted options under the Plan to purchase up to 333,333 common shares to a non-employee consultant, with an exercise price of US$0.0001 per share, and options to purchase up

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

to 343,788 common shares to the employees of the Group’s equity investee, Jiantou Xinyuan, with exercise prices ranging from US$0.0001 to US$2.50. These options have vesting periods based on length of service ranging from 40 to 60 months and will expire no later than August 10, 2017. In addition, the Company granted options under the 2007 Plan to purchase up to 52,004 common shares to employees of Jiantou Xinyuan. These options have a vesting period based on length of service of 36 months and will expire no later than November 5, 2017. All other terms of these awards are the same as the employee awards. These awards are accounted for under EITF 96-18 and the cost will be measured at the date that the services are complete.

The forfeiture rate and fair value assumptions used to value the above options is consistent with the assumptions used to value the options to employees issued under the Plan and the 2007 Plan.

For the six months period ended June 30, 2009, compensation cost of US$599,396 was charged against income for those options granted to non-employees under the Plan and the 2007 Plan. For the six months period ended June 30, 2008, compensation cost was US$$646,461.

Assumptions

The Company assumed a forfeiture ratio of 10% for non-executive employees in arriving at the total compensation expense.

The fair value of each option is estimated on the date of grant using the Dividend Adjusted Black-Scholes option-pricing model that uses the assumptions noted below.

	Options Granted under the Plan	Options Granted in 2007 Under the 2007 Plan	Options Granted in 2008 Under the 2007 Plan	Options Granted in 2009 Under the 2007 Plan
Average risk-free rate of return	5.22%	4.61%	4.52%	3.22%
Expected term	5.61 Years	5.8 Years	5.75 Years	5.77 Years
Volatility rate	50.13%	46.50%	62.20%	75.7%
Dividend yield	0%	0%	0%	0%

The risk-free rate for periods within the expected life of the option is based on the implied yield rates of China International Bond denominated in U.S. dollars as of the valuation date. The expected life of options represents the period of time the granted options are expected to be outstanding. As the Company had not previously granted options, no historical exercising pattern could be followed in estimating the expected life. Therefore, the expected life was estimated as the average of the contractual term and the vesting period. The Company has not paid dividends in the past nor does it expect to pay dividends in the foreseeable future. Because the Company lacks sufficient trading history, the expected volatility was based on the historical volatilities of comparable publicly traded companies engaged in similar businesses.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

Share Option Activity

The following table is a summary of the Company’s share option activity under the Plan (in US$, except shares):

Options under the Plan	Number of Options	Weighted Average Exercise Price	Weighted Remaining Contractual Life (Years)	Average Intrinsic Value
Outstanding, January 1, 2008
0.0001 (exercise price)	3,604,078	0.0001	9.58	25,642,655
0.8115 (exercise price)	400,000	0.8115	9.58	2,521,400
2.50 (exercise price)	2,697,887	2.5	9.58	12,450,749
Granted to employee	—	—	—	—
Exercised
0.0001 (exercise price)	2,248,106	0.0001	—	2,742,465
0.8115 (exercise price)	370,832	0.8115	—	151,485
Expired	—	—	—	—
Forfeited/Cancelled
0.0001 (exercise price)	360,696	—	—	—
0.8115 (exercise price)	29,168	—	—	—
2.50 (exercise price)	623,484	—	—	—

Outstanding, December 31, 2008
0.0001 (exercise price)	995,276	0.0001	8.58	1,200,813

0.8115 (exercise price)	—	—	—	—

2.50 (exercise price)	2,074,403	2.5	8.58	—

Granted to employee	—	—	—	—
Exercised
0.0001 (exercise price)	151,564	0.0001	—	491,052
0.8115 (exercise price)	—	—	—	—
2.50 (exercise price)	74,748	2.5	—	55,314
Expired	—	—	—	—
Forfeited/Cancelled
0.0001 (exercise price)	156,362	0.0001	8.08	506,597
0.8115 (exercise price)	—	—	—	—
2.50 (exercise price)	547,924	2.5	8.08	405,464

Outstanding, June 30, 2009
0.0001 (exercise price)	687,350	0.0001	8.08	2,226,945

0.8115 (exercise price)	—	—	—	—

2.50 (exercise price)	1,451,731	2.5	8.08	1,074,281

Exercisable as at June 30, 2009
Options of employee
0.0001 (exercise price)	18,542	0.0001	8.08	60,074

0.8115 (exercise price)	—	0.8115	—	—

2.50 (exercise price)	805,039	2.5	8.08	595,729

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

The aggregate intrinsic value in the table above represents the total intrinsic value (the aggregate difference between the Company’s closing stock price of US$3.24 per ordinary share as of June 30, 2009 and the exercise price for in-the-money options) that would have been received by the option holders if all in-the-money options had been exercised on June 30, 2009.

As of June 30, 2009, there was US$1,802,958 and US$1,661,358 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted to employees and non-employees, respectively, under the Plan. The cost is expected to be recognized using a straight-line method over a weighted-average period of 0.89 years.

The following table is a summary of the Company’s share option activity under the 2007 Plan (in US$, except shares):

Options Under the 2007 Plan	Number of Options	Weighted Average Exercise Price	Weighted Remaining Contractual Life (Years)	Intrinsic Value
Outstanding, January 1, 2008
7.0 (exercise price)	2,384,142	7.00	9.83	274,176

Granted
2.975 (exercise price)	360,000	2.975
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited/Cancelled
7.0 (exercise price)	923,322	7.00
2.975 (exercise price)	150,000	2.975

Outstanding, December 31, 2008
7.0 (exercise price)	1,460,820	7.00	8.83	—

2.975 (exercise price)	210,000	2.975	9.5	—

Granted
1.87 (exercise price)	500,000	1.87	9.75	—
Exercised	—	—	—	—
Expired	—	—	—	—
Forfeited/Cancelled
7.0 (exercise price)	385,440	7.00	8.33	—
2.975 (exercise price)	30,000	2.975	9.5	7,950

Outstanding, June 30, 2009
7.0 (exercise price)	1,075,380	7.00	8.33	—

2.975 (exercise price)	180,000	2.975	9.00	47,700

1.87 (exercise price)	500,000	1.87	9.75	685,000

Exercisable as at June 30, 2009
7.0 (exercise price)	579,326	7.00	8.33	—

2.975 (exercise price)	180,000	2.975	9.00	47,700

1.87 (exercise price)	55,556	1.87	9.75	76,111

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

As of June 30, 2009, there was US$2,273,530 and US$227,700 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted to employees and non-employees, respectively, under the 2007 Plan. The cost is expected to be recognized using a straight-line method over a weighted-average period of 1.81 years.

14. Other payables and accrued liabilities

The components of accrued expenses and other liabilities are as follows:

	December 31, 2008	June 30, 2009
	US$	US$
Contract deposit	9,572,543	11,505,147
Accrued expense	2,375,379	3,321,974
Deed tax and maintenance fund withheld for customer	1,318,572	2,782,773
Bidding deposit	447,006	361,130
Welfare	1,567,511	1,621,448
Other tax payable	1,712,386	2,305,136
Others	3,120,585	427,790

Total	20,113,982	22,325,398

15. Related-party and employee transactions

(a) Due from related parties

	December 31, 2008	June 30, 2009
	US$	US$
Jiantou Xinyuan	7,073,211	7,103,363
Others	6,000	—

Total	7,079,211	7,103,363

Jiantou Xinyuan is co-invested by two third party shareholders and the Group, and the Group holds 45% of total shares of Jiantou Xinyuan (see Note 7). The balance is composed of the management fee charged to Jiantou Xinyuan of US$516,616 for the six months ended June 30, 2009 (December 31, 2008: US$489,066) and an entrusted loan of US$6,586,747 (December 31, 2008: US$6,584,145) to Jiantou Xinyuan for the development of real estate properties, which carries interest of 8.217% (December 31, 2008: 8.217%) per annum and is repayable within one year.

(b) Due from employees

	December 31, 2008	June 30, 2009
	US$	US$
Advances to employees	36,034	371,244

The balance represents cash advances to employees for traveling expenses and other expenses. The balances bear no interest and have no fixed payment terms.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

(c) Others

For the six months ended June 30, 2008 and 2009, total directors’ remuneration paid amounted to US$134,068 and US$85,833, respectively.

On December 27, 2006, Henan Xinyuan entered into a consulting agreement with another consulting company which is beneficially owned by Yong Cui, one of Henan Xinyuan’s directors, to provide similar finance consulting services to the Group, with an annual fee of US$30,735 starting from April 16, 2007. The agreement will expire on April 15, 2012, and it can be terminated by written consent from both parties. The agreement contains provisions on confidentiality and non-competition.

16. Equity

(i) As at June 30, 2009 the Company’s authorized share capital was 500 million common shares, par value US$0.0001 per share (December 31, 2008: 500 million common shares).

(ii) In March 2006, the Company issued 60,000,000 outstanding common shares to the Zhang Family for a consideration of US$6,000.

(iii) In November 2006, the Company issued 15,704,379 common shares for US$0.9551 per share, for total cash proceeds of US$14,552,985, net of issuance cost. These shares were issued to Blue Ridge China (9,422,627 shares) and Equity International (6,281,752 shares).

(iv) In December 2007, the Company offered 20,125,000 American Depositary Shares (“ADSs”), representing 40,250,000 common shares, at US$14 each to the public, raising proceeds of US$262,882,355, net of issuance costs of US$1,878,841. The Company’s ADSs are traded on the New York Stock Exchange.

(v) In December 2007, issued and outstanding Series A redeemable convertible preference shares were converted to 30,805,400 common shares on a one to one basis upon the completion of the Company’s IPO.

(vi) As of June 30, 2009, 370,832 options (December 31, 2008: 370,832 options) had been exercised at US$0.8115 per share under the Plan and 2,399,670 options (December 31, 2008: 2,248,106 options) had been exercised at US$0.0001 per share under the Plan.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

17. Earnings per share

Basic and diluted net earnings per share for each period presented are calculated as follows:

	Six months ended June 30,
	2008	2009
	US$	US$
Numerator:
Net income	46,125,075	5,002,116

Net income attributable to ordinary shareholders—basic	46,125,075	5,002,116

Change in fair value of warrants	(11,296,000)	—

Net income attributable to ordinary shareholders—diluted	34,829,075	5,002,116

Denominator:
Number of shares outstanding, opening	148,398,102	151,017,040
Weighted average number of shares issued	—	81,497
Convertible notes	9,597,000	9,597,000
Warrants	30,734	—
Stock options	2,894,447	5,720

Number of shares outstanding—basic	148,398,102	151,098,537

Number of shares outstanding—diluted	160,920,283	160,701,257

Basic earnings per share	0.31	0.03

Diluted earnings per share	0.22	0.03

During the six months ended June 30, 2008 and 2009, 127,677 and 1,837,603 stock options were excluded from the calculation of earnings per share because their effect would be anti-dilutive. Further, during the six months ended June 30, 2009, 5,357,143 FRN Warrants were excluded from the calculation of earnings per share because their effect would be anti-dilutive.

18. Segment reporting

The Group considers that each of its individual property developments is a discrete operating segment. The Group has aggregated its segments on a provincial basis as property development projects undertaken within a province have similar expected economic characteristics, type of properties offering, customers and market and regulatory environment. The Group’s reportable operating segments are comprised of the Henan Province, Shandong Province, Jiangsu Province, Sichuan Province and Anhui Province.

Each geographic operating segment is principally engaged in the construction and development of residential real estate units. The “other” category relates to investment holdings, property management services, installation of intercom systems, landscaping, engineering and management, real estate sale, purchase and lease activities. The accounting policies of the various segments are the same as those described in Note 2, “Summary of Significant Accounting Policies”.

The Group’s chief operating decision maker relies upon net sales, gross profit and net income when making decisions about allocating resources and assessing performance of the Group. Net sales for geographic segments are generally based on the location of the project development. Net income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

No single customer accounted for more than 10% of net sales for the six months ended June 30, 2008 and 2009.

Summary information by operating segment is as follows:

June 30, 2008	Henan	Shandong	Jiangsu	Anhui	Sichuan	Others	Consolidated
	US$	US$	US$	US$	US$	US$	US$
Net real estate sales	19,453,500	77,497,057	85,539,626	28,735,589	—	—	211,225,772
Real estate lease income	61,696	165	—	—	—	—	61,861
Other revenue	182,895	32,324	134,225	24,116	(4,464)	1,203,457	1,572,553

Total revenue	19,698,091	77,529,546	85,673,851	28,759,705	(4,464)	1,203,457	212,860,186

Cost of real estate sales	(12,659,849)	(61,294,828)	(59,467,861)	(20,462,036)	(42,875)	—	(153,927,449)
Cost of real estate lease income	(196,630)	(176)	—	—	—	—	(196,806)
Other costs	(44,068)	(3,661)	(856)	(4,296)	(124,801)	(1,276,670)	(1,454,352)

Total cost of revenue	(12,900,547)	(61,298,665)	(59,468,717)	(20,466,332)	(167,676)	(1,276,670)	(155,578,607)

Gross profit	6,797,544	16,230,881	26,205,134	8,293,373	(172,140)	(73,213)	57,281,579
Operating expenses	(6,712,381)	(2,461,432)	(3,782,984)	(812,826)	(1,709,265)	(7,828,197)	(23,307,085)

Operating income/(loss)	85,163	13,769,449	22,422,150	7,480,547	(1,881,405)	(7,901,410)	33,974,494

Interest income	258,608	81,267	202,188	32,360	49,272	1,622,291	2,245,986
Interest expense	—	—	—	—	—	—	—
Exchange gains	5,187,885	—	(159,135)	—	—	(1,274,491)	3,754,259
Income from change in FV of warrant liability	—	—	—	—	—	14,072,000	14,072,000
Share of income in an entity	7,589,218	—	—	—	—	(287,871)	7,301,347

Income/(loss) before income taxes	13,120,874	13,850,716	22,465,203	7,512,907	(1,832,133)	6,230,519	61,348,086

Income tax expense	(3,602,922)	(2,676,489)	(5,920,513)	(1,729,896)	81,430	(1,374,621)	(15,223,011)

Net income/(loss) before minority interest	9,517,952	11,174,227	16,544,690	5,783,011	(1,750,703)	4,855,898	46,125,075

Depreciation and amortization	85,459	42,374	86,634	19,407	33,229	1,154,644	1,421,747
Capital expenditure	28,247	1,212,661	4,739,261	1,792	75,362	87,891	6,145,214
Real estate property development completed	231,647	47,087	—	—	—	—	278,734
Real estate property under development (current)	151,305,016	20,172,773	381,227,498	—	122,452,418	2,938,120	678,095,825
Real estate property under development (non-current)	—	—	—	—	—	—	—
Real estate property held for lease, net	7,109,664	1,179,585	4,576,061	—	—	—	12,865,310
Total long-lived assets	32,198,411	1,726,628	5,316,698	145,494	520,736	1,640,142	41,548,109
Total assets	232,960,022	115,138,787	191,250,191	52,065,423	73,219,513	288,545,136	953,179,072

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

June 30, 2009	Henan	Shandong	Jiangsu	Anhui	Sichuan	Others	Consolidated
	US$	US$	US$	US$	US$	US$	US$
Net real estate sales	37,109,095	34,117,929	40,960,270	5,405,473	11,453,983	—	129,046,750
Real estate lease income	84,779	512	—	—	—	—	85,291
Other revenue	102,189	12,522	129,298	31,432	1,819	2,297,113	2,574,373

Total revenue	37,296,063	34,130,963	41,089,568	5,436,905	11,455,802	2,297,113	131,706,414

Cost of real estate sales	(33,559,994)	(29,072,184)	(29,904,251)	(3,600,227)	(9,704,796)	—	(105,841,452)
Cost of real estate lease income	(269,194)	(545)	—	—	—	—	(269,739)
Other costs	(5,022)	(1,973)	(1,699,566)	(154)	(7,589)	(1,952,313)	(3,666,617)

Total cost of revenue	(33,834,210)	(29,074,702)	(31,603,817)	(3,600,381)	(9,712,385)	(1,952,313)	(109,777,808)

Gross profit	3,461,853	5,056,261	9,485,751	1,836,524	1,743,417	344,800	21,928,606
Operating expenses	(4,667,413)	(1,060,363)	(2,173,358)	(262,142)	(627,293)	(3,323,122)	(12,113,692)

Operating income/(loss)	(1,205,560)	3,995,898	7,312,393	1,574,382	1,116,124	(2,978,322)	9,814,914

Interest income	405,634	59,931	211,792	6,926	61,107	52,561	797,951
Interest expense	—	—	—	—	—	—	—
Exchange gains	28,056	—	—	—	—	—	28,056
Income from change in FV of warrant liability	—	—	—	—	—	(1,858,000)	(1,858,000)
Share of income in an entity	3,597,749	—	—	—	—	(75,488)	3,522,261

Income/(loss) before income taxes	2,825,879	4,055,829	7,524,185	1,581,308	1,177,231	(4,859,250)	12,305,182

Income tax expense	(992,972)	(1,426,726)	(3,590,990)	(979,654)	(336,098)	(358,435)	(7,303,066)

Net income/(loss) before minority interest	1,832,907	2,629,103	3,933,195	601,654	841,133	(5,217,685)	5,002,116

Depreciation and amortization	521,484	156,964	89,383	18,509	71,174	322,275	1,179,789
Capital expenditure	331,493	—	37,329	—	—	—	368,822
Real estate property development completed	280,437	46,036	—	—	—	—	326,473
Real estate property under development (current)	66,777,690	23,348,362	317,626,711	908,176	71,580,960	—	480,241,899
Real estate property under development (non-current)	46,858,240	—	—	—	57,343,963	—	104,202,203
Real estate property held for lease, net	6,651,261	1,876,834	6,143,201	—	—	—	14,671,296
Total long-lived assets	78,165,012	2,542,140	16,770,940	108,367	59,086,695	1,466,420	158,139,574
Total assets	491,708,779	97,996,409	179,601,674	30,280,325	99,221,857	26,056,885	924,865,929

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

19. Commitments and contingencies

The Group leases certain of its office properties under operating lease arrangements. Payments under operating leases are expensed on a straight-line basis over the periods of their respective leases, and the terms of the leases do not contain rent escalation, or contingent rent, renewal, or purchase options. There are no restrictions placed upon the Group by entering into these leases.

Commitments

As of June 30, 2009, the Group had lease payments under non-cancellable leases falling due as follows:

Amount
US$
July 1, 2009 to December 31, 2009	791,768
2010	1,372,143
2011	1,210,891
2012	1,207,597
2013	293,418
2014 and thereafter	452,553

Total	5,328,370

As of June 30, 2009, the Group had outstanding commitments with respect to non-cancelable construction contracts for real estate development and land use rights purchases as follows:

Amount
US$
Due within 1 year	280,461,509

Contingencies

The PRC subsidiaries have complied with the requirements of their local authority to accrue for retirement benefit contributions in respect of their employees (See Note 2 (r)). However payment of such accrued amount has not been sought by the regulatory bureau.

As at June 30, 2009, the Group provided guarantees of US$300,381,153 (December 31, 2008: US$383,950,604), in favor of its customers in respect of mortgage loans granted by banks to such customers for their purchases of the Group’s properties where the underlying real estate ownership certificates can only be provided to the banks on a time delay manner due to administrative procedures in the PRC. Pursuant to the terms of the guarantees, upon default in mortgage payments by these purchasers, the Group is responsible to repay the outstanding mortgage principal together with the accrued interest and penalty owed by the defaulted purchasers to the banks and the Group is entitled to take over the legal titles and possession of the related properties. The Group’s guarantee period starts from the dates of grant of the relevant mortgage loans and ends upon issuance of real estate ownership certificates which will generally be available within six to twelve months after the purchasers take possession of the relevant properties.

The fair value of the guarantees is not significant and the management considers that in case of default in payments, the net realizable value of the related properties can cover the repayment of the outstanding mortgage principal together with the accrued interest and penalty and therefore no provision has been made for the guarantees.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

On September 16, 2004, Henan Xinyuan acquired an interest in a land site located in Zhengzhou City of Henan Province from Henan Park Property Co. Ltd. (“Park Property”) for a total purchase price of US$21,636,124. However, Park Property failed to transfer the land use right to Henan Xinyuan before the due date, December 5, 2004. On April 5, 2005, Henan Xinyuan sued Park Property for breach of the land transfer agreement. Pursuant to the final judgment of the court filed on December 12, 2005, Park Property was ordered to transfer the land use right to Henan Xinyuan. Park Property appealed the court decision. As of November 10, 2006, the court turned down the appeal of Park Property and rendered in its final verdict in favor of Henan Xinyuan. The court then enforced the legal transfer of the subject land to Henan Xinyuan, which received the official land certificate in February 2007. However, Henan Xinyuan may be required to settle the relocation and settlement costs of US$5,122,492 due to Park Property’s financial insolvency. No relocation and settlement cost has been paid. Upon adoption of FIN 48 on January 1, 2007, the Company increased deferred payable by US$2,667,594 and increased unrecognized tax benefits by the same amount as FIN 48 specifies that tax positions for which the timing of the ultimate resolution is uncertain should be recognized as long-term liabilities. The Company also recognized additional unrecognized tax benefits of US$ nil and US$228,621 for the six months ended June 30, 2008 and 2009. At this time, the Company is unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes.

20. Concentration of risk

The Group’s operations are conducted in the PRC. Accordingly, the Group’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy.

The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Group transacts part of its business in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers’ invoices, shipping documents and signed contracts.

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the US$. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in a 17% appreciation of the RMB against the US$ from July 21, 2005 to June 30, 2009.

Additionally, the value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

XINYUAN REAL ESTATE CO., LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—UNAUDITED—(Continued)

(All amounts stated in US$, except for number of shares data)

The Group’s real estate projects are concentrated in Henan province. Any negative events such as a slow down in the economy in Henan province might cause material loss to the Group and have a material adverse effect on the Group’s financial condition and results of operations. The risk in this respect is mitigated by the Group by expanding its operations outside of Henan province.

The Group uses various suppliers and sells to a wide range of customers. No single supplier or customer accounted for more than 10% of revenue or project expenditures for the six months ended June 30, 2009 and 2008.

21 Subsequent events

On September 25, 2009, the Company, through its indirect wholly owned subsidiary Henan Xinyuan entered into an agreement with Zhengzhou General Construction Investment Co., Ltd. and Zhengzhou Jiantou Engineering Co., Ltd. (collectively known as the “Sellers”) to purchase from the Sellers their 55% equity interest in Jiantou Xinyuan not currently owned by the Company. The purchase price for the 55% equity interest is US$4.2 million. As part of the transaction, Jiantou Xinyuan will make distributions of US$26.6 million to the Sellers and US$21.8 million to Henan Xinyuan prior to the completion of the transaction. As the Sellers are state-owned enterprises, the transaction is deemed as a transfer of state-owned assets, and the closing of the transfer of the 55% equity interest is subject to, among other customary closing conditions, a public listing and auction process under PRC laws and regulations governing transfers of state-owned assets, unless the Sellers can obtain a government exemption from such process.

Pursuant to SFAS 165, the Company has reviewed all subsequent events and transactions that occurred through October 21, 2009, which is the date the Amendment No. 2 to the Company’s Registration Statement on Form F-3 was filed with the Securities and Exchange Commission.

9,500,000 American Depositary Shares

representing 19,000,000 Common Shares

Xinyuan Real Estate Co., Ltd.

PRELIMINARY PROSPECTUS SUPPLEMENT

JMP Securities	Conifer Securities